As filed with the Securities and Exchange Commission on June 14, 2005

Registration No. 333-123690

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NEWPORT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	3821	94-0849175
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1791 Deere Avenue, Irvine, California 92606

(949) 863-3144

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey B. Coyne, Esq.

Senior Vice President and General Counsel

Newport Corporation

1791 Deere Avenue

Irvine, California 92606

(949) 863-3144

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

K.C. Schaaf, Esq.

STRADLING YOCCA CARLSON & RAUTH

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued                     , 2005

NEWPORT CORPORATION

3,220,300 Shares of Common Stock

This prospectus relates to the public offering, which is not being underwritten, of up to 3,220,300 shares of our common stock which are held by Thermo Electron Corporation, or Thermo, who we refer to in this prospectus as the selling stockholder. We originally issued the shares of our common stock offered pursuant to this prospectus to the selling stockholder in connection with our acquisition of Spectra-Physics, Inc. and certain related entities.

The selling stockholder may sell these shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. For additional information on the methods of sale that may be used by the selling stockholder, see the section entitled “Plan of Distribution” on page 71. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of these shares.

Our common stock is quoted on the Nasdaq National Market under the symbol “NEWP.” On                     , 2005, the last reported sale price of our common stock was $                     per share.

See “ Risk Factors” beginning on page 2 to read about the risks you should consider carefully before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

We are a global supplier of advanced technology products and systems to a wide range of industries, including microelectronics manufacturing, scientific research, aerospace and defense/security, life and health sciences and communications.

In July 2004, we acquired all of the issued and outstanding capital stock of Spectra-Physics, Inc., which was founded in 1961 as the world’s first commercial laser company, and certain related entities (collectively, Spectra-Physics). Spectra-Physics manufactures high-power solid-state, gas and dye lasers, high-power laser diodes, and ultrafast laser systems, as well as photonics instruments and components, including light sources, monochromators, spectroscopy instrumentation, optical filters, ruled and holographic diffraction gratings and crystals. We have incorporated Spectra-Physics’ laser and laser-related technology business into our new Lasers Division, and we have combined Spectra-Physics’ photonics businesses with our former Industrial and Scientific Technologies Division to create our new Photonics and Precision Technologies Division.

As a result of the Spectra-Physics acquisition, we now provide a significantly expanded product portfolio to our newly-aligned target customer end markets: scientific research, aerospace and defense/security; microelectronics (which is comprised primarily of semiconductor capital equipment customers); life and health sciences; and all other end markets (which include general industrial and fiber optic communications customers). This extensive portfolio enables us to offer our customers an end-to-end resource for products that make, manage and measure light. We provide:

•	high-power solid-state, gas and dye lasers, laser diodes and laser technology used in a wide array of applications, including scientific research, industrial and microelectronic manufacturing and life and health sciences;

•	components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices;

•	advanced automated manufacturing and test systems for manufacturers of communications and electronics devices; and

•	a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide.

Our products leverage our expertise in laser technology, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical subsystems and automation, and are designed to enhance the capabilities and productivity of our customers’ manufacturing, engineering and research applications.

We were established in 1969 as Newport Research Corporation. In 1978, Newport Research Corporation merged into James Dole Corporation, an entity which was incorporated in Nevada in 1938, and the company was renamed Newport Corporation following the merger.

Our principal executive offices are located at 1791 Deere Avenue, Irvine, California 92606. Our telephone number at this location is (949) 863-3144. Our web site address is www.newport.com. Our web site and the information contained in or connected to our web site are not a part of this prospectus.

Newport, Spectra-Physics and our logos are our trademarks. This prospectus also contains other trade names, trademarks and service marks of ours and of other persons.

RISK FACTORS

The following is a summary of certain risks we face in our business. They are not the only risks we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations. The trading price of our common stock could decline due to the occurrence of any of these risks, and investors could lose all or part of their investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference in our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 1, 2005 and our Quarterly Report on Form 10-Q for the quarter ended April 2, 2005, including our consolidated financial statements and related noted included therein.

We may not be able to effectively or completely integrate the business and operations of Spectra-Physics or future acquisitions, which could materially harm our operating results.

In connection with our acquisition of Spectra-Physics, we face several significant challenges in integrating the business and operations of Spectra-Physics with our own. We may not be able to achieve the integration in an effective, complete, timely or cost-efficient manner. The acquisition of Spectra-Physics approximately doubled our size, including with respect to revenue, number of employees and facilities. The acquisition and integration of Spectra-Physics with our operations involves substantial risks, including:

•	our overall ability to integrate and manage Spectra-Physics’ operations, products and personnel;

•	our ability to integrate the products of Spectra-Physics so that they complement our own;

•	our ability to continue the development of the Spectra-Physics products and underlying technology;

•	our ability to manufacture and sell the Spectra-Physics products;

•	a decline in the demand for the Spectra-Physics products in the marketplace;

•	our ability to retain and expand the customer base of Spectra-Physics;

•	customer dissatisfaction or performance problems with the Spectra-Physics products;

•	our ability to integrate the international operations of Spectra-Physics, particularly in those countries in which we have not had prior operations;

•	our ability to retain key personnel who remained employed with Spectra-Physics following the acquisition;

•	our ability to expand our financial and management controls and reporting systems and procedures to integrate and manage Spectra-Physics;

•	our ability to realize expected synergies resulting from the acquisition;

•	diversion of management’s time and attention;

•	our ability to achieve administrative integration and eliminate redundancies;

•	assumption of unknown or contingent liabilities, or other unanticipated events or circumstances;

•	our ability to maintain the competitiveness of Spectra-Physics and its products and technology in the marketplace; and

•	the need to incur or record significant cash or non-cash charges or write down the carrying value of intangible assets obtained in the Spectra-Physics acquisition, which could adversely impact our cash flow or lower our earnings in the period or periods for which we incur such charges or write down such assets.

The business and operations of Spectra-Physics may not achieve the anticipated revenues and operating results. We may in the future choose to close or divest certain sectors or divisions of Spectra-Physics, which could require us to record losses and/or spend cash relating to such closures or divestitures. Any of the foregoing risks could materially harm our business, financial conditions and results of operations.

In addition, we have in the past, and expect in the future, to achieve growth through a combination of internally developed new products and acquisitions. In recent years we have acquired several companies and technologies in addition to Spectra-Physics, and we expect to continue to pursue acquisitions of other companies, technologies and complementary product lines in the future to expand our product offerings and technology base to further our strategic goals. We have faced and continue to face the same and other similar risks as referenced above in connection with our prior acquisitions, and we expect that we would face the same and other similar risks as referenced above in connection with any such future acquisitions.

Our operating results are difficult to predict, and if we fail to meet the expectations of investors and/or securities analysts, the market price of our common stock will likely decline significantly.

Our operating results in any given quarter have fluctuated and will likely continue to fluctuate. These fluctuations are typically unpredictable and can result from numerous factors including:

•	fluctuations in our customers’ capital spending, industry cyclicality (particularly in the semiconductor industry), levels of government funding available to our customers, and other economic conditions within the markets we serve;

•	demand for our products and the products sold by our customers;

•	the level of orders within a given quarter and preceding quarters;

•	the timing and level of cancellations and delays of orders for our products;

•	the timing of product shipments within a given quarter;

•	our timing in introducing new products;

•	variations in the mix of products we sell in each of the markets in which we do business;

•	changes in our pricing policies or in the pricing policies of our competitors or suppliers;

•	market acceptance of any new or enhanced versions of our products;

•	the availability and cost of key components and raw materials we use to manufacture our products;

•	our ability to manufacture a sufficient quantity of our products to meet customer demand;

•	fluctuations in foreign currency exchange rates;

•	timing of new product introductions by our competitors; and

•	our levels of expenses.

We may in the future choose to change prices, increase spending, or add or eliminate products in response to actions by competitors or in an effort to pursue new market opportunities. These actions may also adversely affect our business and operating results and may cause our quarterly results to be lower than the results of previous quarters.

In addition, we often recognize a substantial portion of our sales in the last month of the quarter. Thus, unexpected variations in timing of sales, particularly for our higher-priced, higher-margin products such as our laser products, can cause significant fluctuations in our quarterly operating results. Orders expected in one quarter could shift to another period due to changes in the anticipated timing of customers’ purchase decisions or rescheduled delivery dates requested by our customers. Our operating results for a particular quarter or year may be adversely affected if our customers, particularly our largest customers, cancel or reschedule orders, or if we cannot fill orders in time due to unexpected delays in manufacturing, testing, shipping, and product acceptance. Also, we base our manufacturing on our forecasted product mix for the quarter. If the actual product mix varies significantly from our forecast, we may not be able to fill some orders during that quarter, which would result in delays in the shipment of our products and could shift sales to a subsequent period. In addition, our expenses for any given quarter are typically based on expected sales, and if sales are below expectations in any given quarter, the adverse impact of the shortfall on our operating results may be magnified by our inability to adjust spending quickly to compensate for the shortfall.

Due to these and other factors, we believe that quarter-to-quarter comparisons of results from operations, or any other similar period-to-period comparisons, should not be construed as reliable indicators of our future performance. In any period, our results may be below the expectations of market analysts and investors, which would likely cause the trading price of our common stock to drop.

We are dependent in part on the semiconductor equipment industry, which is volatile and unpredictable.

A significant portion of our current and expected future business comes from sales of components, subsystems and laser products to manufacturers of semiconductor fabrication, metrology and wafer inspection equipment and sales of capital equipment to integrated semiconductor device manufacturers. The semiconductor market has historically been characterized by sudden and severe cyclical variations in product supply and demand. The timing, severity and duration of these market cycles are difficult to predict, and we may not be able to respond effectively to these cycles. The continuing uncertainty in this market severely limits our ability to predict our business prospects or financial results in this market.

During industry downturns, our revenues from this market will decline suddenly and significantly. Our ability to rapidly and effectively reduce our cost structure in response to such downturns is limited by the fixed nature of many of our expenses in the near term and by our need to continue our investment in next-generation product technology and to support and service our products. In addition, due to the relatively long manufacturing lead times for some of the systems and, subsystems we sell to this market, we may incur expenditures or purchase raw materials or components for products we cannot sell. Accordingly, downturns in the semiconductor capital equipment market may materially harm our operating results. Conversely, when upturns in this market occur, we must be able to rapidly and effectively increase our manufacturing capacity to meet increases in customer demand that may be extremely rapid, and if we fail to do so we may lose business to our competitors and our relationships with our customers may be harmed.

A limited number of customers account for a significant portion of our sales to the microelectronics market, and if we lose any of these customers or they significantly curtail their purchases of our products, our results of operations would be harmed.

Our sales from continuing operations to the microelectronics market (which is comprised primarily of semiconductor capital equipment customers) constituted 22.6%, 28.1% and 31.3% of our consolidated net sales for the three months ended April 2, 2005, the year ended January 1, 2005 (which included Spectra-Physics’ results of operations for the period after July 16, 2004, the date of acquisition), and the year ended December 31, 2003, respectively. We rely on a limited number of customers for a significant portion of our sales to this market. Our top five customers in this market comprised approximately 49.3%, 60.6% and 61.1% of our net sales to this market for the three months ended April 2, 2005, the year ended January 1, 2005 (which included Spectra-Physics’ results of operations for the period after July 16, 2004, the date of acquisition), and the year ended December 31, 2003, respectively. No single customer in this market comprised 10% or more of our consolidated net sales during the three months ended April 2, 2005 or during the year ended January 1, 2005. If any of our principal customers discontinues its relationship with us, replaces us as a vendor for certain products or suffers downturns in its business, our business and results of operations could be harmed significantly. In addition, because a relatively small number of companies dominate the front-end equipment portion of this market, and because those companies rarely change vendors in the middle of a product’s life cycle, it may be particularly difficult for us to replace these customers if we lose their business.

The microelectronics market is characterized by rapid technological change, frequent product introductions, changing customer requirements and evolving industry standards. Because our customers face uncertainties with regard to the growth and requirements of these markets, their products and components may not achieve, or continue to achieve, anticipated levels of market acceptance. If our customers are unable to deliver products that gain market acceptance, it is likely that these customers will not purchase our products or will purchase smaller quantities of our products. We often invest substantial resources in developing our systems and subsystems in advance of significant sales of these systems and/or subsystems to such customers. A failure on the part of our customers’ products to gain market acceptance, or a failure of the semiconductor capital equipment market to grow would have a significant negative effect on our business and results of operations.

Many of the markets and industries that we serve are subject to rapid technological change, and if we do not introduce new and innovative products or improve our existing products, our business and results of operations will be negatively affected.

Many of our markets are characterized by rapid technological advances, evolving industry standards, shifting customer needs and new product introductions and enhancements. Products in our markets often become outdated quickly and without warning. We depend to a significant extent upon our ability to enhance our existing products, to anticipate and address the demands of the marketplace for new and improved technology, either through internal development or by acquisitions, and to be price competitive. If we or our competitors introduce new or enhanced products, it may cause our customers to defer or cancel orders for our existing products. In addition, because certain of our markets experience severe cyclicality in capital spending, if we fail to introduce new products in a timely manner we may miss market upturns, and may fail to have our products or subsystems designed into our customers’ products. We may not be successful in acquiring, developing, manufacturing or marketing new products on a timely or cost-effective basis. If we fail to adequately introduce new, competitive products on a timely basis, our business and results of operations would be harmed.

We offer products for multiple industries and must face the challenges of supporting the distinct needs of each of the markets we serve.

We offer products for a number of markets, including semiconductor capital equipment, scientific research, aerospace and defense/security, life and health sciences and fiber optic communications. Because we operate in multiple markets, we must work constantly to understand the needs, standards and technical requirements of several different industries and must devote significant resources to developing different products for these industries. Product development is costly and time consuming. We must anticipate trends in our customers’ industries and develop products before our customers’ products are commercialized. If we do not accurately predict our customers’ needs and future activities, we may invest substantial resources in developing products that do not achieve broad market acceptance. Our decision to continue to offer products to a given market or to penetrate new markets is based in part on our judgment of the size, growth rate and other factors that contribute to the attractiveness of a particular market. If our product offerings in any particular market are not competitive or our analyses of a market are incorrect, our business and results of operations would be harmed.

Because the sales cycle for some of our products is long and difficult to predict, and certain of our orders are subject to rescheduling or cancellation, we may experience fluctuations in our operating results.

Many of our capital equipment, system and subsystem products are complex, and customers for these products require substantial time to make purchase decisions. These customers often perform, or require us to perform extensive configuration, testing and evaluation of our products before committing to purchasing them. The sales cycle for our capital equipment, system and subsystem products from initial contact through shipment typically varies, is difficult to predict and can last as long as one year. The orders comprising our backlog are generally subject to cancellation and changes in delivery schedules by our customers without significant penalty. We have from time to time experienced order rescheduling and cancellations that have caused our revenues in a given period to be materially less than would have been expected based on our backlog at the beginning of the period. If we experience such rescheduling and/or cancellations in the future, our operating results will fluctuate from period to period. These fluctuations could harm our results of operations and cause our stock price to drop.

If we are delayed in introducing our new products into the marketplace, our operating results will suffer.

Because certain of our products, particularly lasers, are sophisticated and complex, we may experience delays in introducing new products or enhancements to our existing products. If we do not introduce our new products or enhancements into the marketplace in a timely fashion, our customers may choose to use competitors’ products. In addition, because certain of our markets, such as the semiconductor equipment market, are highly cyclical in nature, if we fail to timely introduce new products in advance of an upturn in the market’s cycle, we may be foreclosed from selling products to many customers until the next cycle. As such, our inability to introduce new or enhanced products in a timely manner could cause our business and results of operations to suffer.

We face significant risks from doing business in foreign countries.

Our business is subject to risks inherent in conducting business internationally. For the three months ended April 2, 2005, the year ended January 1, 2005 (which included Spectra-Physics’ results of operations for the period after July 16, 2004, the date of acquisition), and the year ended December 31, 2003, our international revenues accounted for approximately 47.9%, 40.1% and 34.6%, respectively, of consolidated net sales, with a substantial portion of international sales originating in Europe and, subsequent to our acquisition of Spectra-Physics, in Japan. We expect that international revenues will continue to account for a significant percentage of total net sales for the foreseeable future, and that, in particular, the proportion of our sales to Asian customers will increase as a result of the purchase of Spectra-Physics. Our international operations expose us to various risks, which include:

•	adverse changes in the political or economic conditions in countries or regions where we manufacture or sell our products;

•	challenges of administering our business globally;

•	compliance with multiple and potentially conflicting regulatory requirements including export requirements, tariffs and other trade barriers;

•	longer accounts receivable collection periods;

•	overlapping, differing or more burdensome tax structures;

•	adverse currency fluctuations;

•	differing protection of intellectual property;

•	difficulties in staffing and managing each of our individual foreign operations;

•	increased risk of exposure to terrorist activities; and

•	trade restrictions and licensing requirements.

In addition, fluctuations in foreign exchange rates could affect the sales price in local currencies of our products in foreign markets, potentially making our products less price competitive. Such exchange rate fluctuations could also increase the costs and expenses of our foreign operations or require us to modify our current business practices. If we experience any of the risks associated with international business, our business and results of operations could be significantly harmed.

We face substantial competition, and if we fail to compete effectively, our operating results will suffer.

The markets for our products are intensely competitive, and we believe that competition from both new and existing competitors will increase in the future. We compete in several specialized markets, against a limited number of companies in each market. We also face competition in some of our markets from our existing and potential customers who have developed or may develop products that are competitive to ours, or who engage subcontract manufacturers to manufacture subassembly products on their behalf. Many of our existing and potential competitors are more established, enjoy greater name recognition and possess greater financial, technological and marketing resources than we do. Other competitors are small and highly specialized firms that are able to focus on only one aspect of a market. We compete on the basis of product performance, features, quality, reliability and price and on our ability to manufacture and deliver our products on a timely basis. We may not be able to compete successfully in the future against existing or new competitors. In addition, competitive pressures may force us to reduce our prices, which could negatively affect our operating results. If we do not respond adequately to competitive challenges, our business and results of operations would be harmed.

If we fail to protect our intellectual property and proprietary technology, we may lose our competitive advantage.

Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trademark and trade secret protection and nondisclosure agreements to protect our proprietary rights. The steps we have taken may not be sufficient to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. The patent and trademark law and trade secret protection may not be adequate to deter third party infringement or misappropriation of our patents, trademarks and similar proprietary rights. In addition, patents issued to us may be challenged, invalidated or circumvented. Our rights granted under those patents may not provide competitive advantages to us, and the claims under our patent applications may not be allowed. We have in the past and may in the future be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. The process of seeking patent protection can be time consuming and expensive and patents may not be issued from currently pending or future applications. Moreover, our existing patents or any new patents that may be issued may not be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors, which claims could result in costly litigation, the diversion of our technical and management personnel and the assertion of counterclaims by the defendants, including counterclaims asserting invalidity of our patents. For example, we have notified several manufacturers of semiconductor wafer handling robots and load ports that we believe that they are infringing upon certain of our U.S. patents, and may institute litigation against one or more of such companies in the future. We will take such actions where we believe that they are of sufficient strategic or economic importance to us to justify the cost.

We have experienced, and may in the future experience, intellectual property infringement claims, which could be costly and time-consuming to defend.

We have from time to time received communications from third parties alleging that we are infringing certain trademarks, patents or other intellectual property rights held by them. Whenever such claims arise, we evaluate their merits. Any claims of infringement brought by third parties could result in protracted and costly litigation, and we could become subject to damages for infringement, or to an injunction preventing us from selling one or more of our products or using one or more of our trademarks. Such claims could also result in the necessity of obtaining a license relating to one or more of our products or current or future technologies, which may not be available on commercially reasonable terms or at all. Any intellectual property litigation and the failure to obtain necessary licenses or other rights or develop substitute technology may divert management’s attention from other matters and could have a material adverse effect on our business, financial condition and results of operations. In addition, the terms of our customer contracts typically require us to indemnify the customer in the event of any claim of infringement brought by a third party based on our products. Any such claims of this kind may have a material adverse effect on our business, financial condition or results of operations.

If we are unable to attract new employees and retain and motivate existing employees, our business and results of operations will suffer.

Our ability to maintain and grow our business is directly related to the service of our employees in each area of our operations. Our future performance will be directly tied to our ability to hire, train, motivate and retain qualified personnel. Competition for personnel in the technology marketplace is intense, and if we are unable to hire sufficient numbers of employees with the experience and skills we need or to retain our employees, our business and results of operations would be harmed.

Our reliance on sole-source and limited source suppliers could result in delays in production and distribution of our products.

We obtain some of the materials used to build our systems and subsystems, such as the sheet steel used in some of our vibration isolation tables, and the laser crystals used in certain of our laser products, from single or limited sources due to unique component designs as well as specialized quality and performance requirements needed to manufacture our products. If our components or raw materials are unavailable in adequate amounts at acceptable quality levels or are unavailable on satisfactory terms, we may be required to purchase them from alternative sources, if available, which could increase our costs and cause delays in the production and distribution of our products. If we do not obtain comparable replacement components from other sources in a timely manner, our business and results of operations will be harmed. Many of our suppliers require long lead-times to deliver the quantities of components that we need. If we fail to accurately forecast our needs, or if we fail to obtain sufficient quantities of components that we use to manufacture our products, then delays or reductions in production and shipment could occur, which would harm our business and results of operations.

Our products could contain defects, which would increase our costs and harm our business.

Certain of our products, especially our laser and automation products, are inherently complex in design and require ongoing regular maintenance. Further, the manufacture of these products often involves a highly complex and precise process. As a result of the technical complexity of these products, design defects, changes in our or our suppliers’ manufacturing processes or the inadvertent use of defective materials by us or our suppliers could adversely affect our manufacturing yields and product reliability, which could in turn harm our business, operating results, financial condition and customer relationships.

We provide warranties for our products, and we accrue allowances for estimated warranty costs at the time we recognize revenue for the sale of the products. The determination of such allowances requires us to make estimates of product return rates and expected costs to repair or replace the products under warranty. We establish warranty reserves based on historical warranty costs for our products. If actual return rates or repair and replacement costs differ significantly from our estimates, adjustments to recognize additional cost of sales may be required in future periods.

Our customers may discover defects in our products after the products have been fully deployed and operated under peak stress conditions. In addition, some of our products are combined with products from other suppliers, which may contain defects. As a result, should problems occur, it may be difficult to identify the source of the problem. If we are unable to identify and fix defects or other problems, we could experience, among other things:

•	loss of customers;

•	increased costs of product returns and warranty expenses;

•	damage to our brand reputation;

•	failure to attract new customers or achieve market acceptance;

•	diversion of development and engineering resources; or

•	legal action by our customers.

The occurrence of any one or more of the foregoing factors could seriously harm our business, financial condition and results of operations.

Our products are subject to potential product liability claims which, if successful, could adversely affect our results of operations.

We are exposed to significant risks for product liability claims if personal injury or death results from the use of our products. We may experience material product liability losses in the future. We currently maintain insurance against product liability claims. However, our insurance coverage may not continue to be available on terms that we accept, if at all. This insurance coverage also may not adequately cover liabilities that we incur. Further, if our products are defective, we may be required to recall or redesign these products. A successful claim against us that exceeds our insurance coverage level, or any claim or product recall, could have a material adverse effect on our business, financial condition and results of operations.

While we believe we currently have adequate internal control over financial reporting, we are required to evaluate our internal control over financial reporting each year, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Pursuant to rules and regulations promulgated by the Securities and Exchange Commission under Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404), we are required to furnish a report by our management each year on our internal control over financial reporting. This report contains, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. This report must also contain a statement that our auditors have issued an attestation report on management’s assessment of such internal controls.

The Committee of Sponsoring Organizations of the Treadway Commission (COSO) provides a framework for companies to assess and improve their internal control systems. Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, management’s assessment of the effectiveness of internal control over financial reporting under Section 404. Management’s assessment of internal controls over financial reporting requires management to make subjective judgments and, particularly because Section 404 and Auditing Standard No. 2 are newly effective, some of the judgments will be in areas that may be open to interpretation and therefore the report may be uniquely difficult to prepare and our auditors may not agree with our assessments.

Spectra-Physics, which now constitutes over half of our business, is comprised of several separate operations with different systems and complex internal controls. In addition, because Spectra-Physics was a relatively small part of a much larger organization, their internal controls had not been subjected to extensive review in the past. As a result of these factors, our review of those internal controls over financial reporting is time-consuming and costly. While we currently believe that the internal control over financial reporting of Spectra-Physics is effective, we are still performing the system and process documentation and evaluation relating to Spectra-Physics needed to comply with Section 404 and, as permitted by the Securities and Exchange Commission, will not complete such work until the third quarter of 2005. During this process, if our management identifies one or more material weaknesses in our internal control over financial reporting, we will be unable to assert such internal control is effective.

If we are unable to assert each year that our internal control over financial reporting is effective (or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have an adverse effect on our stock price. In addition, if any such unidentified material weaknesses were to result in fraudulent activity and/or a material misstatement or omission in our financial statements, we could suffer losses and be subject to civil and criminal penalties, all of which could have a material adverse effect on our business, financial condition and results of operations.

Our financial results will be adversely affected by changes in the accounting rules governing the recognition of stock-based compensation expense.

We measure compensation expense for our employee stock compensation plans under the intrinsic value method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Recently, the Financial Accounting Standards Board has adopted changes to the accounting rules concerning the recognition of stock option compensation expense which would require us to account for equity compensation under the fair value method of accounting prescribed by SFAS No. 123R, Share-Based Payment. We provide disclosures of our operating results as if we had applied the fair value method of accounting on a pro forma basis in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. In accordance with Release 33-8568, issued by the Securities and Exchange Commission in April 2005, beginning in the first quarter of 2006, we and other companies currently using the intrinsic value method will be required to measure compensation expense using the fair value method, which will adversely affect our results of operations by significantly increasing our equity compensation expense.

Compliance with environmental regulations and potential environmental liabilities could adversely affect our financial results.

Our operations are subject to various federal, state and local environmental protection regulations relating to the protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. In the United States, we are subject to the federal regulation and control of the Environmental Protection Agency. Comparable authorities are involved in other countries. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities. Future developments, administrative actions or liabilities relating to environmental matters could have a material adverse effect on our business, results of operations or financial condition.

Although we believe that our safety procedures for using, handling, storing and disposing of such materials comply with the standards required by state and federal laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident involving such materials, we could be liable for damages and such liability could exceed the amount of our liability insurance coverage and the resources of our business.

Spectra-Physics’ Mountain View, California facility is an EPA-designated Superfund site and is subject to a cleanup and abatement order from the California Regional Water Quality Control Board. Spectra-Physics, along with several other entities with facilities located near the Mountain View, California facility, have been identified as Responsible Parties with respect to this Superfund site, due to releases of hazardous substances during the 1960s and 1970s. The site is mature, and investigations and remediation efforts have been ongoing for approximately 20 years. Spectra-Physics and the other Responsible Parties have entered into a cost-sharing agreement covering the costs of remediating the off-site groundwater impact. We have established reserves relating to the estimated cost of these remediation efforts, however our ultimate costs of remediation are difficult to predict. In addition, while we are not aware of any unresolved property damage or personal injury claims relating to this site, such claims could be made against us in the future. While Thermo Electron Corporation has agreed in connection with our purchase of Spectra-Physics to indemnify us, subject to certain conditions, for environmental liabilities relating to this site in excess of our reserves, this indemnity may not cover all liabilities relating to this site. In such event, our business, financial condition and results of operations could be adversely affected.

Natural disasters or power outages could disrupt or shut down our operations, which would negatively impact our operations.

We are headquartered, and have significant operations, in the State of California and other areas where our operations are susceptible to damages from earthquakes, floods, fire, loss of power or water supplies, or other similar contingencies. If any of our facilities were to experience a catastrophic loss or significant power outages, it could disrupt our operations, delay production, shipments and revenue, and result in large expenses to repair or replace the facility, any of which would harm our business. We are predominantly uninsured for losses and interruptions caused by earthquakes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and we intend that such forward-looking statements be subject to the safe harbors created thereby. For this purpose, any statements contained in this prospectus except for historical information may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to projections of our future financial performance, trends in our businesses, or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements included herein are based on current expectations and involve a number of risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond our control. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Factors that may cause or contribute to such differences include, but are not limited to, those discussed in more detail under the sections of this prospectus entitled “Risk Factors” and “Business” and elsewhere in this prospectus. Readers should carefully review these risks, as well as the additional risks described in other documents we file from time to time with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that such results will be achieved, and readers are cautioned not to place undue reliance on such forward-looking information. We undertake no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

All proceeds from the sale of our common stock covered by this prospectus will belong to the selling stockholder upon the sale of its shares. We will not receive any proceeds from the sale of the common stock by the selling stockholder.

DIVIDEND POLICY

We declared no dividends on our common stock in the first quarter of 2005 or in 2004 or 2003. We do not intend to pay cash dividends in the foreseeable future, however, we will periodically review this issue in the future based on changes in our financial position and investment opportunities, as well as any changes in the tax treatment of dividends.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq National Market under the symbol NEWP. As of April 30, 2005, we had 1,192 common stockholders of record based upon the records of our transfer agent which do not include beneficial owners of common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies. The following table reflects the high and low sales prices of our common stock for the first quarter of 2005 and each quarterly period during the last two completed fiscal years:

Quarter Ended	High	Low
April 2, 2005	$15.15	$12.15
January 1, 2005	14.37	10.96
October 2, 2004	15.83	11.05
July 3, 2004	17.73	13.74
April 3, 2004	22.33	15.25
December 31, 2003	17.57	14.14
September 30, 2003	19.18	14.02
June 30, 2003	16.67	11.41
March 31, 2003	14.99	10.49

SELECTED CONSOLIDATED FINANCIAL DATA

The table below presents selected consolidated financial data of Newport and our subsidiaries as of and for the three months ended April 2, 2005 and April 3, 2004, and the years ended January 1, 2005 and December 31, 2003, 2002, 2001 and 2000. The consolidated balance sheet data as of January 1, 2005 and December 31, 2003, and the consolidated statement of operations data for the years ended January 1, 2005, December 31, 2003 and December 31, 2002 have been derived from our audited consolidated financial statements included in this prospectus. The consolidated balance sheet data as of April 3, 2004, and December 31, 2002, 2001 and 2000 and the consolidated statement of operations data for the years ended December 31, 2001 and December 31, 2000 have been derived from our audited annual and unaudited quarterly consolidated financial statements not included in this prospectus. The consolidated balance sheet data as of April 2, 2005 and the consolidated statement of operations data for the three months ended April 2, 2005 and April 3, 2004 are based upon unaudited quarterly consolidated financial statements of Newport included in this prospectus.

The information as of and for the three months ended April 2, 2005 and April 3, 2004 is unaudited and has been prepared on the same basis as our annual consolidated financial statements. In the opinion of management, this quarterly information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the three months ended April 2, 2005 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2005, or any future period.

The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	(Unaudited)
	As of or for the Three Months Ended		As of or for the Years Ended
(In thousands, except percentages)	April 2, 2005	April 3, 2004	January 1, 2005	December 31,
				2003	2002	2001	2000
			(1) (2)		(3)	(4)
CONSOLIDATED STATEMENTS OF OPERATIONS:

Net sales	$96,991	$35,906	$261,660	$117,190	$125,255	$188,340	$190,911
Cost of sales (5)	56,440	23,065	172,508	76,932	88,481	117,035	103,106

Gross profit	40,551	12,841	89,152	40,258	36,774	71,305	87,805

Selling, general and administrative expense	24,770	9,739	71,354	35,328	32,674	36,090	14,828
Research and development expense	8,727	3,017	22,161	11,793	12,691	10,883	8,308
Restructuring, impairment and other charges (6)	341	29	14,877	687	911	—	—

Operating income (loss)	6,713	56	(19,240)	(7,550)	(9,502)	24,332	64,669

Interest and other income (expense), net	(438)	1,499	(581)	7,985	10,279	13,768	6,144
Investment write-downs (7)	—	—	(1,419)	—	(6,490)	—	—

Income (loss) from continuing operations before income taxes	6,275	1,555	(21,240)	435	(5,713)	38,100	70,813

Income tax provision (benefit) (8)	1,086	(200)	(979)	(812)	14,412	1,929	12,936

Income (loss) from continuing operations before extraordinary item and cumulative effect of a change in accounting principle	5,189	1,755	(20,261)	1,247	(20,125)	36,171	57,877

Loss from discontinued operations, net of income taxes (9)	(3,591)	(614)	(61,175)	(14,407)	(65,993)	(42,443)	(15,904)
Extraordinary gain on settlement of litigation (10)	2,891	—	—	—	—	—	—
Cumulative effect of a change in accounting principle (11)	—	—	—	—	(14,500)	—	—

Net income (loss)	$4,489	$1,141	$(81,436)	$(13,160)	$(100,618)	$(6,272)	$41,973

	(Unaudited)
	As of or for the Three Months Ended		As of or for the Years Ended
(In thousands, except percentages and per share figures)	April 2, 2005	April 3, 2004	January 1, 2005	December 31,
				2003	2002	2001	2000
CONSOLIDATED STATEMENTS OF OPERATIONS, CONTINUED:

Percentage of net sales:
Gross profit	41.8%	35.8%	34.1%	34.4%	29.4%	37.9%	46.0%
Selling, general and administrative expense	25.5	27.1	27.3	30.1	26.1	19.2	7.8
Research and development expense	9.0	8.4	8.5	10.1	10.2	5.8	4.3
Restructuring, impairment and other charges	0.4	0.1	5.7	0.6	0.7	—	—
Acquisition and other non-recurring charges	—	—	—	—	—	—	—
Operating income (loss)	6.9	0.1	(7.4)	(6.4)	(7.6)	12.9	33.9
Income (loss) from continuing operations before extraordinary item and cumulative effect of a change in accounting principle	5.3	4.9	(7.7)	1.1	(16.0)	19.2	30.3
Net income (loss)	4.6	3.2	(31.1)	(11.2)	(80.3)	(3.3)	22.0

PER SHARE INFORMATION: (12)

Basic net income (loss) per share:
Income (loss) from continuing operations before extraordinary item and cumulative effect of a change in accounting principle	$0.12	$0.04	$(0.49)	$0.03	$(0.53)	$0.99	$1.73
Loss from discontinued operations, net of income taxes	(0.08)	(0.01)	(1.50)	(0.37)	(1.74)	(1.16)	(0.48)
Extraordinary gain on settlement of litigation	0.06	—	—	—	—	—	—
Cumulative effect of a change in accounting principle	—	—	—	—	(0.38)	—	—

Net income (loss)	$0.10	$0.03	$(1.99)	$(0.34)	$(2.65)	$(0.17)	$1.25

Diluted net income (loss) per share:
Income (loss) from continuing operations before extraordinary item and cumulative effect of a change in accounting principle	$0.12	$0.04	$(0.49)	$0.03	$(0.53)	$0.95	$1.62
Loss from discontinued operations, net of income taxes	(0.08)	(0.01)	(1.50)	(0.36)	(1.74)	(1.12)	(0.45)
Extraordinary gain on settlement of litigation	0.06	—	—	—	—	—	—
Cumulative effect of a change in accounting principle	—	—	—	—	(0.38)	—	—

Net income (loss)	$0.10	$0.03	$(1.99)	$(0.33)	$(2.65)	$(0.17)	$1.17

Shares used in computation of net income (loss) per share:
Basic	42,894	39,168	40,838	38,685	37,970	36,405	33,464
Diluted	44,384	41,413	40,838	39,939	37,970	37,830	35,835

Dividends paid	$—	$—	$—	$—	$—	$0.01	$0.02
Total stockholders’ equity per diluted share	$9.38	$10.66	$10.17	$10.98	$11.76	$12.93	$13.56

	(Unaudited)
	As of or for the Three Months Ended		As of or for the Years Ended
(In thousands, except worldwide employment figures)	April 2, 2005	April 3, 2004	January 1, 2005	December 31,
				2003	2002	2001	2000
BALANCE SHEET INFORMATION:
Cash and marketable securities	$101,394	$265,783	$108,182	$267,302	$284,313	$281,601	$306,642
Working capital	185,996	333,193	182,202	374,315	383,697	389,318	426,294
Total assets	564,140	469,404	578,468	468,219	486,338	543,877	557,020
Short-term obligations	14,034	—	17,186	—	—	—	—
Long-term obligations (includes obligations under capital leases)	48,478	1,761	48,453	1,884	3,444	9,598	17,130
Stockholders’ equity	416,235	441,526	415,509	438,409	446,517	489,007	485,965

MISCELLANEOUS STATISTICS:
Common shares outstanding (12)	43,114	39,335	43,023	39,033	38,560	36,693	36,196
Average worldwide employment	1,871	815	1,352	834	1,035	1,277	1,114
Sales per employee	$52	$44	$194	$141	$121	$147	$171

(1)	Effective in 2004, we changed to a conventional 52/53-week accounting fiscal year. Our fiscal year ends on the Saturday closest to December 31, and our fiscal quarters end on the Saturday closest to the end of each corresponding calendar quarter. Fiscal year 2004 (referred to herein as 2004) ended on January 1, 2005 and fiscal years 2003, 2002, 2001 and 2000 ended on December 31 of each respective year.

(2)	In July 2004, we acquired Spectra-Physics, Inc. and certain related entities. The transaction was accounted for using the purchase method. See further discussion in Note 2 of Notes to Consolidated Financial Statements for the three years ended January 1, 2005.

(3)	In February 2002, we acquired all of the issued and outstanding capital stock of Micro Robotics Systems, Inc. The transaction was accounted for using the purchase method. See further discussion in Note 2 of Notes to Consolidated Financial Statements for the three years ended January 1, 2005.

(4)	In February 2001, we acquired Design Technology Corporation (DTC), a systems integrator specializing in the use of robotics and flexible automation solutions for manufacturing processes. The DTC acquisition was accounted for using the purchase method.

(5)	For 2004, cost of sales includes $3.3 million in asset impairment charges. For the years ended December 31, 2002 and 2001, cost of sales includes inventory reserves of $11.1 million and $2.6 million, respectively, related to restructuring activities. See further discussion in Note 4 of the Notes to Consolidated Financial Statements for the three years ended January 1, 2005.

(6)	For all periods presented, such amounts include restructuring, asset impairment (including goodwill) and other charges. For 2002 to 2004, see further discussion in Note 4 of the Notes to Consolidated Financial Statements for the three years ended January 1, 2005. Amount for 2001 includes a charge of $1.5 million related to accelerated vesting of stock options held by a retiring officer.

(7)	Includes write-downs of minority interest investments due to other-than-temporary impairments in value. See further discussion in Note 3 of the Notes to Consolidated Financial Statements for the three years ended January 1, 2005.

(8)	We established a valuation allowance in 2002 against our deferred tax assets, due to uncertainty as to the timing and ultimate realization of those assets. See further discussion of income taxes in Note 9 of the Notes to Consolidated Financial Statements for the three years ended January 1, 2005.

(9)	In the first quarter of 2005, our Board of Directors approved a plan to sell our robotic systems operations and, in 2002, approved a plan to sell our operation in Plymouth, Minnesota and our Industrial Metrology Systems Division (IMSD). These divestitures have been accounted for as discontinued operations for all periods presented. See further discussion in Note 2 of the Notes to Consolidated Financial Statements for the three years ended January 1, 2005.

(10)	In March 2005, we settled a dispute arising out of our acquisition of Micro Robotic Systems, Inc. As a result of this settlement, we recorded an extraordinary gain of $2.9 million in the first quarter of 2005.

(11)	The cumulative effect of a change in accounting principle reflects our adoption of Statement of Financial Accounting Standards No. 142 as of January 1, 2002, which resulted in an impairment charge of $14.5 million. See further discussion in Note 1 of Notes to Consolidated Financial Statements for the three years ended January 1, 2005.

(12)	Share and per share amounts have been adjusted to reflect the May 2000 three-for-one stock split.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. We base these statements on assumptions that we consider reasonable. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those discussed in the sections of this prospectus entitled “Risk Factors” and “Business” and elsewhere in this prospectus.

Overview

The following is a discussion and analysis of certain factors that have affected our results of operations and financial condition during the periods included in the accompanying financial statements.

Acquisitions

In July 2004, we acquired all of the issued and outstanding capital stock of Spectra-Physics, Inc. and certain related entities (collectively, Spectra-Physics). Spectra-Physics manufactures high-power solid-state, gas and dye lasers, high-power laser diodes and ultrafast laser systems, as well as other photonics components and devices used in a wide range of applications, including scientific research, industrial and microelectronics manufacturing and analytical instrumentation for life and health sciences. The transaction was accounted for using the purchase method. Our results of operations for 2004 included the results of operations of Spectra-Physics from the date of acquisition on July 16, 2004. The acquisition has more than doubled our size in terms of revenue, number of employees and operating facilities. Accordingly, comparisons of financial results with the corresponding amounts in prior periods may not be meaningful. See further discussion in Note 2 of the Notes to Consolidated Financial Statements for the three years ended January 1, 2005, and Note 7 of the Notes to Consolidated Financial Statements for the three months ended April 2, 2005 and April 3, 2004, included elsewhere in this prospectus.

In February 2002, we acquired Micro Robotics Systems, Inc. (MRSI), a manufacturer of high-precision, automated assembly and dispensing systems. The transaction was accounted for using the purchase method. Our results of operations for 2002 included the results of operations of MRSI from the date of acquisition on February 15, 2002. See further discussion in Note 2 of the Notes to Consolidated Financial Statements for the three years ended January 1, 2005 included elsewhere in this prospectus.

This discussion includes the effects of the acquisitions of Spectra-Physics and MRSI from their respective dates of acquisition.

Discontinued Operations

In the first quarter of 2005, our Board of Directors approved a plan to sell our robotic systems operations, which serve the front-end semiconductor equipment industry with product lines including wafer-handling robots, load ports and equipment front-end modules. Following the acquisition of Spectra-Physics, we conducted a strategic review of all of our businesses and concluded that these operations were no longer core to our strategy. We have hired an investment banking firm to assist us in selling the assets of the operations and expect to complete the divestiture by the end of 2005. The robotic systems operations were included in our former Advanced Packaging and Automation Systems (APAS) Division.

In August 2002, to increase the efficiency of our product development and manufacturing efforts, our Board of Directors approved management’s plan to sell our operation in Plymouth, Minnesota, which manufactured high-precision motion stages for the semiconductor equipment, computer peripheral, fiber optic communications and life and health sciences markets. In the first quarter of 2003, due to the weak response from potential buyers, we shut down the operation and liquidated the majority of the remaining assets. This operation was included in our former Industrial and Scientific Technologies Division.

In March 2002, to more efficiently deploy our resources to those areas that are critical to product development efforts for our strategic markets, our Board of Directors approved management’s plan to sell our Industrial Metrology Systems Division (IMSD), including the business of CEJohansson AB, a Sweden-based global supplier of advanced metrology systems that we acquired in December 2000. The sale of IMSD was substantially completed in 2002. In February 2005, we settled an outstanding dispute with the purchaser of a portion of IMSD, resulting in a charge to discontinued operations of approximately $0.6 million in the fourth quarter of 2004.

Each of these divestitures has been accounted for as discontinued operations for all periods presented. Unless otherwise indicated, Management’s Discussion and Analysis of Financial Condition and Results of Operations excludes these operations and relates only to continuing operations.

Extraordinary Gain

In March 2005, we settled a dispute arising out of our acquisition of MRSI. As a result of this settlement, we recorded an extraordinary gain of $2.9 million in the first quarter of 2005. Pursuant to the terms of the settlement agreement, 114,691 shares of our common stock, which were being held in escrow, were returned to us and cancelled. Such shares had been issued to the former MRSI stockholders at the time of the acquisition of MRSI, or had been issued upon the exercise of options to purchase our common stock which had been granted at the time of the acquisition in connection with the assumption and conversion of options to purchase MRSI common stock. In addition, outstanding options to purchase 21,606 shares of our common stock were cancelled and the exercise prices of all remaining outstanding and unexercised options which had been granted in connection with the MRSI acquisition were increased to reflect an adjustment to the total consideration paid for the acquisition.

Fiscal Year End

Effective in 2004, we changed to a conventional 52/53-week accounting fiscal year. Our fiscal year ends on the Saturday closest to December 31, and our fiscal quarters end on the Saturday closest to the end of each corresponding calendar quarter. Fiscal year 2004 (referred to herein as 2004) ended on January 1, 2005 and fiscal years 2003 and 2002 ended on December 31, 2003 and 2002, respectively.

End Markets

In connection with our acquisition of Spectra-Physics in the third quarter of 2004, we realigned our end markets into four customer markets: scientific research, aerospace and defense/security; microelectronics (which is comprised primarily of semiconductor capital equipment customers); life and health sciences; and all other end markets (which include general industrial and fiber optic communications customers). Our discussion of our results of operations includes comparisons within these end markets and our results for the first quarter of 2004 and for the fiscal years ended December 31, 2003 and 2002 have been reclassified to conform to this realignment.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on our consolidated financial statements included in this prospectus. The audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and in accordance with Article 10 of Regulation S-X. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, we evaluate these estimates and assumptions, including those related to allowance for doubtful accounts, inventory reserves, warranty obligations, restructuring reserves, asset impairment valuations, pension liabilities and income tax valuations. We base these estimates on historical experience and on various other factors which we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions by their nature involve risks and uncertainties, and may prove to be inaccurate. In the event that any of our estimates or assumptions are inaccurate in any material respect, it could have a material adverse effect on our reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

The following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize revenue after title to and risk of loss of products have passed to the customer (which typically occurs upon shipment), or delivery of the service has been completed, provided that persuasive evidence of an arrangement exists, the fee is fixed or determinable and collectibility is probable. We recognize revenue and related costs for arrangements with multiple deliverables, such as equipment and installation, as each element is delivered or completed based upon its relative fair value, determined based upon the price that would be charged on a standalone basis. However, if a portion of the total contract price is not payable until installation is complete, we defer revenue up to the amount that is not payable. We defer revenues for training until the service is completed. We recognize revenue for extended service contracts over the related contract periods.

Our customers generally have 30 days from the original invoice date (generally 60 days for international customers) to return a standard catalog product purchase for exchange or credit. Catalog products must be returned in the original condition and meet certain other criteria. Product returns of catalog items have historically been insignificant and are charged against revenue in the period returned. Custom, option-configured and certain other products as defined in the terms and conditions of sale cannot be returned. For certain non-catalog products, we establish a sales return reserve based on the historical product returns.

Accounts and Notes Receivable

We record reserves for specific receivables deemed to be at risk for collection, as well as a reserve based on our historical collections experience. We estimate the collectibility of customer receivables on an ongoing basis by reviewing past due invoices and assessing the current credit-worthiness of each customer. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. In the first quarter of 2005, we revised our method of estimating our reserve based upon our historical collections experience. As a result, our allowance for doubtful accounts was reduced by approximately $0.7 million. This amount reduced selling, general and administrative expense for the first quarter of 2005 in the accompanying statement of operations.

Certain of our Japanese customers provide us with promissory notes on the due date of the receivable. The payment date of the promissory notes is generally 90 days from the original receivable due date. Subsequently, certain of these promissory notes are sold with recourse under line of credit agreements to one of four banks within Japan with which we do business. Such transactions are conducted in the ordinary course of business. For balance sheet presentation purposes, amounts due to us under such promissory notes are reclassified from accounts receivable to current notes receivable. At April 2, 2005 and January 1, 2005, total promissory notes receivable amounted to $4.3 million and $6.9 million, respectively. The principal amount of promissory notes sold with recourse is included in both notes receivable, net and short-term obligations until the underlying note obligations are ultimately satisfied by payment of the note obligation by the customers to the banks. At April 2, 2005 and January 1, 2005, the principal amounts of such promissory notes included in notes receivable, net and short-term obligations were $1.8 million and $4.3 million, respectively.

Pension Plans

Several of our non-U.S. subsidiaries have defined benefit pension plans covering substantially all full-time employees at those subsidiaries. Some of the plans are unfunded, as permitted under the plans and applicable laws. For financial reporting purposes, the calculation of net periodic pension costs is based upon a number of actuarial assumptions, including a discount rate for plan obligations, an assumed rate of return on pension plan assets and an assumed rate of compensation increase for employees covered by the plan. All of these assumptions are based upon our judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact future expense recognition and the cash funding requirements of our pension plans.

Inventories

We state our inventories at the lower of cost (determined on either a first in, first-out [FIFO] or average cost basis) or fair market value and include materials, labor and manufacturing overhead. We write down excess and obsolete inventory to net realizable value. In assessing the ultimate realization of inventories, we make judgments as to future demand requirements and compare those requirements with the current or committed inventory levels. We record any amounts required to reduce the carrying value of inventory to net realizable value as a charge to cost of sales.

Warranty

Unless otherwise stated in our product literature or in our agreements with our customers, products sold by our Photonics and Precision Technologies Division generally carry a one-year warranty from the original invoice date on all product material and workmanship. Products of such division sold to original equipment manufacturer (OEM) customers generally carry longer warranties, typically 15 to 24 months. Products sold by our Lasers Division generally carry warranties that vary by product and product component, but generally range from 90 days to two years. In certain cases, such warranties are limited by amount of usage of the product. Defective products will be either repaired or replaced, generally at our option, upon meeting certain criteria. We accrue a provision (based on historical experience) for the estimated costs that may be incurred for product warranties relating to a product as a component of cost of sales at the time revenue for that product is recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligations are affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage and/or service delivery costs differ from our estimates, revisions to the estimated warranty obligation would be required which could adversely affect our operating results.

Impairment of Assets

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. Changes in our strategic plan and/or market conditions could significantly impact these judgments and could require adjustments to recorded asset balances. We hold minority interests in companies having operations or technologies in areas which are within or adjacent to our strategic focus when acquired, all of which are privately held and whose values are difficult to determine. We record an investment impairment charge in any reporting period where we believe an investment has experienced a decline in value that is other than temporary. Future changes in our strategic direction, adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment’s current carrying value, thereby possibly requiring an impairment charge in the future.

We perform annual impairment tests of our goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill is no longer amortized but is subject to impairment tests based upon a comparison of the fair value of each of our reporting units, as defined, and the carrying value of the reporting units’ net assets, including goodwill. SFAS

No. 142 requires a review of goodwill and other intangible assets for impairment at least annually or when circumstances exist that would indicate an impairment of such goodwill or other intangible assets. We perform the annual impairment review as of the beginning of the fourth quarter of each year.

Income Taxes

We provide for income taxes based on the estimated effective income tax rate for the complete fiscal year. The income tax provision (benefit) is computed on the pretax income (loss) of the consolidated entities located within each taxing jurisdiction based on current tax law. Deferred taxes result from the future tax consequences associated with temporary differences between the recorded amounts of the assets and liabilities for tax and financial accounting purposes. A valuation allowance for deferred tax assets is recorded to the extent we cannot determine, in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes, that the ultimate realization of the net deferred tax assets is more likely than not.

We currently have significant deferred tax assets, which are subject to periodic recoverability assessments. We recorded a valuation reserve in the third quarter of 2002 against our deferred tax assets pursuant to SFAS No. 109, due to the uncertainty as to the timing and ultimate realization of those assets. As such, we did not recognize any tax benefit on the losses recorded in 2003 or 2004 and recorded a valuation allowance against deferred tax assets for 2004 and for the first quarter of 2005. For the foreseeable future, the Federal tax provision related to future earnings will be substantially offset by a reduction in the valuation reserve, and any future pretax losses will not be offset by a tax benefit due to the uncertainty of the recoverability of the deferred tax assets. Accordingly, future tax expense will consist primarily of certain required state income taxes and taxes in certain foreign jurisdictions.

Realization of our deferred tax assets is principally dependent upon our achievement of future taxable income, the estimation of which requires significant management judgment. Our judgments regarding future profitability may change due to many factors, including future market conditions and our ability to successfully execute our business plans and/or tax planning strategies. These changes, if any, may require material adjustments to these deferred tax asset balances.

Acquired deferred tax assets and liabilities, and liabilities for prior tax returns at the date of purchase are based on management’s best estimate of the ultimate settlement that will be accepted by the tax authorities. Management continually evaluates these matters. At the date of a material change in management’s best estimate of items relating to an acquired entity’s prior tax returns, and at the date that the items are settled with the tax authorities, any liability previously recognized is adjusted to increase or decrease the remaining balance of goodwill attributable to that acquisition.

In connection with the acquisition of Spectra-Physics, we acquired $25.4 million in domestic deferred tax liabilities and $9.4 million in domestic deferred tax assets. The acquired net deferred tax liability of $16.0 million reduced our previously recorded net deferred tax asset accordingly. The remainder of these deferred taxes were recorded as a reduction to goodwill.

On March 6, 2002, Congress passed the Job Creation and Worker Assistance Act of 2002 (2002 Tax Act). As part of the 2002 Tax Act, the carryback period for net operating losses increased from two to five years. As a result of the tax law change, federal net operating loss carryback benefits relating to the loss sustained during the year ended December 31, 2001 increased by approximately $3.5 million. Such amounts have been included in the federal benefits amount reported for the year ended December 31, 2002.

On October 22, 2004, the American Jobs Creation Act of 2004 (AJCA) was signed into law. The AJCA provides several incentives for US multinational corporations and US manufacturers, Subject to certain limitations, the incentives include an 85% dividends received deduction for certain dividends from controlled foreign corporations that repatriate accumulated income abroad, and a deduction for domestic qualified production activities taxable income. The US Treasury Department is expected to issue guidance with regards to these provisions. Until this guidance is issued, we will not be able to evaluate whether to take advantage of this opportunity and the potential impact on our income tax provision, if any.

We are routinely under audit by federal, state or foreign tax authorities. These audits include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and local tax laws. In evaluating the exposure associated with various tax filing positions, we often accrue charges for probable exposures. During 2004, we concluded a number of tax examinations with favorable results. Therefore, during the annual evaluation of tax positions for 2004, we decreased the amount previously accrued for probable exposures. At April 2, 2005, we believe that we have appropriately accrued for probable exposures. To the extent we were to prevail in matters for which accruals have been established or be required to pay amounts in excess of reserves, our effective tax rate in a given financial statement period could be materially affected.

Accrued Restructuring Costs

2004 Restructuring Plan

In connection with the acquisition of Spectra-Physics, we began to formulate a restructuring plan in the third quarter of 2004 to consolidate certain locations and such preliminary plan was approved by our Board of Directors. We are still finalizing this plan with respect to the employee severance, relocation and facility closure costs required for certain locations. This plan currently includes $2.2 million for employee relocation and employee severance and related termination costs and $3.2 million related to facility consolidations. Changes in these costs with respect to Spectra-Physics locations will result in adjustments to goodwill. We expect to finalize such plan by the end of the second quarter of 2005.

The following table summarizes the activity in accrued restructuring costs related to the purchase of Spectra-Physics that involve the payment of cash:

(In thousands)	Employee Relocation and Severance	Facility Consolidation	Total
Liabilities assumed in purchase accounting	$2,171	$3,186	$5,357
Cash payments	(484)	—	(484)

Accrued restructuring at January 1, 2005	$1,687	$3,186	$4,873
Cash payments	(290)	—	(290)

Accrued restructuring at April 2, 2005	$1,397	$3,186	$4,583

The facility consolidation costs will be paid over the associated lease terms, which expire at various dates between 2007 and 2011. At April 2, 2005 and January 1, 2005, $1.8 million and $2.1 million, respectively, of these accrued restructuring costs were expected to be paid within one year and are reflected in current liabilities in accrued restructuring costs; and $2.8 million of accrued restructuring costs were included in long-term liabilities in accrued restructuring costs and other liabilities in the accompanying consolidated balance sheets for both periods.

2002 Restructuring Plan

During 2002, in response to the continued severe downturn in the fiber optic communications market and the uncertainty with respect to the pace of recovery in the semiconductor equipment market, our Board of Directors approved a restructuring and cost reduction plan designed to bring our operating costs in line with our business outlook at that time.

The following table summarizes the activity in accrued restructuring costs related to our 2002 restructuring plan:

(In thousands)	Employee Severance	Facility Consolidation	Other	Total
Accrued restructuring at December 31, 2001	$1,900	$3,397	$—	$5,297
Restructuring and asset impairment charges	3,079	9,151	203	12,433
Cash payments	(3,221)	(1,790)	(127)	(5,138)
Non-cash write-offs	—	(5,872)	(196)	(6,068)
Reversal of excess 2001 reserves	—	(550)	—	(550)
Reclassifications	—	(120)	120	—

Accrued restructuring at December 31, 2002	1,758	4,216	—	5,974
Restructuring and asset impairment charges	—	651	—	651
Cash payments	(2,343)	(2,595)	—	(4,938)
Reclassifications	585	(585)	—	—

Accrued restructuring at December 31, 2003	—	1,687	—	1,687
Restructuring and asset impairment charges	—	589	—	589
Cash payments	—	(1,443)	—	(1,443)

Accrued restructuring at January 1, 2005	$—	$833	$—	$833
Cash payments	—	(90)	—	(90)

Accrued restructuring at April 2, 2005	$—	$743	$—	$743

As of April 2, 2005, $0.7 million of facility-related costs remained accrued for under our 2002 restructuring plan. The facility consolidation reserves will be paid over the associated lease terms, which expire at various dates between 2005 and 2008. At April 2, 2005 and January 1, 2005, $0.5 million and $0.6 million, respectively, of accrued restructuring costs were expected to be paid within one year and were included in current liabilities in accrued restructuring costs, and $0.2 million of accrued restructuring costs were included in long-term liabilities in accrued restructuring costs and other liabilities in the accompanying consolidated balance sheets for both periods. Under our 2002 restructuring plan, we terminated a total of 331 employees, all of whom had been terminated by December 31, 2003.

Results of Operations for the Quarters Ended April 2, 2005 and April 3, 2004

The following table represents the results of operations for the periods indicated as a percentage of net sales:

	Percentage of Net Sales
	Three Months Ended
	April 2, 2005	April 3, 2004
Net sales	100.0%	100.0%
Cost of sales	58.2	64.2

Gross profit	41.8	35.8
Selling, general and administrative expense	25.9	27.3
Research and development expense	9.0	8.4

Operating income	6.9	0.1
Interest and other income (expense), net	(0.5)	4.2

Income from continuing operations before income taxes	6.4	4.3
Income tax provision (benefit)	1.1	(0.6)

Income from continuing operations before extraordinary item	5.3	4.9
Loss from discontinued operations, net of income taxes	(3.7)	(1.7)
Extraordinary gain on settlement of litigation	3.0	—

Net income	4.6%	3.2%

Net Sales

For the quarters ended April 2, 2005 and April 3, 2004, our net sales totaled $97.0 million and $35.9 million, respectively. Net sales for the first quarter of 2005 increased $61.1 million, or 170.2%, compared with the first quarter of 2004. The net sales increase was due primarily to our acquisition of Spectra-Physics in July 2004. Spectra-Physics contributed $58.1 million to net sales in the first quarter of 2005. In addition, net sales in our other businesses increased by a total of $3.0 million, or 8.4%, compared with the first quarter of 2004.

Net sales to the scientific research, aerospace and defense/security markets were $39.3 million and $13.4 million for the quarters ended April 2, 2005 and April 3, 2004, respectively. Net sales to these markets in the first quarter of 2005 increased by $25.9 million, or 193.3%, compared with the corresponding prior year period. The increase was due primarily to our acquisition of Spectra-Physics, which contributed $25.6 million in net sales to these markets in the first quarter of 2005. The increase was also attributable to increases in sales to these markets by our other businesses totaling $0.3 million, or 2.2%, in the first quarter of 2005 compared with the first quarter of 2004.

Net sales to the microelectronics market were $21.9 million and $13.3 million for the quarters ended April 2, 2005 and April 3, 2004, respectively. Net sales to this market increased $8.6 million, or 64.7%, in the first quarter of 2005 compared with the same period in 2004. The increase was due to our acquisition of Spectra-Physics, which contributed $10.9 million in net sales to this market in the first quarter of 2005. This increase was offset in part by decreases in sales to this market by our other businesses totaling $2.3 million, or 17.3%, in the first quarter of 2005 compared with the first quarter of 2004, due to significantly reduced demand by semiconductor manufacturers for capital equipment on a year-over-year basis as a result of the cyclical downturn in this market.

Net sales to the life and health sciences market were $17.5 million and $2.9 million for the quarters ended April 2, 2005 and April 3, 2004, respectively. Net sales to this market in the first quarter of 2005 increased $14.6 million, or 503.4%, compared with the same period in 2004. This increase was due primarily to our acquisition of Spectra-Physics, which contributed $11.9 million in net sales to this market in the first quarter of 2005. In addition, our other businesses saw increases in sales to this market totaling $2.7 million, or 93.1%, in the first quarter of 2005 compared with the first quarter of 2004, due primarily to payments totaling approximately $1.4 million from one of our largest customers in this market under a transition services agreement, as well as to higher sales of products to this customer.

Net sales to our other end markets were $18.3 million and $6.3 million for the quarters ended April 2, 2005 and April 3, 2004, respectively. Net sales to these markets in the first quarter of 2005 increased by $12.0 million, or 190.5%, compared with the corresponding prior year period. The increase was due primarily to our acquisition of Spectra-Physics, which contributed $9.7 million in net sales to these markets in the first quarter of 2005. In addition, our other businesses saw increases in sales to these markets totaling $2.3 million, or 36.5%, in the first quarter of 2005 compared with the same period in 2004, due primarily to the strong overall conditions in these end markets.

Domestic and international sales by end market were as follows:

Domestic Sales:

	Three Months Ended
(In thousands)	April 2, 2005	April 3, 2004	Increase	Percentage Increase
Scientific research, aerospace and defense/security	$16,819	$6,904	$9,915	143.6%
Microelectronics	16,635	11,963	4,672	39.1
Life and health sciences	10,360	2,633	7,727	293.5
Other end markets	6,656	3,173	3,483	109.8

	$50,470	$24,673	$25,797	104.6%

International Sales:

	Three Months Ended
(In thousands)	April 2, 2005	April 3, 2004	Increase	Percentage Increase
Scientific research, aerospace and defense/security	$22,515	$6,532	$15,983	244.7%
Microelectronics	5,248	1,279	3,969	310.3
Life and health sciences	7,120	247	6,873	2,782.6
Other end markets	11,638	3,175	8,463	266.6

	$46,521	$11,233	$35,288	314.1%

Geographically, net sales to international customers were as follows:

	Three Months Ended
(In thousands)	April 2, 2005	April 3, 2004	Increase	Percentage Increase
Europe	$22,554	$6,633	$15,921	240.0%
Pacific Rim	19,364	3,364	16,000	475.6
Other	4,603	1,236	3,367	272.4

	$46,521	$11,233	$35,288	314.1%

The increases in sales to international customers for the first quarter of 2005 compared with the corresponding 2004 period were due primarily to our addition of Spectra-Physics, which contributed $31.1 million to international sales in the first quarter of 2005. In addition, our other businesses saw international sales increases totaling $4.2 million, or 37.5%, compared with the first quarter of 2004.

The results of our international operations are subject to currency fluctuations. As the value of the U.S. dollar weakens relative to other currencies, sales in those currencies convert to more U.S. dollars; conversely, when the value of the U.S. dollar strengthens relative to other currencies, sales in those countries convert to fewer U.S.

dollars. Currency fluctuations did not have a material impact on our results for the first quarter of 2005 compared with the corresponding 2004 period.

We expect net sales in the second quarter of 2005 to be slightly higher than the first quarter level. However, our business is subject to risks arising from market conditions in our primary end markets, as well as from general economic conditions.

We expect that our sales to the scientific research, aerospace and defense/security markets will be flat to up slightly in the second quarter of 2005 compared with the first quarter of 2005 due primarily to the historical seasonal sales pattern in the scientific research market. Overall, we expect that our sales to these markets will fluctuate from period to period in line with changes in overall research and defense spending levels, but will increase over time as we increase our penetration of these markets.

We expect our sales to the microelectronics market to be flat to up slightly in the second quarter of 2005 compared with the first quarter of 2005, and to increase further in the second half of 2005 due primarily to expected shipments of automated manufacturing tools to a computer peripherals manufacturer. Overall, we expect our sales to this market to fluctuate from period to period, due primarily to cyclical changes in the levels of capital spending by semiconductor manufacturers.

We expect our sales to the life and health sciences market for the second quarter of 2005 to be flat to down slightly compared with the first quarter of 2005, due primarily to the $1.4 million of non-recurring revenue received in the first quarter from the transition services agreement discussed previously. In general, we expect our sales to this market to fluctuate on a quarter to quarter basis in the short term due to our concentration of significant OEM customers in this market, but to increase over time as we increase our penetration of this market.

Gross Margin

Gross margin was 41.8% and 35.8% for the quarters ended April 2, 2005 and April 3, 2004, respectively. Gross margin for the first quarter of 2005 was positively impacted compared with the same period in 2004 by the addition of sales of Spectra-Physics’ products, which carried higher overall gross margins, and by approximately $1.4 million of gross profit from the transition services agreement discussed previously. This positive impact was offset in part by lower margins in our other businesses, due primarily to product mix and a higher proportion of sales to OEM customers.

We expect gross margin in the second quarter of 2005 to be similar to the level in the first quarter of 2005. In addition, we expect gross margin in the second half of the year to be positively impacted by higher expected sales levels and increased manufacturing efficiencies resulting from our integration actions.

Selling, General and Administrative (SG&A) Expense

SG&A expense totaled $25.1 million, or 25.9% of net sales, and $9.8 million, or 27.2% of net sales, for the quarters ended April 2, 2005 and April 3, 2004, respectively. The increase in absolute dollars for the first quarter of 2005 compared with the first quarter of 2004 was attributable primarily to the addition of $11.9 million of SG&A expense of Spectra-Physics and to $1.1 million of amortization of acquired intangible assets related to the acquisition, offset in part by $0.7 million for the reduction of the allowance for doubtful accounts resulting from a revision of our method of estimating this allowance. The remainder of the increase in SG&A expense in the first quarter of 2005 compared with the same period in 2004 was attributable primarily to an increase in variable selling expenses and incentive compensation associated with the higher sales volume and to increased accounting and auditing fees due to our increased size and to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 for Spectra-Physics’ operations.

We expect that SG&A expense will be flat to slightly higher in the second quarter of 2005 compared with the first quarter of 2005. In general, we expect that SG&A expense will vary as a percentage of sales in the future on an inverse basis with our sales level in any given period. Because the majority of our SG&A expense is fixed in the short term, these fluctuations will likely not be in proportion to the changes in net sales.

Research and Development (R&D) Expense

R&D expense totaled $8.7 million, or 9.0% of net sales, and $3.0 million, or 8.4% of net sales, for the quarters ended April 2, 2005 and April 3, 2004, respectively. R&D expense increased $5.7 million, or 190.0%, in the first quarter of 2005 compared with the corresponding prior year period. This increase was attributable primarily to the addition of R&D expense for Spectra-Physics in the first quarter of 2005 of $5.5 million.

We expect that R&D expense in the second quarter of 2005 will be comparable with the first quarter level. We believe that the continued development and advancement of our key products and technologies is critical to our future success, and we intend to continue to invest in key R&D initiatives, while working to ensure that the efforts are focused and the funds are deployed efficiently. In general, we expect that R&D expense as a percentage of net sales will vary in the future on an inverse basis with our sales level in any given period. Because of our commitment to continued product development, and because the majority of our R&D expense is fixed in the short term, these fluctuations will likely not be in proportion to the changes in net sales.

Interest and Other Income (Expense), Net

Interest and other expense, net for the first quarter of 2005 totaled $0.4 million and interest and other income, net for the first quarter of 2004 totaled $1.5 million. Interest and other income (expense), net was negatively impacted in the first quarter of 2005 compared with the first quarter of 2004 due primarily to our acquisition of Spectra-Physics in July 2004, which led to higher interest expense and lower interest income. We recorded higher interest expense in the first quarter of 2005 compared with the prior year period, due primarily to interest expense on the debt we issued in connection with the acquisition, and interest expense on lines of credit we assumed in connection with the acquisition. As a result of cash paid in connection with the acquisition, our average cash and marketable securities balances were significantly lower in the first quarter of 2005 compared with the prior year period, resulting in lower interest income earned. In addition, due to rising interest rates, we realized lower gains on sales of marketable securities during the 2005 period and our portfolio shifted to a net unrealized loss position.

We expect to incur interest and other expense, net in future periods, due primarily to interest expense incurred on short-term and long-term debt, offset in part by interest earned on cash and marketable securities. The level of such interest income will fluctuate period to period based on our cash balances and market interest rates.

Income Taxes

The effective tax rate from continuing operations for the quarter ended April 2, 2005 was an expense of 17.3%, versus a benefit of 12.9% in the corresponding prior-year period. The net income tax benefit in the first quarter of 2004 was primarily attributable to the favorable settlement of a state income tax examination for less than amounts originally estimated. We have recorded a valuation reserve against our deferred tax assets pursuant to SFAS No. 109 due to the uncertainty as to the timing and ultimate realization of those assets. As such, for the foreseeable future, the Federal tax provision related to future earnings will be substantially offset by a reduction in the valuation reserve, and any future pretax losses will not be offset by a tax benefit due to the uncertainty of the recoverability of the deferred tax assets. Accordingly, current and future tax expense will consist primarily of certain required state income taxes and taxes in certain foreign jurisdictions.

Overall, we expect our tax rate in the second quarter of 2005 to be consistent with the tax rate in the first quarter of 2005.

Results of Operations for the Years Ended January 1, 2005, December 31, 2003 and December 31, 2002

The following table represents the results of operations for the periods indicated as a percentage of net sales:

	Percentage of Net Sales For the Years Ended
	January 1, 2005	December 31, 2003	December 31, 2002
Net sales	100.0%	100.0%	100.0%
Cost of sales	65.9	65.6	70.6

Gross profit	34.1	34.4	29.4
Selling, general and administrative expense	27.3	30.1	26.1
Research and development expense	8.5	10.1	10.2
Restructuring, impairment and other charges	5.7	0.6	0.7

Operating loss	(7.4)	(6.4)	(7.6)
Interest and other income (expense), net	(0.2)	6.8	8.2
Investment write-downs	(0.5)	—	(5.2)

Loss from continuing operations before income taxes	(8.1)	0.4	(4.6)
Income tax provision (benefit)	(0.4)	(0.7)	11.5

Loss from continuing operations	(7.7)	1.1	(16.1)
Loss from discontinued operations, net of income taxes	(23.4)	(12.3)	(52.7)
Cumulative effect of a change in accounting principle	—	—	(11.5)

Net loss	(31.1)%	(11.2)%	(80.3)%

Net Sales

For 2004, 2003 and 2002, our net sales totaled $261.7 million, $117.2 million and $125.3 million, respectively. Net sales for 2004 increased $144.5 million, or 123.3%, compared with 2003. The sales increase was due primarily to the addition of Spectra-Physics’ sales from the acquisition date of July 16, 2004, which contributed $106.7 million. In addition, our other businesses saw significant sales increases compared with 2003 in each of our primary end markets, which totaled $37.8 million, a 32.3% increase compared with 2003. Net sales for 2003 decreased $8.1 million, or 6.5%, compared with 2002. The decrease in net sales was due primarily to reductions in sales to the microelectronics market and the fiber optic communications market, both of which experienced significant downturns from 2002 levels, as well as to reductions in sales to our other end markets due to generally weak macro-economic conditions, offset in part by a slight increase in sales to the life and health sciences market.

Net sales to the scientific research, aerospace and defense/security markets were $103.5 million, $48.3 million and $49.5 million for 2004, 2003 and 2002, respectively. Net sales to these markets in 2004 increased by $55.2 million, or 114.3%, compared with 2003. The increase was due primarily to the acquisition of Spectra-Physics, which contributed $44.1 million. The increases were also attributable to sales increases in our other businesses which totaled $11.1 million, a 23.0% increase compared with 2003, due to the overall strength of the economy, our further penetration of the research market, sales of the new products we released during 2003 and 2004, and greater governmental spending on research, defense and homeland security, which led to higher demand for the components and subsystems we sell to customers in these markets. Net sales for 2003 decreased $1.2 million, or 2.4%, compared with 2002, due primarily to generally weaker macro-economic conditions.

Net sales to the microelectronics market were $73.5 million, $36.8 million and $37.7 million for 2004, 2003 and 2002, respectively. Net sales to this market in 2004 increased by $36.7 million, or 99.7%, compared with 2003. The increase was due primarily to our acquisition of Spectra-Physics, which contributed $21.9 million. The sales increase was also due to increases in our other businesses which totaled $14.8 million, a 40.2% increase compared with 2003, due to heightened demand by semiconductor manufacturers for capital equipment, which led to higher demand for the components, subsystems and robots we sell to this market, offset in part by a reduction in sales of the turnkey systems we sell to back-end packaging customers in this market. Sales to this market in 2003 decreased $0.9 million, or 2.4%, compared with 2002.

Net sales to the life and health sciences market were $39.8 million, $10.8 million and $8.6 million for 2004, 2003 and 2002, respectively. Net sales to this market in 2004 increased by $29.0 million, or 268.5%, compared with 2003. The increase in 2004 was due primarily to the acquisition of Spectra-Physics, which contributed $24.3 million. In addition, our other businesses saw sales increases to this market totaling $4.7 million, a 43.5% increase compared with 2003, due primarily to higher sales of products to one of our largest customers in this market. Net sales to this market in 2003 increased by $2.2 million, or 25.6%, in 2003 compared with 2002. This increase was due primarily to higher sales of products to one of our largest customers in this market in 2003.

Net sales to our other end markets were $44.9 million, $21.3 million and $29.5 million for 2004, 2003 and 2002, respectively. Net sales to this market in 2004 increased by $23.6 million, or 110.8%, compared with 2003. The increase was due primarily to the acquisition of Spectra-Physics, which contributed $16.4 million. In addition, our other businesses saw sales increases to these markets totaling $7.2 million, a 33.8% increase compared with 2003, due primarily to the overall strength of the economy. Sales to these markets in 2003 decreased $8.2 million, or 27.8%, compared with 2002. The reduction in sales was due primarily to weak overall macro-economic conditions and a continued decline in sales to industrial customers supporting the telecommunications industry.

Domestic and international sales by end market were as follows:

Domestic Sales:

	Year Ended
(In thousands)	January 1, 2005	December 31, 2003	Increase	Percentage Increase
Scientific research, aerospace and defense/security	$52,875	$27,141	$25,734	94.8%
Microelectronics	60,356	31,237	29,119	93.2
Life and health sciences	27,302	9,796	17,506	178.7
Other end markets	16,293	8,509	7,784	91.5

Total domestic sales	$156,826	$76,683	$80,143	104.5%

International Sales:

	Year Ended
(In thousands)	January 1, 2005	December 31, 2003	Increase	Percentage Increase
Scientific research, aerospace and defense/security	$50,668	$21,199	$29,469	139.0%
Microelectronics	13,084	5,487	7,597	138.5
Life and health sciences	12,492	1,018	11,474	1,127.1
Other end markets	28,590	12,803	15,787	123.3

Total international sales	$104,834	$40,507	$64,327	158.8%

Domestic Sales:

	Year Ended
(In thousands)	December 31, 2003	December 31, 2002	Increase (Decrease)	Percentage Increase (Decrease)
Scientific research, aerospace and defense/security	$27,141	$27,191	$(50)	(0.2)%
Microelectronics	31,237	33,177	(1,940)	(5.8)
Life and health sciences	9,796	7,299	2,497	34.2
Other end markets	8,509	13,271	(4,762)	(35.9)

Total domestic sales	$76,683	$80,938	$(4,255)	(5.3)%

International Sales:

	Year Ended
(In thousands)	December 31, 2003	December 31, 2002	Increase (Decrease)	Percentage Increase (Decrease)
Scientific research, aerospace and defense/security	$21,199	$22,332	$(1,133)	(5.1)%
Microelectronics	5,487	4,428	1,059	23.9
Life and health sciences	1,018	1,297	(279)	(21.5)
Other end markets	12,803	16,260	(3,457)	(21.3)

Total international sales	$40,507	$44,317	$(3,810)	(8.6)%

Geographically, net sales to international customers were as follows:

	Year Ended
(In thousands)	January 1, 2005	December 31, 2003	Increase	Percentage Increase
Europe	$56,136	$25,097	$31,039	123.7%
Asia	37,543	11,846	25,697	216.9
Other	11,155	3,564	7,591	213.0

	$104,834	$40,507	$64,327	158.8%

	Year Ended
(In thousands)	December 31, 2003	December 31, 2002	Decrease	Percentage Decrease
Europe	$25,097	$27,281	$(2,184)	(8.0)%
Asia	11,846	12,289	(443)	(3.6)
Other	3,564	4,747	(1,183)	(24.9)

	$40,507	$44,317	$(3,810)	(8.6)%

The increase in sales to international customers in 2004 compared with 2003 was due primarily to the addition of Spectra-Physics’ sales from the July 16, 2004 acquisition date, which contributed $55.9 million. In addition, our other businesses saw sales increases to international customers totaling $8.5 million, a 21.0% increase compared with 2003. The decline in sales to international customers in 2003 compared with 2002 was due primarily to decreases in sales to our end markets as described above, primarily sales to customers in the fiber optic communications market.

Gross Margin

Gross margin was 34.1%, 34.4% and 29.4% for 2004, 2003 and 2002, respectively. Gross margin for 2004 was positively impacted by the addition of Spectra-Physics’ sales, which carried higher overall gross margins, from the July 16, 2004 acquisition date, but this impact was more than offset by charges to cost of sales for acquisition, integration and other items. These included a charge of $8.6 million, or 3.3% of net sales, related to the sale of acquired inventory that had been written up to an amount that includes a normal selling margin in accordance with SFAS No. 141, Business Combinations, and sold during the second half of 2004. These also included a charge of $4.7 million, or 1.8% of net sales, for inventory associated primarily with certain discontinued product lines that was reserved for and is in the process of being disposed. In addition, gross margins in 2004 were negatively impacted by charges to cost of sales of $1.8 million related to the impairment of certain intangible assets of our former APAS division and $1.5 million related to the impairment of an intellectual property intangible asset. These impairment charges are discussed in more detail in Note 4, Restructuring, Impairment and Other Charges, of the Notes to Consolidated Financial Statements for the three years ended January 1, 2005 included elsewhere in this prospectus.

Our overall gross margins in 2003 were negatively impacted by previously capitalized underabsorbed overhead costs. Products sold in 2003 were produced during periods in which substantial unabsorbed overhead costs were allocated to inventory. These variances, which were caused primarily by lower sales volume and production activity, were capitalized when the inventory was produced and are charged to cost of sales when the related products are sold. The negative effect of these capitalized variances was offset in part by the cost reduction actions that we implemented during the second half of 2002 and throughout 2003, including facility consolidations and headcount reductions. Gross margin for 2002 included charges to cost of sales for increased inventory reserves of $13.9 million, or 10.3% of net sales, as part of the 2002 cost reduction plans discussed previously. In addition to the increased inventory reserve charge, 2002 gross margins were also negatively impacted by underabsorbed overhead costs caused by significantly lower overall sales volume and lower fixed overhead absorption in 2002, offset in part by lower sales to OEM customers.

Selling, General and Administrative (SG&A) Expense

SG&A expense totaled $71.4 million, or 27.3% of net sales, $35.3 million, or 30.1% of net sales, and $32.7 million, or 26.1% of net sales of 2004, 2003 and 2002, respectively. The increase in absolute dollars in 2004 compared with 2003 was attributable primarily to the addition of $22.6 million of SG&A expense of Spectra-Physics from the acquisition date of July 16, 2004 and to $3.2 million of amortization of acquired intangible assets related to the acquisition. The remainder of the increase in SG&A expense in 2004 compared with 2003 was attributable primarily to an increase in variable selling expenses and incentive compensation associated with the higher sales volume, increased accounting and auditing fees due to our increased size, and outside consulting fees related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

SG&A expense for 2002 included expenses in the third quarter of $2.2 million, or 1.8% of net sales, for costs incurred in connection with our cost reduction initiatives. The decrease in absolute dollars in 2003 compared with 2002 was attributable primarily to the impact of the significant cost reduction actions we commenced in 2003. The benefits of these cost reduction actions were offset in part by the inclusion of a full year of SG&A expense relating to MRSI, which we acquired in February 2002, and for which there was not a full year of costs in 2002, and by higher legal expenses incurred in 2003 to protect our intellectual property.

Research and Development (R&D) Expense

R&D expense totaled $22.2 million or 8.5% of net sales, $11.8 million, or 10.1% of net sales and $12.7 million, or 10.1% of net sales, for 2004, 2003 and 2002, respectively. R&D expense increased $10.4 million, or 88.1%, in 2004 compared with 2003. This increase was attributable primarily to the addition of expenses for Spectra-Physics from the acquisition date of July 16, 2004, which were $9.6 million, offset in part by reductions in R&D spending in the fiber optic communications area, as well as by the results of our efforts to maximize the focus and efficiency of our R&D activities.

R&D expense decreased $0.9 million, or 0.7%, in 2003 compared with 2002. This decrease was attributable primarily to reductions in R&D spending in the fiber optic communications area, as well as our efforts to maximize the focus and efficiency of our R&D efforts, offset in part by the inclusion of a full year of R&D expenses associated with the operations of MRSI, for which there was not a full year of costs in 2002.

Restructuring, Impairment and Other Charges

Restructuring, impairment and other charges totaled $14.9 million, $0.7 million and $0.9 million for 2004, 2003, and 2002, respectively. The following table summarizes these charges:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Asset impairment, including goodwill	$14,541	$—	$—
2002 restructuring plan charge	—	—	911
Severance	336	687	—

	$14,877	$687	$911

In the fourth quarter of 2004, we completed our annual review of goodwill and other intangible assets and determined that goodwill and other intangible assets at our former Advanced Packaging and Automation Systems Division were impaired. In addition, in the third and fourth quarters of 2004, we reviewed fixed assets at facilities impacted by the integration of Spectra-Physics and identified duplicate and unnecessary assets. As a result of these actions, we recognized impairment of goodwill of approximately $56.6 million and other acquired intangible assets of approximately $2.7 million, of which approximately $1.8 million was included in cost of sales, approximately $13.4 million was included in restructuring, impairment and other charges, and approximately $44.1 million was included in loss from discontinued operations, net of income taxes in the accompanying consolidated statement of operations for the three years ended January 1, 2005.

During 2002, in response to the continued severe downturn in the fiber optic communications market and the uncertainty with respect to the pace of recovery in the semiconductor equipment market, our Board of Directors approved a restructuring and cost reduction plan designed to bring our operating costs in line with our business outlook at that time. In connection with this plan, we recorded a charge of $11.9 million in 2002, of which $11.0 million was included in discontinued operations. In 2004 and 2003, we increased our estimate of the required reserve for facility consolidations under this plan by $0.6 million and $0.7 million, respectively, to reflect settlements of our remaining lease obligations for certain leases as well as revised estimates of future sublease income. Both amounts were included in discontinued operations.

Restructuring, impairment and other charges in 2004 also included severance costs of approximately $1.0 million for cost reduction actions taken in 2004 as part of the integration of Spectra-Physics, of which $0.4 million was included in restructuring, impairment and other charges, and $0.6 million was included in discontinued operations. Such charges for 2003 included severance costs of approximately $1.0 million for cost reduction actions taken in 2003 for employees that were not included in the original 2002 restructuring charge, of which $0.7 million was included in restructuring, impairment and other charges and $0.3 million was included in discontinued operations.

These restructuring, impairment and other charges are discussed in more detail in Note 4, Restructuring, Impairment and Other Charges, of the Notes to Consolidated Financial Statements for the three years ended January 1, 2005 included elsewhere in this prospectus.

Interest and Other Income (Expense), Net

Interest and other expense, net, totaled $0.6 million for 2004, compared with interest and other income, net of $8.0 million and $10.3 million for 2003 and 2002, respectively. Interest and other expense, net was negatively impacted in 2004 compared with 2003 by lower interest income earned due to lower yields on cash and marketable securities and lower overall balances of cash and marketable securities due to the cash paid to fund the cash portion of the purchase price for Spectra-Physics. In addition, such amount was negatively impacted by increased interest expense due to the debt issued to fund the purchase price of Spectra-Physics and interest expense on lines of credit we assumed in the acquisition. Interest and other expense, net in 2004 was also negatively impacted by a charge of $1.7 million for losses on sales of marketable securities prior to their maturity in order to fund the cash portion of the purchase price for Spectra-Physics. The decrease in interest and other income, net in 2003 compared with 2002 was due primarily to lower interest earned due to lower yields on cash and marketable securities.

Investment Write-Downs

In 2004, we determined that a minority interest investment made in prior years in a manufacturer of precision mechanical components had incurred an other-than-temporary reduction in value. As a result, we recorded a charge of $1.4 million to write down the investment to its estimated fair value.

In 2002, two fiber optic component manufacturers in which we had made minority interest investments in prior years experienced severe financial difficulties. Each manufacturer has shut down its operations and liquidated its assets. As a result, we recorded a charge of $6.5 million to write down these investments to their estimated fair value.

Income Taxes

Our effective tax rates from continuing operations were a benefit of 4.6% and 186.7% for 2004 and 2003, respectively, and was an expense of 252.3% for 2002. During 2004, the Internal Revenue Service and the California Franchise Tax Board completed certain examinations of MRSI. Based on the favorable conclusions of these examinations, we recorded a reduction in MRSI’s tax contingency reserve of approximately $3.0 million. The net income tax benefit of $1.3 million recorded in 2004 was attributable to this reduction in tax contingency reserve, offset in part by certain required state income taxes and taxes in certain foreign jurisdictions.

In 2003, we recorded an income tax benefit of $0.8 million, compared with a $14.0 million income tax expense in 2002. The income tax benefit in 2003 was attributable to Federal income tax refunds and refundable foreign income tax incentives related to research and development, and to the favorable settlement of various IRS examinations. The income tax expense in 2002 resulted from a valuation allowance that was recorded against a portion of our deferred tax assets pursuant to SFAS No. 109, due to the uncertainty as to the timing and ultimate realization of those assets. As such, we did not recognize any tax benefit on the losses recorded in these periods.

Selected Quarterly Financial Data

The following table presents selected quarterly financial data for the first quarter of 2005 and for each full quarter within the two most recent fiscal years. The information for each of these periods is unaudited and has been prepared on the same basis as our audited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, all necessary adjustments, which consist only of normal and recurring adjustments, have been included to present fairly the unaudited quarterly results. This data should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this prospectus. These operating results are not indicative of the expected results of any future period.

Unaudited
(In thousands)	First Quarter
Three Months Ended April 2, 2005:
Net sales	$96,991
Gross profit	40,551
Net income	4,489
Basic and diluted net income per share	0.10

	Unaudited
(In thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended January 1, 2005 (1):
Net sales	$35,906	$40,146	$89,142	$96,466
Gross profit	12,829	15,035	27,988	33,300
Net income (loss) (3)	1,141	2,707	(18,531)	(66,753)
Basic and diluted net income (loss) per share (2) (3)	0.03	0.07	(0.44)	(1.56)

Year Ended December 31, 2003:
Net sales	$28,883	$28,594	$27,484	$32,229
Gross profit	9,967	9,563	9,360	11,368
Net loss (3)	(5,869)	(2,352)	(2,925)	(2,014)
Basic net loss per share (2) (3)	(0.15)	(0.06)	(0.08)	(0.05)
Diluted net loss per share (2) (3)	(0.15)	(0.06)	(0.07)	(0.05)

(1)	Our results of operations for 2004 include the results of operations of Spectra-Physics from the date of acquisition on July 16, 2004.

(2)	Net income (loss) per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly per share information may not equal the annual loss per share.

(3)	Amounts include restructuring, impairment and other charges. See further discussion in Note 4 of the Notes to the Consolidated Financial Statements for the three years ended January 1, 2005.

Liquidity and Capital Resources

Net cash used in our operating activities of $4.8 million for the three months ended April 2, 2005 was attributable primarily to higher prepaid expenses and other current assets and lower accounts payable and accrued expenses (including incentive compensation and restructuring costs) due primarily to the timing of payments. These amounts were offset in part by the cash provided by our results of operations and lower inventories. Net cash provided by our operating activities of $17.8 million for 2004 was attributable primarily to the cash provided by our results of operations, a decrease in inventories and an increase in accounts payable and accrued expenses due to the timing of payments, offset in part by an increase in accounts and notes receivable as a result of higher sales at the end of the fourth quarter and cash paid for accrued restructuring costs.

Net cash provided by financing activities of $1.5 million for the three months ended April 2, 2005 consisted of proceeds of $1.9 million received from the issuance of common stock in connection with stock option and employee stock purchase plans, offset in part by payments of short-term and capital lease obligations of $0.4 million. Net cash provided by financing activities of $4.8 million for 2004 consisted of proceeds of $4.5 million received from the issuance of common stock in connection with stock option and employee stock purchase plans and net proceeds from short-term borrowings of $0.6 million, offset in part by payments of capital lease obligations of $0.3 million.

Net cash provided by investing activities of $1.4 million for the three months ended April 2, 2005 consisted of net proceeds from the sale of marketable securities of $3.6 million, offset in part by net purchases of property and equipment of $2.2 million. Net cash provided by investing activities of $5.1 million for 2004 consisted primarily of net proceeds from the sale of marketable securities of $190.4 million, offset by net cash used in the acquisition of Spectra-Physics of $179.0 million and net purchases of property, plant and equipment of $6.0 million.

At April 2, 2005, we had cash and cash equivalents of $38.9 million and marketable securities of $62.5 million. The majority of these securities are invested in one portfolio managed by a professional investment management firm, under the oversight of our senior financial management team. Such portfolio manager invests the funds allocated in accordance with our Investment Policy, which is reviewed regularly by our senior financial management and the Audit Committee of our Board of Directors. We expect that our cash balances will fluctuate in the future based on factors such as cash used in or provided by ongoing operations, acquisitions or divestitures, investments in other companies, share repurchases, capital expenditures and contractual obligations, and changes in interest rates.

At April 2, 2005, we had a total of seven lines of credit, including one domestic revolving line of credit, two revolving lines of credit with Japanese banks, and four other lines of credit with Japanese banks which are used to sell trade notes receivable with recourse to the banks.

Our domestic revolving line of credit has a total credit limit of $5.0 million and expires December 1, 2005. Certain of the marketable securities that are being managed by the lending institution collateralize the line of credit. The line bears interest at the prevailing prime rate, or the prevailing London Interbank Offered Rate (2.88% at April 2, 2005) plus 1.5%, at our option, and an unused line fee of 0.25% per year. At April 2, 2005, there were no balances outstanding under the line of credit, with $1.8 million available under the line, after considering outstanding letters of credit totaling $3.2 million.

The two revolving lines of credit with Japanese banks total 1.5 billion yen ($14.0 million at April 2, 2005) and expire as follows: $10.3 million on November 30, 2005 and $3.7 million on March 18, 2006. The lines are not secured and bear interest at the prevailing bank rate. At April 2, 2005, we had $12.3 million outstanding and $1.7 million available for borrowing under these lines of credit.

The four other lines of credit with Japanese banks, which are used to sell notes receivable with recourse, total 800 million yen ($7.5 million at April 2, 2005), have no expiration date and bear interest at the bank’s prevailing rate. At April 2, 2005, we had $1.8 million outstanding and $5.7 million available for the sale of notes receivable under these lines of credit. The weighted average interest rate on all borrowings on all six Japanese lines of credit as of April 2, 2005 was 1.7%.

In July 2004, as part of the purchase price for Spectra-Physics, we issued an unsecured promissory note to Thermo Electron Corporation in the principal amount of $50 million, which bears interest at 5% per annum, payable quarterly, and is due and payable in full on July 16, 2009.

In 2003, we announced that our Board of Directors had approved a share repurchase program. The Board authorized us to purchase up to 3.9 million shares, or 10% of the then-outstanding stock. The purchases may be made from time to time in the open market or in privately negotiated transactions, and the timing and amount of the purchases will be based on factors including our share price, cash balances, expected cash requirements and general business and market conditions. In 2003, we purchased 285,529 shares at a cost of $4.5 million under this program. We did not make any purchases under this program in 2004 or in the first quarter of 2005. In the second quarter of 2005, we have purchased 174,833 shares at a cost of $2.4 million under this program. Any future purchases will depend on the aforementioned factors.

We lease certain of our manufacturing and office facilities and equipment under non-cancelable operating leases, certain of which contain renewal options. In addition to the base rent, we are generally required to pay insurance, real estate taxes and other operating expenses and, in some cases, additional rentals based on increases in the Consumer Price Index.

As of January 1, 2005, we had no material purchase obligations. Our long-term debt, and capital and operating lease obligations at January 1, 2005 are summarized as follows:

(In thousands)	Capital Leases	Operating Leases	Long-Term Debt	Total Obligations
Payments Due By Period:
2005	$259	$9,755	$—	$10,014
2006	177	8,045	—	8,222
2007	177	6,219	—	6,396
2008	177	4,480	—	4,657
2009	177	2,949	50,000	53,126
Thereafter	1,592	7,793	—	9,385

Total minimum lease payments	2,559	$39,241	$50,000	$91,800

Less amount representing interest	(822)

Present value of net minimum capital lease payments	$1,737

No material changes in our long-term debt or capital and operating lease obligations occurred in the first quarter of 2005. As of April 2, 2005, we had no material purchase obligations.

We believe our current working capital position, together with our expected future cash flows from operations will be adequate to fund our operations in the ordinary course of business, anticipated capital expenditures, debt payment requirements and other contractual obligations for the foreseeable future. However, this belief is based upon many assumptions and is subject to numerous risks (see “Risk Factors” on pages 2-11), and there can be no assurance that we will not require additional funding in the future.

We have no present agreements or commitments with respect to any material acquisitions of other businesses, products, product rights or technologies or any material capital expenditures. However, we will continue to evaluate acquisitions of and/or investments in products, technologies, capital equipment or improvements or companies that complement our business and may make such acquisitions and/or investments in the future. Accordingly, there can be no assurance that we will not need to obtain additional sources of capital in the future to finance any such acquisitions and/or investments. We cannot assure you that any such financing would be available, or that, if available, such financing would be obtainable on terms favorable to us and would not be dilutive.

New Accounting Standards

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25, and allowed under the original provisions of SFAS No. 123. SFAS No. 123R requires the use of an option pricing model for estimating fair value, which is amortized to expense over the period in which the related employee services are rendered. We are currently assessing the impact that the adoption of SFAS No. 123R will have on our consolidated results of operations. Although the assessment is ongoing, management believes that the impact of the adoption of SFAS No. 123R will be material to our consolidated results of operations, but that it will have no impact on our overall financial position. If we had applied the provisions of SFAS No. 123R to the financial statements for the period ended April 2, 2005, our net income would have been reduced by approximately $1.8 million. However, due to the alternative option pricing models and assumptions, the lower numbers of options granted in recent years, and the lower valuations of such options compared with options granted previously, this figure may not be representative of the impact to future results of operations. In April 2005, the Securities and Exchange Commission issued Release 33-8568, which delayed the effective date to fiscal years beginning after June 15, 2005. SFAS No. 123R allows for either prospective recognition of compensation expense or retrospective recognition. The retrospective method would be applied to all prior years in which SFAS No. 123 was effective. We are currently evaluating these transition methods.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs — An Amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed and production facilities overhead to conversion costs should be based on the normal capacity of the production facilities. The provisions in SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently evaluating the impact of the adoption of this standard, but we do not believe that the adoption of SFAS No. 151 will have a significant effect on our results of operations or financial position.

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. It provides guidance for identifying other-than-temporarily impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until further notice. The disclosure requirements of EITF 03-1 are effective for fiscal years ending after December 15, 2003 and are reflected in this prospectus. After the FASB reaches a final decision on the measurement and recognition provisions, we will evaluate the impact of the adoption of the accounting provisions of EITF 03-1.

In December 2003, the FASB issued SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. The statement provides disclosure requirements for defined benefit pension plans and other post-retirement benefit plans. The statement was effective for annual financial statements with fiscal years ending after December 15, 2003, and for interim periods beginning after December 15, 2003. We adopted SFAS No. 132R during 2004. The adoption of SFAS No. 132R did not have any impact on our results of operations or financial position.

Quantitative and Qualitative Disclosures About Market Risk

The principal market risks (i.e., the risk of loss arising from adverse changes in market rates and prices) to which we are exposed are foreign exchange rates which may generate translation and transaction gains and losses and interest rate risk.

Foreign Currency Risk

Operating in international markets sometimes involves exposure to volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on our operating results is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, may cause us to adjust our financing and operating strategies. Consequently, isolating the effect of changes in currency does not incorporate these other important economic factors.

From time to time we use forward exchange contracts to mitigate the risks associated with certain foreign currency transactions entered into in the ordinary course of business, primarily foreign currency denominated receivables and payables. We do not engage in currency speculation. The forward exchange contracts generally require us to exchange U.S. dollars for foreign currencies at maturity, at rates agreed to at inception of the contracts. If the counterparties to the exchange contracts (AA or A+ rated banks) do not fulfill their obligations to deliver the contracted currencies, we could be at risk for any currency related fluctuations. Transaction gains and losses are included in our current net loss in our statement of operations. Net foreign exchange gains and losses were not material to our reported results of operations for the last three years.

Our operating income from international operations totaled $2.7 million for the three months ended April 2, 2005 and $5.1 million in 2004, and our operating loss from international operations was $0.6 million and $0.1 million for 2003 and 2002, respectively. As currency exchange rates change, translation of the statements of operations of international operations into U.S. dollars affects the year-over-year comparability of operating results. We do not generally hedge translation risks because cash flows from international operations are generally reinvested locally. We do not enter into hedges to minimize volatility of reported earnings because we do not believe it is justified by the exposure or the cost.

Changes in currency exchange rates that would have the largest impact on translating our future international operating profit include the euro, British pound, Japanese yen, Canadian dollar and Taiwan dollar. We estimate that a 10% change in foreign exchange rates would not have had a material effect on our reported net loss for the year ended January 1, 2005, or the quarter ended April 2, 2005. We believe that this quantitative measure has inherent limitations because, as discussed in the first paragraph of this section, it does not take into account any governmental actions or changes in either customer purchasing patterns or financing and operating strategies.

Interest Rate Risk

The interest rates we pay on certain of our debt instruments are subject to interest rate risk. Our collateralized line of credit bears interest at either the prevailing prime rate, or the prevailing London Interbank Offered Rate plus 1.5%, at our option. Our investments in marketable securities, which totaled $62.5 million at April 2, 2005, are sensitive to changes in the general level of U.S. interest rates. We estimate that a 10% change in the interest rate earned on our investment portfolio or a 10% change in interest rates on our line of credit would not have had a material effect on our net income for the quarter ended April 2, 2005.

The sensitivity analyses described in the interest rate and foreign exchange discussions above disregard the possibility that rates can move in opposite directions and that gains from one category may or may not be offset by losses from another category and vice versa.

BUSINESS

General Description of Business

We are a global supplier of advanced technology products and systems to a wide range of industries, including microelectronics manufacturing, scientific research, aerospace and defense/security, life and health sciences and communications.

In July 2004, we acquired all of the issued and outstanding capital stock of Spectra-Physics, Inc. and certain related entities (collectively, Spectra-Physics). Spectra-Physics manufactures high-power solid-state, gas and dye lasers, high-power laser diodes, and ultrafast laser systems, as well as photonics instruments and components, including light sources, monochromators, spectroscopy instrumentation, optical filters, ruled and holographic diffraction gratings and crystals. We have incorporated Spectra-Physics’ laser and laser-related technology business into our new Lasers Division, and we have combined Spectra-Physics’ photonics businesses with our former Industrial and Scientific Technologies Division to create our new Photonics and Precision Technologies Division.

As a result of the Spectra-Physics acquisition, we now provide a significantly expanded product portfolio to our newly-aligned target customer end markets: scientific research, aerospace and defense/security; microelectronics (which is comprised primarily of semiconductor capital equipment customers); life and health sciences; and all other end markets (which include general industrial and fiber optic communications customers). This extensive portfolio enables us to offer our customers an end-to-end resource for products that make, manage and measure light. We provide:

•	high-power solid-state, gas and dye lasers, laser diodes and laser technology used in a wide array of applications, including scientific research, industrial and microelectronics manufacturing and life and health sciences;

•	components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices;

•	advanced automated manufacturing and test systems for manufacturers of communications and electronics devices; and

•	a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide.

Our products leverage our expertise in laser technology, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical subsystems and automation, and are designed to enhance the capabilities and productivity of our customers’ manufacturing, engineering and research applications.

For over three decades we have serviced the needs of research laboratories for precision equipment. Since 1991, we have acquired a series of companies to expand our product offerings, technology base and geographic presence. Through these acquisitions and our internal development efforts, we have evolved from a provider of discrete components and instruments for research applications to a company that manufactures both components and integrated systems for research and commercial applications. During 2002 we acquired Micro Robotics Systems, Inc. (MRSI), a manufacturer of high-precision, fully-automated assembly and dispensing systems for back-end packaging applications in the semiconductor, microwave communications and fiber optic communications markets. Our acquisition of Spectra-Physics in 2004 significantly increased the scope of our expertise and product offerings in our target customer end markets, and approximately doubled our size with respect to revenue, number of employees and facilities. We will continue to pursue acquisitions of companies, technologies and complementary product lines that we believe will provide us with key technologies, give us access to new markets or otherwise further our strategic objectives. Conversely, from time to time we review our different businesses, including our acquired companies, to ensure that they are key to our strategic plans, and close or divest businesses that we determine are no longer of strategic importance. See “Management’s Discussion and Analysis of Financial

Condition and Results of Operations” – “Overview” above, Note 2 of the Notes to Consolidated Financial Statements for the three years ended January 1, 2005 beginning on page F-13 of this prospectus, and Notes 7 and 8 of the Notes to Consolidated Financial Statements for the three months ended April 2, 2005 and April 3, 2004 beginning on page F-49 of this prospectus.

Products and Services

We develop and sell a broad range of lasers, components, instruments, subsystems and systems to markets where high-precision, efficient manufacturing, test, measurement and assembly are critical. Our products are used in mission-critical applications in industries including microelectronics manufacturing, aerospace and defense/security, life and health sciences and fiber optic device manufacturing. We also provide high-performance lasers, components, instruments and subsystems to commercial, academic and governmental research institutions worldwide.

In the first quarter of 2005, we made the decision to divest our robotic systems operations, which serve the front-end semiconductor equipment industry with product lines including wafer-handling robots, load ports and equipment front-end modules. Following the acquisition of Spectra-Physics, we conducted a strategic review of all of our businesses and concluded that these operations were no longer core to our strategy. The robotic systems operations have been accounted for as discontinued operations for all periods presented in the accompanying consolidated financial statements. Unless otherwise indicated, the discussion of our business included in this prospectus excludes these operations and relates only to our continuing operations.

The robotic systems operations represented a substantial portion of our Advanced Packaging and Automation Systems (APAS) Division. As a result of our decision to divest these operations, we realigned our business segments. We now develop, manufacture and market our products within two distinct business segments: Lasers and Photonics and Precision Technologies. Our Photonics and Precision Technologies Division now includes all remaining operations of our former APAS Division.

Lasers Division

Our Lasers Division offers a broad array of laser technology products and services with diverse applications to OEM and end-user customers in the scientific research, microelectronics, life and health sciences and industrial manufacturing markets. Our lasers and laser-based systems include ultrafast lasers and amplifiers, diode-pumped solid-state lasers, diode lasers, high-energy pulsed lasers, tunable lasers, air-cooled ion lasers, water-cooled ion lasers and nitrogen lasers. We have established close relationships with OEM customers involved in microelectronics, life and health sciences, analytical instrumentation and industrial manufacturing. In addition to supplying our existing lasers and laser systems to these customers, we also work closely with our OEM and industrial customers to develop laser and laser system designs optimized for their product and technology roadmaps. In addition to our OEM services, we offer a full a range of laser technology solutions and accessories to our end-user customers, from complex laser systems to gas and diode lasers.

Markets and Applications

The breadth of our laser technology addresses a wide range of applications. These include scientific research, microelectronics, life and health sciences, image recording and graphics, aerospace and defense/security, industrial manufacturing, marking and engraving.

•	Scientific Research. We are one of the world’s leading suppliers of scientific lasers, with a forty-year history of working closely with the research community to pioneer new applications and technologies. Today, as a leader in ultrafast laser technology, we continue to break new ground in a variety of scientific research areas, including spectroscopy, ultrafast phenomena, multiphoton microscopy, terahertz imaging, optical coherence tomography, laser induced fluorescence, light detection and ranging, nonlinear optics, particle imaging velocimetry and laser cooling.

•	Microelectronics. Laser technology addresses a wide range of vital applications in the semiconductor and microelectronics market, from front-end yield management to back-end advanced packaging. Laser technology is also a key enabler of achievement of the industry roadmap of smaller feature sizes with increased functionalities. Our air-cooled ion, solid-state and ultrafast lasers are used in data storage, wafer inspection, semiconductor metrology, dynamic random access memory (DRAM) and static random access memory (SRAM) repair, lithography, wafer and component marking, resistor trimming, printed circuit board and flat panel display manufacturing applications.

•	Life and Health Sciences. Laser technology is widely used in the life and health sciences market, and we provide products for use in both biomedical diagnostic and analytical instrumentation and medical cosmetic and therapeutic applications. Our solid-state, ultrafast, gas and high-energy pulsed lasers are used in applications such as multiphoton and confocal microscopy, flow cytometry, matrix-assisted laser desorption/ionization time-of-flight (MALDI-TOF), laser microdissection, DNA microarrays and blood analysis to enable advancements in the fields of molecular biology, proteomics and drug discovery. Cosmetic and therapeutic applications are typically addressed with our diode lasers and include hair removal and a variety of dermatological and dental procedures.

•	Image Recording and Graphics. Our laser technology offers cost-effective light sources for image recording and graphics. Our product applications include pre-press, on-press, ultra-high speed printing, photo finishing, film subtitling and holography.

•	Aerospace and Defense/Security. Our Lasers Division has been providing rugged, reliable and precise products to the United States military and other government branches for more than forty years. Our laser products are used in target recognition and acquisition, light detection and ranging (LIDAR), range-finding, missile guidance and advanced weapons development. In addition, our forensic green continuous wave laser offers crime scene investigators and security experts an essential tool to uncover evidence in the laboratory or in the field, by illuminating fingerprints and other biomaterial.

•	Industrial Manufacturing, Marking and Engraving. Lasers are widely used in a number of industrial manufacturing applications. Our products are used in the areas of rapid prototyping, micromachining, heat-treating, welding and soldering, cutting, illumination, drilling and printing. We also offer laser solutions for high-precision marking and engraving.

Products

The following table summarizes some of our laser and laser-based system product offerings by product category, and includes representative applications for each category:

Category	Products	Representative Applications
Ultrafast Lasers & Systems

•      Mai Tai® one box femtosecond Ti:sapphire lasers

•      Tsunami® ultrafast Ti:sapphire lasers

•      Opal® femtosecond optical parametric oscillator (OPO)

•      Spitfire® Pro ultrafast Ti:sapphire amplifier

•      Eclipse ultrafast amplifier

•      Optical parametric amplifier systems

• Femtosecond spectroscopy • Materials processing • Multiphoton microscopy • Optical coherence tomography • Semiconductor metrology • Terahertz imaging • Time-resolved photoluminescence

Category	Products	Representative Applications
Diode Pumped Solid State Q-Switched Lasers

•      BL series low power Q-switched lasers

•      V-Xtreme™ Q-switched neodymium yttrium aluminum garnet (Nd:YAG) lasers

•      Navigator I and II Q-switched lasers

•      HIPPO diode pumped solid state Q-switched lasers

•      DisQ-Mark™ thin-disk lasers

•      Empower™ series pulsed green lasers

•      Diamond processing

•      Laser zone texturing

•      Memory repair

•      Microelectronics material processing

•      Rapid prototyping

•      Resistor trimming

•      Sapphire scribing

•      Silicon micromachining

•      Solar cell scribing and cutting

•      Wafer marking

•      Pump source for Ti:sapphire lasers

Diode Pumped Solid State Continuous Wave (CW) and Quasi-CW Lasers	• MG series CW solid state green lasers • ZLM modulated CW lasers • 3900S CW tunable Ti:sapphire lasers • Millennia® Pro i/s CW lasers • Vanguard quasi-CW solid state lasers	• Film subtitling • Flow cytometry • Image recording • Materials processing • Raman imaging • Semiconductor wafer inspection and metrology • Spectroscopy

Diode Lasers (Semiconductor)

•      Open heatsink diode laser bars

•      Multi-bar modules

•      Fiber-coupled diode laser bars

•      Fiber-coupled single emitter diodes

•      Open heatsink single emitter diodes

•      Integra industrial diode laser systems

• Graphics and printing • Hair removal • Material heat treatment and processing • Medical therapeutic and cosmetic procedures • Pump source for solid state lasers • Soldering and welding

Category	Products	Representative Applications
High Energy Pulsed Nd:YAG & Tunable Lasers

•      Pro series pulsed Nd:YAG lasers

•      PIV series Nd:YAG lasers

•      INDI series compact Nd:YAG lasers

•      LAB Series Nd:YAG lasers

•      MOPO® Series High Energy optical parametric oscillator (OPO)

•      Sirah dye lasers

•      Flat-panel display manufacturing

•      Laser ablation

•      Laser cleaning

•      LIDAR

•      Mass spectrometry

•      Particle imaging velocimetry combustion diagnostics

•      Plastic and ceramic components marking

•      Remote sensing

•      Spectroscopy

Air-Cooled Ion Lasers	• 117 frequency-stabilized helium neon lasers • 161 air-cooled ion lasers • 163 Advantage lasers • 163-FBR coupled Advantage lasers • 177 air-cooled ion lasers • Solano air-cooled ion systems

•      Confocal microscopy

•      DNA sequencing

•      Flow cytometry

•      Graphic arts and photo-processing

•      Laser doppler anemometry

•      Particle analysis

•      Raman spectroscopy

•      Semiconductor wafer inspection

•      Spectroscopy

Water-Cooled Ion Lasers	• BeamLok® argon ion, krypton and mixed gas laser systems • Stabilite® mixed gas ion lasers	• Confocal microscopy • Flow cytometry • Laser-doppler velocimetry • Laser light entertainment • Light scattering • Lithography • Holography • Spectroscopy

Nitrogen Lasers	• 337-Si OEM nitrogen lasers • Dye lasers • VSL-337 series nitrogen lasers	• Fluorescence immunoassay • Fluorescence microscopy • Laser microdissection • Matrix-assisted laser desorption/ionization • Spectroscopy

Photonics and Precision Technologies Division

Our Photonics and Precision Technologies Division’s products and systems are used across a wide range of markets in applications that range from basic research and development activities to high-precision manufacturing. In addition, we sell subsystems to third parties that integrate our products into larger systems, particularly for semiconductor manufacturing and life and health sciences applications. With the acquisition of Spectra-Physics, we added the Oriel line of photonics instruments and components (including light sources, monochromators and spectroscopy instrumentation), as well as thin-film optical filters, ruled and holographic diffraction gratings and crystals. The division also offers complete turnkey systems for advanced back-end packaging applications, including the manufacture of microwave, optical, radio frequency (RF) and multi-chip modules, and automated and manually operated equipment used to assemble and test fiber optic telecommunications and data communications devices, addressing applications from pre-test to assembly and packaging to final device testing.

Our photonics and precision products address markets including semiconductor capital equipment, scientific research, aerospace and defense/security, life and health sciences and communications. We believe that purchasers of our Photonics and Precision Technologies Division’s products develop an appreciation for the quality of our products which makes them more likely to buy integrated, automated systems from us as their needs for production and test systems grow. In addition to the products that are developed and manufactured by this division, we also distribute certain products that are developed and manufactured by third parties on a private label basis. This allows us to select best-in-breed products in these product lines, and to maximize the efficiency of our research and development efforts.

The following table summarizes some of our Photonics and Precision Technologies Division’s product offerings by product category, and includes representative applications for each category:

Category	Products	Representative Applications
Photonics Instruments and Systems

•      Power meters

•      Laser diode instruments

•      Light sources

•      Optical spectrum analyzers

•      Photonics test systems

•      Optical detectors

•      Spectrometers and spectrographs

•      Monochromators

•      Ultrafast laser pulse measurement systems

•      Fiber alignment and attachment systems

•      Measurement of optical power for free space and fiber-directed laser light

•      Current drivers and temperature controllers for maintaining stability of laser diodes

•      Characterization of light emitted by lasers, light emitting diodes and broadband light sources

•      Testing and characterization of optical fibers and passive fiber optic components

•      Chemical composition analysis

•      Colorimetry

•      Manual to fully automated assembly and packaging of fiber optic components, using welding, soldering and epoxy attachment techniques

Category	Products	Representative Applications
Precision Micro-Positioning Devices, Systems and Subsystems

•      Precision air bearing stages

•      Motion systems

•      Linear and rotational stages

•      Vertical translation stages

•      Multi-axis positioning systems

•      Actuators

•      Simple and programmable motion controllers for linear stepping and direct current (DC) motors and piezo devices

•      Manual fiber optic positioners

•      Precision positioning of semiconductor wafers for metrology and fabrication

•      Sample sorting and sequencing for DNA research

•      High-precision positioning and motion control apparatus for manufacturing and test applications

•      Tracking and targeting test systems for aerospace and defense/security applications

•      Precision alignment in fiber optic, telecommunication and laser device assembly

•      Laser system alignment and beam steering for inspection, laser processing and communications

Vibration Isolation Systems and Subsystems	• Optical benches and support systems • Workstations • Active and passive isolation systems • Honeycomb, granite and rigid structures • Elastomeric mounts

•      Isolated platform for semiconductor lithography equipment

•      Foundation platforms for laser systems

•      Reduction of impact of external forces on high-precision research, manufacturing test and assembly systems

•      Scanning electron microscope/atomic force microscope base isolation

•      Workstation platforms for fiber optic device fabrication

Category	Products	Representative Applications
Optics and Optical Hardware

•      Lenses

•      Mirrors

•      Prisms and windows

•      Thin-film filters and coatings

•      Filters and attenuators

•      Collimators

•      Ultrafast laser optics

•      Beamsplitters and polarization optics

•      Ruled and holographic diffraction gratings

•      Echelles

•      Reflection

•      Transmission

•      Plano

•      Concave

•      Optical mounts

•      Bases and brackets

•      Posts and rod systems

•      Laser-to-fiber couplers

•      Educational kits

•      Components for research and product development activities

•      Analytical instrumentation for life and health sciences

•      Laser systems

•      Deep ultraviolet illumination optics for semiconductor lithography

•      Semiconductor wafer and mask inspection

•      Manual, high-precision alignment of optical instruments

•      Electro-optical research

•      Electro-optic sensors and imaging systems for defense/security applications

•      Optical measurement and communications systems

•      Spectroscopy

•      Ultrafast laser, terahertz imaging and laser fusion research

Opto-Mechanical Subassemblies and Subsystems

•      Laser beam delivery and imaging assemblies

•      Integrated electro-optic-mechanical subsystems

•      Objective lens systems

•      Refractive beam shaper assemblies

•      Fast steering mirrors

•      Laser beam attenuators

•      Semiconductor wafer defect inspection

•      Semiconductor mask patterning

•      Optical coherence tomography for non-invasive diagnostics

•      Thin film measurement of semiconductor wafers

•      Laser beam stabilization for industrial metrology applications

•      High-speed cell sorting for genomic research

•      Analytical instrumentation for life and health sciences

•      Light detection and ranging

•      Optical data storage

Category	Products	Representative Applications
Crystals	• Optical crystals • Scintillation crystals • Crystal imaging arrays • Electro optics

•      X-ray imaging for security, industrial and medical applications

•      Infrared spectroscopy (FTIR) for quality assurance

•      X-ray detection such as steel thickness gauging

•      Optical and acoustic applications including frequency doubling, optical modulators and Q switches

Advanced Packaging Systems	• Automated manufacturing / assembly systems • Automated dispensing systems • Flip chip bonding systems

•      Automated manufacturing / assembly of microelectronic and optoelectronic devices

•      High-speed, high-accuracy automated dispensing applications for microwave modules, optical modules, hybrid circuits, multi-chip modules and semiconductor packaging

•      Automated assembly of flip chip devices

Subassemblies

We offer subassemblies that are a value-added combination of standard and custom products drawn from our lasers, precision components, optics, motion control and vibration isolation product lines. We combine these items with additional engineering to create more highly integrated products to meet customer needs. These products are often subsystems of our OEM customers’ products. We believe that this subassembly capability gives us a significant competitive advantage by differentiating us from competitors that offer a more limited product selection. We have used our capabilities in this area to develop and supply subassemblies to customers in a number of industries, most notably semiconductor equipment and life and health sciences. These products range from low level subassemblies to complete finished products.

Fiber Optic Device Engineering Services

Our experience in fiber optic device assembly, packaging and testing technology provides us with the expertise in the processes and technologies necessary to build high-precision fiber optic components. We apply this expertise to assist our customers in designing device packaging, developing manufacturing processes, developing and producing tooling and programming customized process automation software. These services help customers significantly reduce the development cycle for their products and improve the productivity, yields and quality of their manufacturing processes. In addition to helping customers become more productive, these services assist us in establishing a long-term relationship with our customers and allow us to identify additional opportunities for new products. We also offer device manufacturing and packaging services to enable customers to design and test new products. We believe that the extent of our capabilities and services in this area provides us with a key competitive advantage over other capital equipment suppliers to this market.

Financial information regarding our business segments, and our operations by geographic area, is included in Note 15 of the Notes to Consolidated Financial Statements for the three years ended January 1, 2005 included in this prospectus beginning on page F-39, and in Note 20 of the Notes to Consolidated Financial Statements for the three months ended April 2, 2005 and April 3, 2004 included in this prospectus beginning on page F-56. A discussion of our net sales by end market and geographic area is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above.

Sales and Marketing

We market and sell our products and services through our domestic and international sales organizations, an international network of independent distributors and sales representatives, product catalogs and our web site. Our domestic and international sales organizations are comprised of teams of field sales persons, which work closely with strategic account managers and internal sales support personnel based primarily in Irvine, California, Mountain View, California, Germany, France and Japan. We have aligned our domestic and international sales organizations along our two key categories of customers: end-users and OEM customers. These two categories of customers require very different selling approaches and support requirements. Our OEM subsystem and capital equipment customers often have unique technical specifications and manufacturing processes, and may require specific system, subsystem or component designs. This requires close cooperation between our sales personnel and distributors and our engineering staff, and can result in long sales cycles for our subsystem and capital equipment products.

We also actively market and sell our products in certain markets outside of North America through independent sales representatives and distributors. We have written agreements with most of our representatives and distributors. In some cases we have granted representatives and distributors exclusive authorization to sell certain of our products in a specific geographic area. These agreements generally have terms of one year which automatically renew on an annual basis, and are generally terminable by either party for convenience following a specified notice period. Most distributor agreements are structured to provide distributors with sales discounts below the domestic list price. Representatives are generally paid commissions for sales of products. No single independent representative or distributor accounted for more than 5% of our net sales in 2004 or in the first quarter of 2005.

We also market our standard products through our product catalogs and our web site. Our principal marketing tools for the scientific research market are our comprehensive product catalogs, The Newport Resource® and The Newport Oriel Light Resource. These catalogs provide detailed product information as well as extensive technical and applications data. We mail these catalogs to approximately 40,000 existing and potential customers. The Newport Resource is published in English, French, German and Japanese. New product supplements for each catalog are also distributed between publications. We also publish and distribute a variety of sales literature and product brochures relating to our other products and end markets. Our web site features an online catalog, providing customers with access to the latest information regarding our products, technical/tutorial and application related materials, sales information, a literature and information request form, and the ability to purchase a majority of our standard products.

Research and Product Development

We continually seek to improve our technological leadership position through internal research, product development and licensing, and acquisitions of complementary technologies. As of April 30, 2005, we had approximately 220 employees engaged in research and development. We continually work to enhance our existing products and to develop and introduce innovative new products to satisfy the needs of our customers. In addition, we regularly investigate new ways to combine components manufactured by our various divisions to produce innovative technological solutions for the markets we serve. Total research and development expenses were $8.7 million, or 9.0% of net sales, in the first quarter of 2005, $22.2 million, or 8.5% of net sales, in 2004, including the expenses of Spectra-Physics for the period after July 16, 2004, the date of acquisition, $11.8 million, or 10.1% of net sales, in 2003, and $12.7 million, or 10.2% of net sales, in 2002. Research and development expenses attributable to our Lasers Division were $4.5 million, or 9.8% of net sales to that segment, in the first quarter of 2005, and $7.8 million, or 9.2% of net sales to that segment, in 2004, which consisted entirely of the expenses of Spectra-Physics after July 16, 2004, the date of acquisition. Research and development expenses attributable to our

Photonics and Precision Technologies Division were $4.2 million, or 8.3% of net sales to that segment, in the first quarter of 2005, $14.4 million, or 8.1% of net sales to that segment, in 2004, including the expenses of Spectra-Physics for the period after July 16, 2004, the date of acquisition, $11.8 million, or 10.1% of net sales to that segment, in 2003, and $12.7 million, or 10.1% of net sales to that segment, in 2002.

We are committed to product development and expect to continue our investment in this area in the current and future years. We believe that the continual development or acquisition of innovative new products will be critical to our future success. Failure to develop, or introduce on a timely basis, new products or product enhancements that achieve market acceptance could have a material adverse effect on our business, operating results or financial condition.

Customers

We sell our products to a significant number of customers worldwide, in a wide range of diverse end markets, including semiconductor manufacturing and advanced packaging equipment, scientific research, aerospace and defense/security, life and health sciences and fiber optic communications. We believe that our customer diversification minimizes our dependence on any single industry or group of customers. No single customer represented 10% or more of our consolidated net sales in the first quarter of 2005, or in 2004. In our Lasers Division, no single customer accounted for 10% or more of our net sales to that segment in the first quarter of 2005, or in 2004, after July 16, 2004, the date of our acquisition of Spectra-Physics. In our Photonics and Precision Technologies Division, no single customer accounted for 10% or more of our net sales to that segment in the first quarter of 2005. Sales to one customer in that segment totaled $20.0 million, or 11.7% of our net sales to that segment, in 2004. We believe that our relationships with these key customers are good. However, if any of these key customers or any other key customer discontinues or reduces its relationship with us, or suffers downturns in its business, it could have a significant negative impact on our financial results on a short-term basis, and our business and results of operations could be harmed going forward if we are unable to sufficiently expand our customer base to replace the lost business.

Competition

The primary end markets that we serve include: scientific research, aerospace and defense/security; microelectronics (which is comprised primarily of semiconductor capital equipment customers); life and health sciences; and other end markets (which include general industrial and fiber optic communications customers). These markets are intensely competitive and characterized by rapidly changing technology. A small number of competitors are dominant in certain of these markets. The products and systems developed and manufactured by both our Photonics and Precision Technologies Division and our Lasers Division serve all of our target end markets. The following table summarizes our primary competitors for our principal product categories:

Product Category	Primary Competitors
Lasers	Coherent, Inc. Excel Technology, Inc. JDS Uniphase Corporation Jenoptik Laser Optik Systeme GmbH	Lightwave Electronics Corp. Rofin-Sinar Technologies, Inc. Trumpf Group

Photonics Instruments	Agilent Technologies, Inc. Coherent, Inc. EXFO Electro-Optical, Inc. ILX Lightwave Corporation	Melles Griot, Inc. Ocean Optics, Inc. Ophir Optronics Ltd. Thorlabs, Inc.

Light Sources and Spectroscopy Instrumentation	Andor Technology Acton Research Corporation Ocean Optics, Inc.	Photon Technology International Spectral Products

Product Category	Primary Competitors
Precision Micro-Positioning Devices, Systems and Subsystems Motion Systems	Aerotech Inc. Anorad Corporation Bookham, Inc.	Danaher Corporation Physik Instrumente

Vibration Isolation Systems and Subsystems	Kinetic Systems, Inc. Technical Manufacturing Corp.	Thorlabs, Inc.

Optics, Optical Hardware and Opto-Mechanical Subassemblies and Subsystems	Bookham, Inc. CVI Laser Corporation Corning NetOptix Corning Tropel Corporation Holographix LLC	LINOS Photonics Melles Griot, Inc. OptoSigma Corporation Thorlabs, Inc.

Optical Filters	Barr Associates, Inc. Chroma Technology Corp. Ferroperm EMC Filters ApS	Optical Coating Laboratories, Inc. Omega Optical, Inc. Semrock, Inc.

Diffraction Gratings	Headwall Photonics, Inc. Horiba Jobin Yvon Ltd.	Optometrics LLC Spectrogon

Crystals	NKK Shanghai Institute of Ceramics	St. Gobain

Fiber Optic Device Alignment and Assembly Systems	AOI Sansho Palomar Technologies	Suruga-Seiki Co., Ltd.

Automated Assembly and Dispensing Systems	Asymtek Datacon Technology AG ESEC	Palomar Technologies Speedline Technologies, Inc.

In our precision motion systems and fiber optic device assembly product lines, we also face competition from certain of our existing and potential customers who have developed or may develop their own systems, subsystems and components.

We believe that the primary competitive factors in our markets are:

•	product features and performance;

•	quality, reliability and service support;

•	customer relationships;

•	ability to manufacture and deliver products on a timely basis;

•	pricing; and

•	ability to customize products to customer specifications.

We believe that we currently compete effectively with respect to each of these factors. However, we may not be able to compete successfully in the future against existing or new competitors.

We compete in various markets against a number of companies, some of which have longer operating histories, greater name recognition and significantly greater technical, financial, manufacturing and marketing resources than we do. In addition, some of these companies have long established relationships with our customers and potential customers in our markets. In addition to current competitors, we believe that new competitors, some of whom may have substantially greater financial, technical and marketing resources than us, will seek to provide products to one or more of our markets in the future. Such future competition could harm our business.

Intellectual Property and Proprietary Rights

Our success and competitiveness depends to an extent on our technology and other intellectual property such as trade secrets, patents and trademarks. We protect our technology by controlling access to our proprietary information and by maintaining confidentiality agreements with our employees, consultants, customers and suppliers, and, in some cases, through the use of patents, trademark registrations and licenses. We have been granted approximately 300 patents in the U.S. and foreign jurisdictions, and we have approximately 80 additional patent applications pending. These issued patents cover various aspects of products in many of our key product categories, particularly our laser products. We also have trademarks registered in the U.S. and foreign jurisdictions. We will continue to actively pursue applications for new patents and trademarks as we deem appropriate.

It is possible that, despite our efforts, other parties may use, obtain or try to copy our products and technology. Policing unauthorized use of our products and technology is difficult and time consuming. We cannot guarantee that the steps we take to protect our rights will prevent any misappropriation of our products or technology. This is particularly the case in foreign jurisdictions, where the intellectual property laws may not afford our intellectual property rights the same protection as the laws of the United States. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors, which claims could result in costly litigation and the diversion of our technical and management personnel.

In addition, infringement, invalidity, right to use or ownership claims by third parties may be asserted against us in the future. We expect that the number and significance of these matters will increase as our business expands. In particular, the laser industry is characterized by a very large number of patents, many of which are of questionable validity and some of which appear to overlap with other issued patents. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement. Any claims of infringement brought by third parties could result in protracted and costly litigation, and we could become subject to damages for infringement, or to an injunction preventing us from selling one or more of our products or using one or more of our trademarks. Such claims could also result in the necessity of obtaining a license relating to one or more of our products or current or future technologies, which may not be available on commercially reasonable terms or at all. Any intellectual property litigation and the failure to obtain necessary licenses or other rights or develop substitute technology could have a material adverse effect on our business, financial condition and results of operations.

Manufacturing

We manufacture lasers and laser systems at our facilities located in Mountain View, California, and we manufacture laser diodes in Tucson, Arizona. We manufacture instruments, components, subassemblies and systems at domestic facilities located in Irvine, California; Oroville, California; Stratford, Connecticut; Franklin, Massachusetts; North Billerica, Massachusetts; and Rochester, New York, and at international facilities in Beaune-la Rolande, France; Brigueuil, France; and Margate, United Kingdom. In addition, we subcontract the manufacture of various products and components to a number of third-party subcontractors.

Our manufacturing processes are diverse and consist of: purchasing raw materials, principally stainless steel, aluminum and glass; processing the raw materials into components, subassemblies and finished products; purchasing components, assembling and testing components and subassemblies; and, for our larger products, assembling the subassemblies and components into integrated systems. We primarily design and manufacture our products internally, although on a limited basis, we purchase completed products from certain third-party suppliers and resell those products through our distribution system. Most of these completed products are produced to our specifications and carry our name and logo.

We currently procure various components and materials, such as the sheet steel used in some of our vibration isolation tables, and the laser crystals used in certain of our laser products, from single sources due to unique component designs as well as certain quality and performance requirements needed to manufacture our products. In addition, we manufacture certain components internally, and there are no readily available third-party suppliers of these components. If single-sourced components were to become unavailable in adequate amounts at acceptable quality levels or were to become unavailable on terms satisfactory to us, we would be required to purchase comparable components from other sources. While we believe that we would be able to obtain comparable replacement components from other sources in a timely manner, if we are unable to do so our business, results of operations or financial condition could be adversely affected.

Backlog

Our consolidated backlog of orders totaled $107.8 million at April 2, 2005, and $31.5 million at April 3, 2004. As of April 2, 2005, $102.1 million of this consolidated backlog was scheduled to be shipped on or before December 31, 2005. Orders for many of the products we sell to the semiconductor equipment market, which comprise a significant portion of our sales, are often subject to cancellation or rescheduling by the customer without penalty, and we have from time to time experienced significant cancellations and pushouts of orders from these markets, which negatively affected our operating results in those periods. In addition, because we manufacture a significant portion of our standard catalog products for inventory, we often make shipments of these products upon or within a short time period following receipt of an order. As a result, our backlog of orders at any particular date may not be an accurate indicator of our sales for succeeding periods.

Investments

From time to time we make investments in companies having operations or technologies in areas which are within or adjacent to our strategic focus when acquired. We currently hold minority ownership interests in a number of small, privately-held companies. These investments are designed to further our strategic objectives and to support our key business initiatives. We want to support growth in new technologies, particularly those related to our strategic markets, in order to create and expand markets for our products. While financial returns are not our primary goal, our strategic investment program seeks to invest in companies that can succeed and have a positive impact on their markets. At April 2, 2005, the total carrying value of all of our minority interest investments was $4.4 million.

Investments in technology companies involve significant risks, including the risks that such companies may be unable to raise additional required operating capital on acceptable terms or at all, or may not achieve or maintain market acceptance of their technology or products. In the event that any of such risks occurs, the value of our investment could decline significantly. In addition, because there is no public market for the securities we acquire, our ability to liquidate our investments is limited, and such markets may not develop in the future. In 2002, two fiber optic component manufacturers in which we had made minority interest investments in prior years experienced severe financial difficulties, and each has shut down its operations and liquidated its assets. As a result, we recorded a charge of $6.5 million to write down these investments to their estimated fair value. In 2004, we determined that a minority interest investment made in prior years in a manufacturer of precision mechanical components had incurred an other-than-temporary reduction in value. As a result, we recorded a charge of $1.4 million to write down the investment to its estimated fair value. In the event that we are required to write down the carrying value of one or more of our investments in the future, our earnings could be materially and adversely affected.

Employees

As of April 30, 2005, we had approximately 1,900 employees worldwide. None of our employees are represented by a union. We believe that our relationships with our employees are good.

Government Regulation

Regulatory Compliance

Our lasers and laser-based systems are subject to the laser radiation safety regulations of the Radiation Control for Health and Safety Act administered by the Center for Devices and Radiological Health (CDRH) of the United States Food and Drug Administration (FDA). Among other things, these regulations require a laser manufacturer to file new product and annual reports, to maintain quality control and sales records, to perform product testing, to distribute appropriate operating manuals, to incorporate certain design and operating features in lasers sold to end-users and to certify and label each laser sold to end-users as one of four classes (based on the level of radiation from the laser that is accessible to users). Various warning labels must be affixed and certain protective devices installed depending on the class of product. The National Center for Devices and Radiological Health is empowered to seek fines and other remedies for violations of the regulatory requirements. We are also subject to comparable laser safety regulations with regard to laser products sold in Europe. We believe that we are currently in compliance with these regulations.

Environmental Regulation

Our operations are subject to various federal, state and local environmental protection regulations relating to the protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. In the United States, we are subject to the federal regulation and control of the Environmental Protection Agency. Comparable authorities exist in other countries. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities. Future developments, administrative actions or liabilities relating to environmental matters could have a material adverse effect on our business, results of operations or financial condition.

Although we believe that our safety procedures for using, handling, storing and disposing of such materials comply with the standards required by state and federal laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident involving such materials, we could be liable for damages and such liability could exceed the amount of our liability insurance coverage and the resources of our business.

Spectra-Physics’ Mountain View, California facility is an EPA-designated Superfund site and is subject to a cleanup and abatement order from the California Regional Water Quality Control Board. Spectra-Physics, along with several other entities with facilities located near the Mountain View, California facility, have been identified as Responsible Parties with respect to this Superfund site, due to releases of hazardous substances during the 1960s and 1970s. The site is mature, and investigations and remediation efforts have been ongoing for approximately 20 years. Spectra-Physics and the other Responsible Parties have entered into a cost-sharing agreement covering the costs of remediating the off-site groundwater impact. We have established reserves relating to the estimated cost of these remediation efforts, however our ultimate costs of remediation are difficult to predict. In addition, while we are not aware of any unresolved property damage or personal injury claims relating to this site, such claims could be made against us in the future. While Thermo Electron Corporation has agreed in connection with our purchase of Spectra-Physics to indemnify us, subject to certain conditions, for environmental liabilities relating to this site in excess of our reserves, this indemnity may not cover all liabilities relating to this site. In such event, our business, financial condition and results of operations could be adversely affected.

Properties

Our corporate headquarters is located in Irvine, California. We lease this facility under a lease expiring in February 2012. Our primary manufacturing operations for each of our divisions are located in the following facilities:

Division	Primary Facility Locations	Approximate Facility Size
Lasers	Mountain View, California Tucson, Arizona	159,000 square feet 81,000 square feet

Photonics and Precision Technologies	Irvine, California Stratford, Connecticut Franklin, Massachusetts North Billerica, Massachusetts Rochester, New York Beaune-la Rolande, France Brigueuil, France Margate, United Kingdom	273,000 square feet 32,000 square feet 47,000 square feet 48,000 square feet 55,000 square feet 86,000 square feet 44,000 square feet 16,500 square feet

We own portions of our Mountain View, California, Rochester, New York and Beaune-la Rolande, France facilities, and we own our Margate, United Kingdom facility. We lease all other facilities under leases with expiration dates ranging from 2006 to 2030. In addition to these primary facilities, we lease a number of other facilities worldwide for administration, research and development, light assembly, sales and/or service. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available in the future on commercially reasonable terms to accommodate expansion of our operations.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We currently are not a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations, financial position or cash flows.

MANAGEMENT

Executive Officers and Directors

Name	Age	Position
Robert G. Deuster	54	Chairman of the Board and Chief Executive Officer
Robert J. Phillippy	44	President and Chief Operating Officer
Charles F. Cargile	40	Senior Vice President, Chief Financial Officer and Treasurer
Jeffrey B. Coyne	38	Senior Vice President, General Counsel and Corporate Secretary
Leif A. Alexandersson	52	Vice President, Strategic Marketing and Business Development
Bruce B. Craig	52	Vice President, Lasers Division
Alain Danielo	59	Vice President and General Manager, Photonics and Precision Technologies Division
Donald A. Mills	54	Vice President, Operational Excellence
Gary J. Spiegel	54	Vice President, Worldwide Sales and Service
R. Jack Aplin	73	Director
Robert L. Guyett	68	Director
Michael T. O’Neill	64	Director
C. Kumar N. Patel	66	Director
Kenneth F. Potashner	47	Director
Richard E. Schmidt	73	Director
Peter J. Simone	57	Director

Robert G. Deuster has served as our Chief Executive Officer and as a member of our Board of Directors since May 1996. In June 1997, he became Chairman of the Board. Mr. Deuster also served as our President from May 1996 until July 2004. His current term as a director extends until May 2009. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc., an international manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Group.

Robert J. Phillippy joined us in April 1996 as Vice President and General Manager of our Science and Laboratory Products Division. In August 1999, he was appointed to the position of Vice President and General Manager, Industrial and Scientific Technologies Division, U.S. Operations. In July 2004, he was appointed President and Chief Operating Officer. Prior to joining us, Mr. Phillippy was Vice President of Channel Marketing at Square D Company, an electrical equipment manufacturer, from 1994 to 1996. He joined Square D Company in 1984 as a sales engineer and held various sales and marketing management positions with that company prior to his election as Vice President in 1994.

Charles F. Cargile joined us in October 2000 as Vice President and Chief Financial Officer. In July 2004, he was appointed Senior Vice President, and in February 2005 he was appointed Treasurer. Prior to joining us, Mr. Cargile was Vice President, Finance and Corporate Development for York International Corporation, a manufacturer of air conditioning and refrigeration products. He joined York in November 1998, and served in a number of executive positions, including Corporate Controller and Chief Accounting Officer, until his promotion to Vice President, Finance and Corporate Development in February 2000. Prior to joining York, Mr. Cargile was employed by Flowserve Corporation, a manufacturer of highly-engineered pumps, seals and valves primarily for the petroleum and chemical industries, in various positions, most recently as Corporate Controller and Chief Accounting Officer from February 1995 to November 1998.

Jeffrey B. Coyne joined us in June 2001 as Vice President, General Counsel and Corporate Secretary. In July 2004, he was appointed Senior Vice President. Prior to joining us, Mr. Coyne was a partner in the Corporate and Securities Law Department of Stradling Yocca Carlson & Rauth, our outside corporate counsel, from January 2000 to June 2001, and was an associate attorney at such firm from February 1994 to December 1999. From November 1991 to February 1994, Mr. Coyne was an associate attorney at Pillsbury Madison & Sutro, an international law firm. Mr. Coyne is a member of the State Bar of California and the Orange County Bar Association.

Leif A. Alexandersson joined us in July 2004 as Vice President, Sales and Service, Lasers Division, in connection with our acquisition of Spectra-Physics. In December 2004, he was appointed Vice President, Strategic Marketing and Business Development. Prior to the acquisition, Mr. Alexandersson served as Vice President, Global and Commercial Operations for the Spectra-Physics division of Thermo Electron Corporation since May 2003. Mr. Alexandersson joined Spectra-Physics in March 1992 as Vice President for European Distribution and has held a variety of management positions in operations, strategy and business development with Spectra-Physics and Thermo Electron Corporation.

Bruce B. Craig joined us in July 2004 as Vice President, Corporate Marketing, in connection with our acquisition of Spectra-Physics. In December 2004, he was appointed Vice President, Lasers Division. Prior to joining us, Mr. Craig was Vice President of Marketing for the Spectra-Physics division of Thermo Electron Corporation. He joined Spectra-Physics in 1988, where he has held a variety of positions in general management, sales and marketing, engineering, and product management.

Alain Danielo joined us in January 1995 as President and General Manager of our French subsidiary Micro-Controle S.A. In November 1995, he was elected Vice President of Newport with responsibility for our European Operations. In August 1999, he was appointed to the position of Vice President and General Manager of the European operations of our Industrial and Scientific Technologies Division (now our Photonics and Precision Technologies Division). In July 2004, Mr. Danielo was appointed Vice President and General Manager, Photonics and Precision Technologies Division, expanding his role to include responsibility for worldwide operations of the division. Prior to joining us, Mr. Danielo was Managing Director of the Electronics Division of Valeo S.A., an automobile parts company, from 1989 to 1995. From 1985 to 1989 he was General Manager of Molex France S.A.R.L., a manufacturer of electronic components.

Donald A. Mills joined us in July 2004 as Vice President, Operational Excellence, in connection with our acquisition of Spectra-Physics. Prior to the acquisition, Mr. Mills served as Director, Operational Excellence of the Spectra-Physics division of Thermo Electron Corporation since March 2003. Prior to joining Spectra-Physics, Mr. Mills was employed by Ingersoll-Rand Company, a manufacturer of industrial and commercial equipment and components, since December 1997, holding various positions including General Manager, Rock Drill Division from April 1999 to March 2000, and Vice President, Manufacturing and Engineering, Drilling Solutions Division from March 2000 until February 2003.

Gary J. Spiegel was appointed to the position of Vice President with responsibility for domestic sales in June 1992. During 1997, Mr. Spiegel was assigned additional responsibility for export sales including our sales subsidiaries in Canada and Taiwan. In March 2002, Mr. Spiegel was appointed Vice President, Worldwide Sales and Marketing, expanding his role to include responsibility for all marketing communications and market management. In July 2004, Mr. Spiegel was appointed Vice President, Sales and Service, Photonics and Precision Technologies Division. In December 2004, he was appointed Vice President, Worldwide Sales and Service. Prior to joining us, Mr. Spiegel was Vice President of Sales and Marketing for Klinger Scientific, a subsidiary of Micro-Controle SA, which we acquired in 1991.

R. Jack Aplin was elected to the Board in 1989, and his current term as a director extends until May 2008. From 1989 to the present Mr. Aplin has been an independent investor. Mr. Aplin was Chairman of the Board,

President and Chief Executive Officer of Spectramed, Inc., an international medical products company, from 1986 to 1989.

Robert L. Guyett was elected to the Board in 1990, and his current term as a director extends until May 2006. Since April 1996, Mr. Guyett has been President and Chief Executive Officer of Crescent Management Enterprises, LLC, a financial management and investment advisory services firm. Since May 2003, he has also been Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of ultracapacitors, microelectronics, power systems and high voltage capacitors. From May 1995 to December 1996, he was a consultant to Engelhard Corporation, an international specialty chemical and precious metals company. Between September 1991 and May 1995, Mr. Guyett served as Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Engelhard Corporation. From January 1987 to September 1991, he was the Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Fluor Corporation, an international engineering and construction firm. Mr. Guyett also currently serves as the Treasurer and a director of the Christopher Reeve Paralysis Foundation. Mr. Guyett serves on the board of directors of one other public company, Maxwell Technologies, Inc.

Michael T. O’Neill was appointed to the Board in April 2003, and his current term as a director extends until May 2009. Since November 2000, Mr. O’Neill has served as President and Chief Executive Officer of Miragene, Inc., a biotechnology company. From May 1995 to October 2000, Mr. O’Neill served as an independent consultant to several private companies in the biotechnology industry. From 1973 to 1995, Mr. O’Neill was employed by Beckman Instruments, Inc., a manufacturer of automated analytical systems for the life and health sciences market, in various management positions, most recently as Senior Vice President, Worldwide Commercial Operations from 1993 to 1995, and as Group Vice President, Life Sciences Operations from 1989 to 1993.

C. Kumar N. Patel was elected to the Board in 1986, and his current term as a director extends until May 2007. Dr. Patel was Vice Chancellor-Research, University of California, Los Angeles from 1993 to 1999, and in January 2000 he was appointed to the position of Professor of Physics and Astronomy. Since February 2000, Dr. Patel has also served as Chairman and Chief Executive Officer of Pranalytica, Inc., a company involved in ultra-low level trace gas detection technologies. Previously, he was employed by AT&T Bell Laboratories, a telecommunications research company, as Executive Director of the Research, Materials Science, Engineering and Academic Affairs Division from 1987 to 1993 and as Executive Director, Physics and Academic Affairs Division from 1981 to 1987. He joined Bell Laboratories in 1961.

Kenneth F. Potashner was elected to the Board in 1998, and his current term as a director extends until May 2006. From May 2003 to present, Mr. Potashner has been an independent investor. From 1996 to May 2003, Mr. Potashner was Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of ultracapacitors, microelectronics, power systems and high voltage capacitors. From November 1998 to August 2002, Mr. Potashner was President, Chief Executive Officer and Chairman of SONICblue Incorporated (formerly S3 Incorporated), a supplier of digital media appliances and services. From 1996 to October 1998, he was also President and Chief Executive Officer of Maxwell Technologies. Mr. Potashner was Executive Vice President and General Manager of Disk Drive Operations for Conner Peripherals, a manufacturer of storage systems, from 1994 to 1996. From 1991 to 1994, he was Vice President, Worldwide Product Engineering for Quantum Corporation, a manufacturer of disk drives. From 1981 to 1991, he held various engineering management positions with Digital Equipment Corporation, a manufacturer of computers and peripherals, culminating with the position of Vice President of Worldwide Product Engineering in 1991.

Richard E. Schmidt joined us in September 1991 as Chairman of the Board and Chief Executive Officer. From August 1993 until February 1995 and from November 1995 until May 1996, he held the additional position of President. Mr. Schmidt retired from the positions of President and Chief Executive Officer in May 1996 and from the position of Chairman in June 1997. He has continued to serve as a director following his retirement. Mr. Schmidt’s current term as a director extends until May 2008. From December 1990 to September 1991, Mr. Schmidt served as a consultant to Sundstrand Corporation, an aerospace and power transmission company. From September 1984 to December 1990, Mr. Schmidt was President and Chief Executive Officer of Milton Roy

Company, an international manufacturer of measuring instruments and systems, and was its Chairman from 1986 to December 1990.

Peter J. Simone was appointed to the Board in March 2003, and his current term as a director extends until May 2007. Mr. Simone currently serves as an independent consultant to several venture capital firms and venture-funded private companies. From June 2001 to December 2002, Mr. Simone served as Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor manufacturing equipment company, prior to its acquisition by Novellus Systems, Inc. From August 2000 to February 2001, Mr. Simone was President and a director of Active Control eXperts, Inc. (“ACX”), a vibration isolation technology company. He was a consultant to ACX from January 2000 to August 2000. From April 1997 to January 2000, Mr. Simone served as President and Chief Executive Officer and a director of Xionics Document Technologies, Inc., a provider of embedded software solutions for printer and copier manufacturers. From December 1992 to November 1996, he served as Group Vice President of the Time/Data Systems Division of Simplex Time Recorder Company, Inc., a manufacturer of time, attendance, building life safety and security systems. Mr. Simone serves on the boards of directors of three other public companies: Cymer, Inc., Sanmina-SCI Corporation and Veeco Instruments, Inc.

There are no family relationships among any of our directors or executive officers.

Board of Directors

Our Board currently consists of eight directors, divided into four classes. One class of directors is elected each year for a term of four years. With the exception of Mr. Deuster, our Chairman and Chief Executive Officer, all of the members of our Board of Directors are “independent” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Our Board has determined that no member has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. The independence of each director is reviewed periodically to ensure that, at all times, at least a majority of our Board is independent.

Committees of the Board

Our Board has three separate standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each committee operates under a written charter adopted by the Board. Copies of the charters of all standing committees are available on our Internet web site at www.newport.com. We will also provide electronic or paper copies of the standing committee charters free of charge, upon request made to our Corporate Secretary.

Audit Committee

The Audit Committee is comprised of three directors. The current members are Messrs. Guyett (Chairman), Patel and Simone. None of the members of the Audit Committee are or have been our officers or employees, and each member qualifies as an independent director as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and Section 10A(m) of the Securities Exchange Act of 1934, as amended, and Rule 10A-3 thereunder. The Board has determined that Messrs. Guyett and Simone are “audit committee financial experts” as defined by the regulations promulgated by the Securities and Exchange Commission.

The Audit Committee has the sole authority to appoint (subject to ratification by our stockholders) and, when deemed appropriate, replace our independent auditors, and has established a policy of pre-approving all audit and permissible non-audit services provided by our independent auditors. The Audit Committee has, among other things, the responsibility to evaluate the qualifications and independence of our independent auditors; to review and approve the scope and results of the annual audit; to evaluate with the independent auditors our financial staff and the adequacy and effectiveness of our systems and internal financial controls; to review and discuss with management and the independent auditors the content of our financial statements prior to the filing of our quarterly reports on Form 10-Q and annual reports on Form 10-K; to review the content and clarity of our proposed communications with investors regarding our operating results and other financial matters; to review significant changes in our accounting policies; to establish procedures for receiving, retaining and investigating reports of illegal acts involving us or complaints or concerns regarding questionable accounting or auditing matters, and supervise the investigation of any such reports, complaints or concerns; to establish procedures for the confidential, anonymous submission by our employees of concerns or complaints regarding questionable accounting or auditing matters; and to provide sufficient opportunity for the independent auditors to meet with the committee without management present. The Audit Committee also has the responsibility to adopt and continually review and assess our investment policy; to oversee the management of our investment portfolio and evaluate the performance of our portfolio manager; and to review and make recommendations to the Board with respect to certain significant capital spending proposals.

Compensation Committee

The Compensation Committee is comprised of three directors. The current members are Messrs. Aplin (Chairman), O’Neill and Potashner. Each member of the Compensation Committee qualifies as an independent director as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules. In May 2005, Mr. O’Neill replaced Mr. Schmidt as a member of the Compensation Committee. Mr. Schmidt served on the Compensation Committee during 2004. The Compensation Committee has the responsibility to develop guidelines for, evaluate and approve cash and equity compensation and benefit plans, programs and agreements for our Chief Executive Officer and other executive officers; to administer our stock incentive plans, stock purchase plans and similar incentive plans; and to develop guidelines for and approve grants of stock options to key personnel under such incentive plans.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised of three directors. The current members are Messrs. Potashner (Chairman), Guyett and O’Neill. Each member of the Corporate Governance and Nominating Committee qualifies as an independent director as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The Corporate Governance and Nominating Committee has the responsibility to ensure that the Board is properly constituted to meet its fiduciary obligations to Newport and our stockholders and that we have and follow appropriate governance standards. To carry out this purpose, the Corporate Governance and Nominating Committee has the responsibility to develop, continually assess and monitor compliance with our corporate governance guidelines; to evaluate the size and composition of our Board, the criteria for Board membership, and the independence of Board members; to oversee the evaluation of the performance of our Board and its committees and our management; and to assist our Board in establishing appropriate committees and to recommend members for such committees. The Corporate Governance and Nominating Committee also has the responsibility to identify, evaluate and recommend to our Board candidates for nomination and election as members of our Board.

Director Compensation

Each outside director receives an annual fee of $25,000 and is reimbursed for expenses incurred in connection with attending Board and committee meetings. In addition, each outside director is paid $2,500 for each in person Board meeting attended, $1,500 for each telephonic Board meeting attended, $2,000 for each in person committee meeting attended, and $1,000 for each telephonic committee meeting attended. Each committee chairperson receives an additional $1,000 for each in person or telephonic committee meeting. The Board’s lead independent director, who is currently Mr. Potashner, is appointed from among the independent directors to serve for a three-year term and receives an additional annual fee of $6,000, prorated for any portion of a year during which he serves.

Each outside director receives annually, in January, an option to purchase 7,500 shares of our common stock, which vests in full on the first anniversary of the grant date. Each new outside director receives an option to purchase 16,000 shares of our common stock upon commencement of service as a director, which vests in 25% increments on each of the first four anniversaries of the grant date.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee is comprised of three non-employee directors: Messrs. Aplin, O’Neill and Potashner. Each member of the Compensation Committee qualifies as an independent director as defined by

Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Mr. Schmidt, who served on the Compensation Committee during 2004, served as one of our officers from 1991 to 1996. No executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Executive Compensation

The following table and narrative text discusses compensation earned during the fiscal years ended January 1, 2005, December 31, 2003 and December 31, 2002 by our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at January 1, 2005 and whose salary and bonus exceeded $100,000 for the fiscal year ended January 1, 2005. These officers are referred to in this prospectus as the “named executive officers.”

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards(1)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compen- sation(2) ($)
Robert G. Deuster	2004	415,385	408,739	110,000	42,207
Chairman and	2003	360,000	—	200,000	41,727
Chief Executive Officer	2002	360,000	—	—	13,109

Robert J. Phillippy	2004	244,149	227,364	125,000	19,840
President and	2003	192,942	—	100,000	17,718
Chief Operating Officer	2002	187,692	—	—	12,245

Charles F. Cargile	2004	305,954	225,794	56,250	21,949
Senior Vice President and	2003	275,577	—	125,000	21,518
Chief Financial Officer	2002	250,607	—	40,000	34,515

Alain Danielo(3)	2004	223,416	189,904	45,000	—
Vice President and General Manager,	2003	193,998	—	75,000	—
Photonics and Precision Technologies Division	2002	158,825	—	—	—

Gary J. Spiegel	2004	237,385	201,778	45,000	42,102
Vice President, Worldwide Sales	2003	200,000	—	75,000	40,688
and Service	2002	197,231	—	—	12,588

(1)	No restricted stock awards were granted to any named executive officer during the last three fiscal years. As of January 1, 2005, Mr. Cargile held 1,000 shares of restricted stock, which were valued at $14,100 based on the market value of our common stock as of that date of $14.10 per share. No other named executive officer held shares of restricted stock as of January 1, 2005.

(2)	All other compensation consists of (i) company contributions to the 401(k) plan for each named executive officer, and (ii) company-paid premiums for term life insurance for the benefit of each named executive officer.

(3)	All compensation of Mr. Danielo is paid in Euro. The dollar amounts set forth in the table for Mr. Danielo’s salary and bonus have been converted utilizing the average annual currency exchange rates of €1:US$1.24, €1:US$1.13, and €1:US$0.95, for 2004, 2003 and 2002, respectively.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning grants of options to our named executive officers during our fiscal year ended January 1, 2005.

Option Grants in Last Fiscal Year

(Individual Grants)

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year		Exercise Price per Share		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
							5%	10%
Robert G. Deuster	50,000 60,000	5.33 6.40	% %	$ $	16.91 13.03	01/01/14 08/03/14	$531,730 491,670	$1,347,509 1,245,988

Robert J. Phillippy	25,000 100,000	2.67 10.67	% %	$ $	16.91 13.03	01/01/14 08/03/14	265,865 819,450	673,755 2,076,646

Charles F. Cargile	31,250 25,000	3.33 2.67	% %	$ $	16.91 13.03	01/01/14 08/03/14	332,332 204,862	842,193 519,162

Alain Danielo	20,000 25,000	2.13 2.67	% %	$ $	16.91 13.03	01/01/14 08/03/14	212,692 204,862	539,004 519,162

Gary J. Spiegel	20,000 25,000	2.13 2.67	% %	$ $	16.91 13.03	01/01/14 08/03/14	212,692 204,862	539,004 519,162

The figures above represent options to purchase an aggregate of 381,250 shares of our common stock, granted pursuant to our 2001 Stock Incentive Plan. All of these options vest in 25% increments on each of the first four anniversaries of the grant date. During 2004, we granted options to purchase a total of 937,591 shares of common stock to our employees. All of the options granted to our employees in 2004, including those granted to our named executive officers, were granted at an exercise price equal to the fair market value of the common stock on the date of grant.

The potential realizable value represents amounts, net of exercise price and before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming appreciation of 5% and 10% over the option term. The amounts are calculated by first taking the market price of our common stock on the grant date and calculating an assumed value at the end of the ten-year option term based on compound annual appreciation rates of 5% and 10%, respectively, then subtracting the exercise price per share and multiplying the resulting amount by the number of shares subject to the option. The 5% and 10% appreciation rates are prescribed by rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

Options Exercised and Fiscal Year-End Values

The following table sets forth certain information concerning the exercise of options by our named executive officers during the year ended January 1, 2005, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares underlying both exercisable and unexercisable stock options held by the named executive officers as of January 1, 2005, and the values for “in-the-money” options that represent the total positive spread, if any, between the exercise prices of existing stock options and the market value of our common stock as of January 1, 2005, which was $14.10 per share.

Aggregated Options Exercised in Last Fiscal Year

and Fiscal Year End Option Values

Name	Number of Shares Acquired on Exercise	Dollar Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the- Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert G. Deuster	42,500	$768,296	789,000	282,500	$4,529,704	$509,850
Robert J. Phillippy	—	—	202,500	207,500	820,806	326,300
Charles F. Cargile	—	—	196,250	165,000	204,738	306,163
Alain Danielo	—	—	211,250	108,750	941,963	192,988
Gary J. Spiegel	—	—	172,000	108,750	563,527	192,988

Severance and Other Agreements

We have entered into a severance compensation agreement with each of our named executive officers and certain of our other executive officers providing for certain payments and benefits in the event that such officer’s employment is terminated within two years of a “change in control” of Newport (as defined in the agreement), unless such termination results from the officer’s death, disability or retirement, or the officer’s resignation for reasons other than “good reason” (as defined in the agreement), or constitutes a termination by us for “cause” (as defined in the agreement). In such event, the executive officer will be entitled to: (i) a lump sum severance payment equal to twelve months of such officer’s highest base salary during the twelve month period preceding termination (with the exception of Mr. Deuster, who will be entitled to a severance payment of twenty-four months of salary); (ii) a bonus payment equal to such officer’s incentive compensation bonus payable under our annual incentive plan or other bonus plans then in effect, assuming 100% satisfaction of all performance goals; (iii) continuation of benefits under our medical, dental and vision plans, and long-term disability insurance for a specified period of time, (iv) automatic vesting of all unvested restricted stock held by the officer, (v) payment of an amount equal to the difference between the exercise price and fair market price (calculated as set forth in the agreement) of the shares of common stock subject to all vested and unvested stock options held by the officer, and (vi) certain other benefits, including payment of an amount sufficient to offset any excess “parachute payment” excise tax payable by the officer pursuant to the provisions of the Internal Revenue Code of 1986, as amended, and/or any comparable provision of state or foreign law.

In addition, our agreement with Mr. Phillippy provides that, in the event we terminate his employment other than for cause at any time during the term of the agreement in absence of a change in control of Newport, he will be entitled to the same salary and bonus severance payments described above. Our agreement with Mr. Deuster provides that, in the event we terminate his employment other than for cause at any time during the term of the agreement in absence of a change in control of Newport, he will be entitled to one-half of the salary severance payment, and all of the bonus severance payment described above.

In connection with our acquisition of Spectra-Physics, we entered into an agreement with each of Messrs. Alexandersson, Craig and Mills, which provides that if, during the first two years of each individual’s employment with us, his employment is terminated by us for reasons other than for “cause” (as defined in the agreement), death or disability, or if he resigns for “good reason” (as defined in the agreement), he will receive (i) a lump sum severance payment equal to twelve months of his base salary in effect immediately prior to termination; (ii) a bonus payment equal to his incentive compensation bonus payable under our annual incentive plan or other bonus plans then in effect, assuming 100% satisfaction of all performance goals; (iii) continuation of benefits under our medical, dental and vision plans, and long-term disability insurance for a specified period of time, and (iv) automatic vesting of all unvested restricted stock then held by him. If such termination follows a “change in control” (as defined in the agreement), then, in addition to the foregoing severance benefits, all unvested stock options held by such individual will automatically vest and become immediately exercisable upon termination.

Employee Benefit Plans

Amended and Restated Employee Stock Purchase Plan

Our Board adopted our Amended and Restated Employee Stock Purchase Plan effective April 1, 2003, and our stockholders approved this plan on May 21, 2003. A total of 2,178,205 shares of our common stock were authorized for issuance under the Amended and Restated Employee Stock Purchase Plan, of which 388,640 shares have already been issued and 1,789,565 remain available for future issuance as of April 30, 2005. The Amended and Restated Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

Each of our U.S. employees who customarily works more than 20 hours per week and more than five months in any calendar year is eligible to participate in the Amended and Restated Employee Stock Purchase Plan as of the first day of the calendar quarter coincident with or next following the date of commencement of such employee’s employment with us or our subsidiaries. Each offering period under the Amended and Restated Employee Stock Purchase Plan commences on the first day of each calendar quarter, which is the grant date, and continues for a period of three months ending on the last day of such calendar quarter, which is the purchase date.

Eligible employees who elect to participate in an offering period will designate prior to the commencement of the offering period the amount of payroll deductions to be made from his or her paycheck for the purchase of shares of our common stock under the Amended and Restated Employee Stock Purchase Plan, which amount may not exceed 15% of the participating employee’s compensation. For this purpose, “compensation” means the amount indicated on the Form W-2 issued to the employee by us, including any elective deferrals with respect to any plan qualified under either Section 125 or Section 401(a) of the Internal Revenue Code of 1986, as amended. On the purchase date, shares of our stock will be purchased automatically for each participant with the amounts held from his or her payroll deductions at a price equal to 85% of the fair market value of the shares on the grant date or 85% of the fair market value of the shares as of the purchase date, whichever is lower. An employee may not participate in an offering period if, immediately after the purchase of shares, the employee would own shares or hold options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all classes of our stock. No employee may purchase stock under the Amended and Restated Employee Stock Purchase Plan (and any similar purchase plans offered by us) having a fair market value, determined as of each applicable grant date, which exceeds $25,000 in any calendar year.

Our Board may at any time amend, suspend or terminate the Amended and Restated Employee Stock Purchase Plan; provided, that any amendment that would (1) increase the aggregate number of shares authorized for sale under the plan (except pursuant to adjustments provided for in the plan), (2) materially modify the standards of eligibility for participation, or (3) materially increase the benefits which accrue to participants under the plan, will not be effective unless approved by our stockholders within 12 months of the adoption of the amendment by the Board. Unless earlier terminated by our Board, the Amended and Restated Employee Stock Purchase Plan will terminate on March 31, 2013 or when all shares authorized for sale thereunder have been sold, whichever is earlier.

2001 Stock Incentive Plan

Our Board of Directors adopted our 2001 Stock Incentive Plan in February 2001, and our stockholders approved this plan in May 2001. The 2001 Stock Incentive Plan authorizes us to grant options and rights to purchase shares of our common stock. A total of 6,000,000 shares of our common stock, including the shares that were formerly available for grant under our 1992 Stock Incentive Plan and 1999 Stock Incentive Plan, are

authorized for issuance under the 2001 Stock Incentive Plan. As of April 30, 2005, a total of 3,351,559 shares were subject to outstanding options, and 2,339,064 shares remained available for future grant, under the 2001 Stock Incentive Plan. As of April 30, 2005, a total of 2,626,408 shares are subject to outstanding options under our former stock plans, which plans have been terminated for the purposes of future grants.

Our officers and our other key employees who qualify (including officers or key employees of any parent or subsidiary approved by the Compensation Committee) are eligible to receive incentive options under the 2001 Stock Incentive Plan. Such individuals, as well as any member of our Board of Directors, and any consultants, business associates or others with important business relationships with us, are eligible to receive nonqualified options or restricted shares under the 2001 Stock Incentive Plan. In no event may any individual be granted options under the 2001 Stock Incentive Plan pursuant to which the aggregate number of shares that may be acquired thereunder during any calendar year exceeds 300,000 shares.

The exercise price of incentive stock options granted under the 2001 Stock Incentive Plan may not be less than the fair market value of a share of common stock on the date the option is granted. Nonqualified options must have an exercise price of not less than 85% of the fair market value of a share of common stock on the date such option is granted. The exercise price of any option granted to a person who owns at least 10% of our outstanding common stock may not be less than 110% of the fair market value of a share of our common stock on the date of the grant. There is no minimum purchase price for restricted shares to be issued under the 2001 Stock Incentive Plan (provided that the price may not be less than fair market value for shares issued to our Chief Executive Officer or a named executive officer).

Payment of the exercise price may be made, in the discretion of the Compensation Committee, in cash, by check, by delivery of shares of our common stock, through the delivery of a promissory note, or any combination of the foregoing methods of payment or any other consideration or method of payment as are permitted by applicable corporate law. The Compensation Committee has the authority to determine the time or times at which options granted under the 2001 Stock Incentive Plan become exercisable, provided that options must expire no later than ten years from the date of grant (five years with respect incentive stock options granted to optionholders who own at least 10% of our outstanding common stock). Options are nontransferable, other than by will and the laws of descent and distribution or in any manner permitted by the Compensation Committee that is not prohibited by the Internal Revenue Code, and generally may be exercised only by an employee while employed by us or within three months after termination of employment (one year for termination resulting from death or disability).

Our Board of Directors may from time to time alter, amend, suspend or terminate the 2001 Stock Incentive Plan as the Board may deem advisable. However, no such alteration, amendment, suspension or termination shall be made that would substantially affect or impair the rights of any person under any incentive option, nonqualified option or restricted share already granted to such person without his or her consent. Unless previously terminated by our Board of Directors, the 2001 Stock Incentive Plan will terminate on February 13, 2011. The vesting of all options granted under the 2001 Stock Incentive Plan will accelerate automatically upon a change in control (as defined in the 2001 Stock Incentive Plan) effective immediately prior to the consummation of the change in control unless the options are to be assumed by the acquiring or successor entity (or parent thereof) or new options of comparable value are to be issued in exchange therefore or the options granted under the 2001 Stock Incentive Plan are to be replaced by the acquiring or successor entity (or parent thereof) with other incentives under a new incentive program containing such terms and provisions as the Compensation Committee in its discretion may consider equitable.

Section 401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of the quarter on or following the date they begin employment and participants are able to defer up to 50% of their eligible compensation subject to applicable annual Internal Revenue Code limits. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. The 401(k) plan allows for matching contributions to be made by us starting immediately upon participation in the 401(k) plan. We match employee elective deferrals up to a maximum of six percent of eligible compensation. These matching contributions are immediately vested. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Deferred Compensation Plan

We also maintain a deferred compensation plan under which our directors, named executive officers and certain of our other officers and highly compensated employees who choose to participate in the plan may defer a portion of their income on a pre-tax basis and receive a tax-deferred return on such deferrals. Each participant may defer up to 100% of his or her annual base salary and/or annual bonus (or annual retainer and meeting fees, in the case of directors). Each participant may also defer up to 100% of his or her restricted stock prior to the vesting thereof. Such deferrals are subject to certain minimum amounts, tax withholding and deduction amounts as described in the plan. Participants (or their survivors) may receive distributions of deferred amounts in the form of short-term payouts as soon as three years following the end of the plan year in which a deferral is made, or in the form of retirement benefits or pre-retirement survivor benefits over five, ten or fifteen years following retirement, death or disability. In the event of termination of employment prior to retirement, disability or death, a participant will receive a termination benefit equal to his or her account balance, such termination benefit to be paid in a lump sum if less than $25,000 or in a lump sum or in annual installments over five years, at the discretion of the Committee, if equal to or greater than $25,000.

Limitation of Liability and Indemnification Matters

We have entered into indemnification agreements with each of our executive officers and directors, and certain other officers, which provide contractual protection of certain rights of indemnification by us. The indemnification agreements provide for indemnification of our officers and directors to the fullest extent permitted by our articles of incorporation, bylaws and applicable law. Under the agreements, we indemnify our officers and directors against all fees, expenses, liabilities and losses (including attorney’s fees, judgments, fines, and amounts paid in any settlement we approved) actually and reasonably incurred in connection with any investigation, claim, action, suit or proceeding to which any such officer or director is a party by reason of any action or inaction in his capacity as our officer or director or by reason of the fact that the officer or director is or was serving as our director, officer, employee, agent or fiduciary, or of any of our subsidiaries or divisions, or is or was serving at our request as our representative with respect to another entity, subject to limitations imposed by applicable law. We will not indemnify such officer or director, however, for expenses and the payment of profits arising from the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

RELATED PARTY TRANSACTIONS

We have entered into an agreement with Pranalytica, Inc. to perform certain laser diode packaging services on their behalf. The value of such agreement is $198,000, and we believe that it represents the fair market value of the services. C. Kumar N. Patel, one of our directors, is an officer and shareholder of Pranalytica, Inc.

In connection with our acquisition of Spectra-Physics, we issued 3,220,300 shares of our common stock to Thermo. All of such shares are currently held by Thermo and represent approximately 7.5% of our outstanding common stock as of January 31, 2005. As part of the purchase price for Spectra-Physics, we issued a promissory note to Thermo in the principal amount of $50 million, which bears interest at 5% per annum, payable quarterly, and is due and payable in full on July 16, 2009.

In addition, we have entered into real property leases with Thermo for the facilities operated by Spectra-Physics located in Tucson, Arizona, Franklin, Massachusetts, and Rochester, New York. The lease for the Tucson, Arizona facility has a term of ten years expiring on July 31, 2014, and provides for annual rental payments to Thermo in the amount of $562,000, subject to periodic adjustments. The lease for the Franklin, Massachusetts facility has a term expiring on January 31, 2006, and provides for annual rental payments to Thermo in the amount of $321,112. The lease for the Rochester, New York facility has a term of five years expiring July 31, 2009, and provides for annual rental payments to Thermo in the amount of $200,000, subject to periodic adjustments.

We have entered into a supply agreement with Thermo pursuant to which each of Spectra-Physics and Thermo will supply certain products to the other party. Such supply agreement has a term of three years expiring July 16, 2007. It contains customary business terms and does not contain any fixed or minimum purchase commitments. From July 16, 2004 through April 30, 2005, we purchased approximately $916,000 in products from Thermo, and supplied approximately $1.5 million in products to Thermo, under the supply agreement. We have also entered into a transition services agreement with Thermo pursuant to which Thermo will, for a period of three years following the date of acquisition, continue to provide certain administrative support services, assistance and cooperation as needed by Spectra-Physics at standard hourly rates agreed to by the parties. From July 16, 2004 through April 30, 2005, we paid Thermo approximately $191,000 for services provided under the transition services agreement.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth specified information with respect to the beneficial ownership of our common stock as of April 30, 2005 by: (i) each person (or group of affiliated persons) who we know beneficially owns more than 5% of our outstanding common stock (which includes the selling stockholder); (ii) each of our named executive officers; (iii) each of our directors; and (iv) all of our directors and executive officers as a group. All of the shares of common stock covered by this prospectus are being offered and sold by the selling stockholder, or its pledges, donees, transferees or other successors-in-interest. We entered into a Stock Purchase Agreement on May 28, 2004 with the selling stockholder pursuant to which we purchased all of the outstanding capital stock of Spectra-Physics, Inc. and certain related entities. As part of the consideration for the acquisition, we issued 3,220,300 shares of our common stock to the selling stockholder. Under a Stockholder Agreement we entered into with the selling stockholder in connection with the consummation of the Spectra-Physics acquisition, we agreed to file the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register the 3,220,300 shares of common stock received by the selling stockholder for resale, and to keep the registration statement effective until the earliest of (1) July 16, 2007, (2) such time as all shares have been sold under this prospectus, or (3) such time as the shares may be sold without restriction. Upon completion of the offering, assuming all of the shares held by the selling stockholder being registered hereby are sold and that the selling stockholder acquires no additional shares of common stock prior to the completion of this offering, the selling stockholder will beneficially own no shares of our common stock.

Name and Address of Beneficial Owners(1)	Number of Shares Beneficially Owned Before the Offering (2)		Number of Shares Being Offered Under this Prospectus
	Number	Percentage
Private Capital Management, L.P. Bruce S. Sherman Gregg J. Powers 8889 Pelican Bay Blvd. Naples, FL 34108(3)	5,287,780	12.3%	—
Thermo Electron Corporation 81 Wyman Street Waltham, MA 02451(4)	3,220,300	7.5%	3,220,300
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401(5)	2,678,904	6.2%	—
R. Jack Aplin(6)	86,000	*	—
Charles F. Cargile(7)	247,537	*	—
Alain Danielo(8)	308,500	*	—
Robert G. Deuster(9)	971,350	2.2%	—
Robert L. Guyett(10)	149,000	*	—
Michael T. O’Neill(11)	16,500	*	—
C. Kumar N. Patel(12)	161,349	*	—
Robert J. Phillippy(13)	272,231	*
Kenneth F. Potashner(14)	60,426	*	—
Richard E. Schmidt(15)	228,639	*	—
Peter J. Simone(16)	17,500	*	—
Gary J. Spiegel(17)	219,327	*	—
All executive officers and directors as a group (16 persons)(18)	2,917,485	6.4%	—

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each holder is c/o Newport Corporation, 1791 Deere Avenue, Irvine, California 92606.

(2)	The beneficial ownership is calculated based on 43,146,347 shares of our common stock outstanding as of April 30, 2005. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable within 60 days of April 30, 2005 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of each other person. To our knowledge, except pursuant to applicable community property laws or as otherwise indicated, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)	Consists of 5,272,680 shares of common stock with respect to which the holders have shared voting and shared dispositive power, and 15,100 shares of common stock with respect to which Bruce S. Sherman has sole voting and sole dispositive power. Mr. Sherman is CEO, and Gregg J. Powers is President, of Private Capital Management, L.P. (PCM). In these capacities, Messrs. Sherman and Powers exercise shared dispositive and shared voting power with respect to shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by PCM’s clients and disclaim the existence of a group. The beneficial ownership information reflected in the table is included in the Schedule 13G, Amendment No. 3 filed jointly by PCM and Messrs. Sherman and Powers with the Securities and Exchange Commission on February 14, 2005.

(4)	Consists of 3,220,300 shares of common stock with respect to which the selling stockholder has sole voting and sole dispositive power, which we issued to the selling stockholder as part of the consideration for our acquisition of Spectra-Physics, completed on July 16, 2004. The beneficial ownership information reflected in the table is included in the Schedule 13D filed by the selling stockholder with the Securities and Exchange Commission on July 27, 2004.

(5)	Consists of 2,678,904 shares of common stock with respect to which the holder has sole voting and sole dispositive power. The holder possesses investment and voting power over shares owned by certain investment companies, commingled group trusts and separate accounts, however all such shares are owned by such investment companies, trusts and accounts, and the holder disclaims beneficial ownership of such securities. The beneficial ownership information reflected in the table is included in the Schedule 13G filed by the holder with the Securities and Exchange Commission on February 14, 2005.

(6)	Consists of options to purchase 81,000 shares of common stock which are exercisable within 60 days of April 30, 2005, and 5,000 shares held by Mr. Aplin and his spouse as trustees of a family trust.

(7)	Includes options to purchase 235,312 shares of common stock which are exercisable within 60 days of April 30, 2005, and 1,000 shares of restricted stock.

(8)	Includes options to purchase 235,000 shares of common stock which are exercisable within 60 days of April 30, 2005.

(9)	Consists of options to purchase 851,500 shares of common stock which are exercisable within 60 days of April 30, 2005; 45,000 shares held in a deferred compensation plan for the benefit of Mr. Deuster; 72,450 shares held by Mr. Deuster and his spouse as trustees of a family trust; 2,000 shares held by Mr. Deuster as trustee of trusts established for certain relatives, over which Mr. Deuster has sole voting and investment power; 200 shares held by Mr. Deuster as custodian for his daughter; and 200 shares held by Mr. Deuster’s son. Mr. Deuster disclaims beneficial ownership of the shares held by him as trustee of trusts established for certain relatives and as custodian for his daughter, and the shares held by his son.

(10)	Consists of options to purchase 71,000 shares of common stock which are exercisable within 60 days of April 30, 2005, and 78,000 shares held by Mr. Guyett as trustee of a family trust.

(11)	Consists of options to purchase 11,500 shares of common stock which are exercisable within 60 days of April 30, 2005, and 5,000 shares held by Mr. O’Neill as trustee of a family trust.

(12)	Consists of options to purchase 95,000 shares of common stock which are exercisable within 60 days of April 30, 2005, and 66,349 shares held by Dr. Patel and his spouse as trustees of a family trust.

(13)	Includes options to purchase 233,750 shares of common stock which are exercisable within 60 days of April 30, 2005, 17,250 shares held in a deferred compensation plan for the benefit of Mr. Phillippy, and 14,464 shares held by Mr. Phillippy and his spouse as trustees of a family trust.

(14)	Includes options to purchase 47,000 shares of common stock which are exercisable within 60 days of April 30, 2005.

(15)	Consists of options to purchase 128,000 shares of common stock which are exercisable within 60 days of April 30, 2005, and 100,639 shares held by Mr. Schmidt and his spouse as trustees of a family trust.

(16)	Includes options to purchase 15,500 shares of common stock which are exercisable within 60 days of April 30, 2005.

(17)	Includes options to purchase 195,750 shares of common stock which are exercisable within 60 days of April 30, 2005, and 18,028 shares held by Mr. Spiegel and his spouse as trustees of a family trust.

(18)	Includes options to purchase 2,315,312 shares of common stock which are exercisable within 60 days of April 30, 2005, and 51,000 shares of restricted stock.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and related provisions of our restated articles of incorporation, as amended, and restated bylaws, as currently in effect. For more detailed information, please see our restated articles of incorporation, as amended, and restated bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is part.

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.1167 par value. At April 30, 2005, we had 43,146,347 shares of common stock outstanding, held by 1,192 stockholders of record, based upon the records of our transfer agent which do not include beneficial owners of common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of our common stock do not have any preemptive rights or cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities. All of the outstanding shares of our common stock, when issued and paid for will be fully paid and nonassessable.

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws

Certain provisions of Nevada law, our restated articles of incorporation, as amended, and our restated bylaws, as amended, contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms, and increased value to our stockholders.

Classified Board of Directors

Our Board of Directors currently consists of eight directors, divided into four classes of two directors each. One class of directors is elected each year for a term of four years. As a result, any stockholder or group of stockholders desiring to obtain control over our Board of Directors by electing a majority of our directors, would only be able to do so over a period of three years.

Supermajority Vote Required for a Business Combination

Article Eleven of our restated articles of incorporation, as amended, provides that a business combination with a substantial stockholder (defined as the beneficial owner of more than 10% of our outstanding voting stock) or an affiliate of a substantial stockholder requires the affirmative vote of at least 75% of our outstanding voting stock, unless a series of specific conditions are met. This provision may delay or make it more difficult for us to be acquired by a tender offer for our shares.

Limits on Ability of Stockholders to Call a Special Meeting or Act by Written Consent

Our restated bylaws, as amended, provide that, unless otherwise required by law, special meetings of the stockholders may be called only by the our board of directors, the chairman of the board or, the president, and shall be called by any of such person upon the request of the holders of the shares entitled to cast at least 50% of the votes at such meeting. In addition, our restated bylaws, as amended, do not permit our stockholders to act by written consent in lieu of a duly called meeting of stockholders. These provisions may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our restated bylaws, as amended, establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. Our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Nevada Anti-Takeover Statutes

Business Combinations Act

We are subject to Nevada’s anti-takeover law, commonly known as the Business Combinations Act. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. This Act is not applicable to Thermo due to our board’s approval of the transaction by which Thermo became an interested stockholder.

Control Shares Act

Nevada law provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3 or 1/2 interest, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation’s other stockholders, by majority vote, grant voting rights to such shares. We may opt out of this act by amending our by-laws either before or within ten days after the relevant acquisition of shares. Presently, our by-laws do not opt out of this act.

Registration Rights

Under the Stockholder Agreement we entered into with the selling stockholder in connection with the consummation of the Spectra-Physics acquisition, the selling stockholder is entitled to certain rights to have the 3,220,300 shares of our common stock we issued in connection with the Spectra-Physics acquisition registered under the Securities Act of 1933, or the Securities Act. These shares are referred to as registrable securities. The sale of such registrable securities by the selling stockholder is subject to compliance by the selling stockholder with certain contractual restrictions it has with us, which are described below under the heading “Plan of Distribution.”

Shelf Registration Rights

We agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission to register the registrable securities for resale from time to time, and to keep the registration statement effective until the earliest of (1) July 16, 2007, (2) such time as all shares have been sold under this prospectus, or (3) such time as the shares may be sold without restriction. This time period is known as the registration period.

Underwritten Offerings

The holders of registrable securities may also request that we assist them with two underwritten offerings of the registrable securities, provided the estimated gross proceeds of each such offering are in excess of $25,000,000. The holders of the registrable securities may request a second underwritten offering within twelve months following the closing of the first underwritten offering. The underwriters of any underwritten offering have the right to limit the number of shares registered due to marketing reasons.

Piggyback Registration Rights

If at any time during the registration period we propose to register any of equity securities under the Securities Act (other than in connection with a registration statement on Form S-4 or S-8), the holders of registrable securities will be entitled to notice of the registration and will be entitled to include their shares of our common stock in the registration. During the registration period, and so long as the registration statement of which this prospectus is a part has not been suspended or withdrawn, these piggyback registration rights only apply to an underwritten public offering The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders due to marketing reasons.

These registration rights terminate when all of the registrable securities (1) have been sold under an effective registration statement under the Securities Act, (2) have been sold in compliance with the requirements of Rule 144 under the Securities Act, or (3) may be sold by each holder of registrable securities during one 90 day period under Rule 144.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

We are registering all shares of common stock offered under this prospectus on behalf of the selling stockholder. As used in this prospectus, “selling stockholder” includes the pledgees, donees, transferees or other successors-in-interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The shares may be offered and sold from time to time by the selling stockholder. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling stockholder may sell the shares in the over-the-counter market or otherwise, at (1) market prices prevailing at the time of sale, (2) prices related to the prevailing market prices or (3) negotiated prices. The selling stockholder may sell some or all of the shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	in privately negotiated transactions, including transactions with Newport.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

In connection with the distribution of the shares, the selling stockholder may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also:

•	sell our common stock short and redeliver the shares to close out such short positions;

•	enter into option or other types of transactions that require the selling stockholder to deliver the shares to a broker-dealer, who will then resell or transfer the shares pursuant to this prospectus (as supplemented or amended to reflect such transaction); or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. However, the selling stockholder and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If the selling stockholder qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 153 of the Act, which may include delivery through the facilities of the NASD. We will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder, and we have informed the selling stockholder of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The sale of shares by the selling stockholder is subject to compliance by the selling stockholder with certain contractual restrictions it has with us. In accordance with the Stockholder Agreement, the selling stockholder’s shares will be released from such restrictions over a period of eighteen months from the July 16, 2004 acquisition date. Of the 3,220,300 shares held by the selling stockholder, 805,075 shares were released on January 16, 2005, an additional 805,075 shares will be released on July 16, 2005, and all remaining shares will be released on January 16, 2006. There can be no assurance that the selling stockholder will sell all or any of the shares.

We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act. In return, the selling stockholder has agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.

We have agreed with the selling stockholder to keep the registration statement, of which this prospectus constitutes a part, effective until the earliest of (1) July 16, 2007, (2) such time as all shares have been sold hereunder, or (3) such time as the shares may be sold without restriction. We intend to withdraw the registration statement of which this prospectus is a part at the end of such period; however, it is anticipated that at such time any unsold shares may be tradable subject to compliance with Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule at January 1, 2005 and December 31, 2003, and for each of the three years in the period ended January 1, 2005, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement of which this prospectus is a part in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The combined financial statements of Spectra-Physics as of December 31, 2003 and December 28, 2002, and for each of the three years in the period ended December 31, 2003, appearing in this prospectus have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report appearing herein, and are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our material contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

You can read our SEC filings, including the registration statement, on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W. Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference facilities.

IN DEX TO FINANCIAL STATEMENTS AND SCHEDULE

Page
NEWPORT CORPORATION

Consolidated Financial Statements for the Three Years ended January 1, 2005:

Report of Independent Registered Public Accounting Firm	F-2

Consolidated statements of operations for the years ended January 1, 2005, December 31, 2003 and December 31, 2002	F-3

Consolidated balance sheets at January 1, 2005 and December 31, 2003	F-4

Consolidated statements of cash flows for the years ended January 1, 2005, December 31, 2003 and December 31, 2002	F-5

Consolidated statements of comprehensive loss and stockholders’ equity for the years ended January 1, 2005, December 31, 2003, and December 31, 2002	F-6

Notes to consolidated financial statements	F-7

Financial Statement Schedule – Schedule II – Consolidated valuation accounts	F-43

Consolidated Financial Statements for the Three Months ended April 2, 2005 and April 3, 2004:

Consolidated statements of operations for the three months ended April 2, 2005 and April 3, 2004	F-44

Consolidated balance sheets at April 2, 2005 and January 1, 2005	F-45

Consolidated statements of cash flows for the three months ended April 2, 2005 and April 3, 2004	F-46

Notes to consolidated financial statements	F-47

SPECTRA-PHYSICS

Report of Independent Registered Public Accounting Firm	F-57

Combined statements of operations for the six months ended July 3, 2004 (unaudited) and June 28, 2003 (unaudited), and for the years ended December 31, 2003, December 28, 2002 and December 29, 2001	F-58

Combined balance sheets at July 3, 2004 (unaudited), December 31, 2003 and December 28, 2002	F-59

Combined statements of cash flows for the six months ended July 3, 2004 (unaudited) and June 28, 2003 (unaudited), and for the years ended December 31, 2003, December 28, 2002 and December 29, 2001	F-60

Combined statements of comprehensive loss and parent’s investment for the six months ended July 3, 2004 (unaudited) and the years ended December 31, 2003, December 28, 2002 and December 29, 2001	F-61

Notes to combined financial statements	F-62

PRO FORMA FINANCIAL INFORMATION

Pro forma condensed combined statements of operations for the year ended January 1, 2005 (unaudited)	F-83

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Newport Corporation

We have audited the accompanying consolidated balance sheets of Newport Corporation as of January 1, 2005 and December 31, 2003, and the related consolidated statements of operations, comprehensive loss and stockholders’ equity, and cash flows for each of the three years in the period ended January 1, 2005. Our audits also included the financial statement schedule listed in the Index to Financial Statements and Schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Newport Corporation at January 1, 2005 and December 31, 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 1, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As described in Note 1 of the Notes to Consolidated Financial Statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Newport Corporation’s internal control over financial reporting as of January 1, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Orange County, California

March 14, 2005,

except for Note 2 – “Discontinued Operations” and Note 17, as to which the date is

June 8, 2005

NEWPORT CORPORATION

Consolidated Statements of Operations

(In thousands, except per share data)

	Years Ended
	January 1, 2005	December 31, 2003	December 31, 2002
Net sales	$261,660	$117,190	$125,255
Cost of sales	172,508	76,932	88,481

Gross profit	89,152	40,258	36,774

Selling, general and administrative expense	71,354	35,328	32,674
Research and development expense	22,161	11,793	12,691
Restructuring, impairment and other charges	14,877	687	911

Operating loss	(19,240)	(7,550)	(9,502)

Interest and other income (expense), net	(581)	7,985	10,279
Investment write-downs	(1,419)	—	(6,490)

Income (loss) from continuing operations before income taxes	(21,240)	435	(5,713)

Income tax provision (benefit)	(979)	(812)	14,412

Income (loss) from continuing operations	(20,261)	1,247	(20,125)

Loss from discontinued operations, net of income taxes (benefit) of $(349), $0 and $(401), respectively	(61,175)	(14,407)	(65,993)
Cumulative effect of a change in accounting principle	—	—	(14,500)

Net loss	$(81,436)	$(13,160)	$(100,618)

Basic income (loss) per share:
Income (loss) from continuing operations	$(0.49)	$0.03	$(0.53)
Loss from discontinued operations, net of income taxes	(1.50)	(0.37)	(1.74)
Cumulative effect of a change in accounting principle	—	—	(0.38)

Net loss	$(1.99)	$(0.34)	$(2.65)

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.49)	$0.03	$(0.53)
Loss from discontinued operations, net of income taxes	(1.50)	(0.36)	(1.74)
Cumulative effect of a change in accounting principle	—	—	(0.38)

Net loss	$(1.99)	$(0.33)	$(2.65)

Shares used in computation of basic income (loss) per share	40,838	38,685	37,970

Shares used in computation of diluted income (loss) per share	40,838	39,939	37,970

See accompanying notes.

NEWPORT CORPORATION

Consolidated Balance Sheets

(In thousands, except share data)

	January 1, 2005	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$41,443	$11,795
Marketable securities	66,739	255,507
Accounts receivable, net of allowance for doubtful accounts of $2,057 and $632, respectively	63,334	20,491
Notes receivable, net	6,891	—
Inventories	75,257	39,031
Prepaid expenses and other current assets	8,710	5,837
Assets of discontinued operations	18,400	68,945

Total current assets	280,774	401,606

Property and equipment, net	55,577	27,317
Goodwill	176,235	13,553
Deferred income taxes	—	14,900
Intangible assets, net	54,420	4,956
Investments and other assets	11,462	5,887

	$578,468	$468,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$17,186	$—
Accounts payable	22,328	8,069
Accrued payroll and related expenses	20,739	7,587
Accrued expenses and other current liabilities	32,012	8,114
Accrued restructuring costs	2,672	1,124
Obligations under capital leases	161	272
Liabilities of discontinued operations	3,474	2,125

Total current liabilities	98,572	27,291

Long-term debt	46,716	—
Obligations under capital leases, less current portion	1,576	1,612
Accrued pension liabilities	11,410	—
Accrued restructuring costs and other liabilities	4,685	907
Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.1167 per share, 200,000,000 shares authorized; 43,022,866 and 39,032,509 shares issued and outstanding, respectively	5,021	4,555
Capital in excess of par value	493,986	440,194
Deferred stock compensation	(1,379)	(139)
Accumulated other comprehensive income	8,470	2,952
Accumulated deficit	(90,589)	(9,153)

Total stockholders’ equity	415,509	438,409

	$578,468	$468,219

See accompanying notes.

NEWPORT CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended
	January 1, 2005	December 31, 2003	December 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(81,436)	$(13,160)	$(100,618)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17,167	10,238	11,119
Provision for doubtful accounts	364	277	925
Provision for losses on inventories	9,907	717	31,981
Impairment of goodwill and other intangible assets	63,084	—	14,500
Provision for restructuring and related charges	589	652	11,883
Deferred income taxes, net	654	670	18,532
Loss on disposal of business segment	—	—	6,843
Investment write-down	1,419	—	6,490
Other non-cash items, net	279	(133)	240
Increase (decrease) in cash, net of acquisitions and divestitures, due to changes in:
Accounts and notes receivable	(7,913)	(4,163)	14,819
Inventories	6,728	2,135	699
Prepaid expenses and other current assets	(532)	1,888	3,261
Other assets and liabilities	(83)	(72)	(289)
Accounts payable	5,354	1,799	(5,590)
Accrued payroll and related expenses	3,719	(2,166)	(3,301)
Accrued expenses and other current liabilities	404	(3,515)	186
Accrued restructuring costs	(1,927)	(4,939)	(5,138)

Net cash provided by (used in) operating activities	17,777	(9,772)	6,542

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,988)	(3,060)	(6,681)
Proceeds from the sale of business and property and equipment	11	679	9,872
Business acquisitions, net of cash acquired	(178,955)	—	(6,437)
Purchase of marketable securities	(399,568)	(720,651)	(493,205)
Proceeds from the sale of marketable securities	590,017	704,507	529,799
Purchase of equity investments and intellectual property	(410)	(4,637)	(2,025)

Net cash provided by (used in) investing activities	5,107	(23,162)	31,323

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt and obligations under capital leases	(278)	(3,214)	(6,536)
Short term borrowings	643	—	—
Proceeds from sale/leaseback of facility	—	1,953	—
Proceeds from issuance of common stock under employee plans	4,456	5,328	4,961
Repurchase of the Company’s common stock	—	(4,545)	—

Net cash provided by (used in) financing activities	4,821	(478)	(1,575)
Impact of foreign exchange rate changes on cash balances	1,943	1,148	662

Net increase (decrease) in cash and cash equivalents	29,648	(32,264)	36,952
Cash and cash equivalents at beginning of year	11,795	44,059	7,107

Cash and cash equivalents at end of period	$41,443	$11,795	$44,059

See accompanying notes.

NEWPORT CORPORATION

Consolidated Statements of Comprehensive Loss and Stockholders’ Equity

(In thousands)

	Common Stock		Capital in excess of par value	Deferred stock compensation	Accumulated other comprehensive income (loss)	Retained earnings/ (accumulated deficit)	Total stockholders’ equity
	Shares	Amount
December 31, 2001	36,693	$4,282	$389,526	$(293)	$(9,133)	$104,625	$489,007
Net loss	—	—	—	—	—	(100,618)	(100,618)
Foreign currency translation gain	—	—	—	—	6,614	—	6,614
Unrealized gain on marketable securities, net of reclassification adjustment (Note 3)	—	—	—	—	1,278	—	1,278

Comprehensive loss							(92,726)
Acquisition of MRSI	997	116	45,081	—	—	—	45,197
Issuance of common stock under employee plans	870	102	4,859	—	—	—	4,961
Amortization of deferred compensation	—	—	—	78	—	—	78

December 31, 2002	38,560	4,500	439,466	(215)	(1,241)	4,007	446,517
Net loss	—	—	—	—	—	(13,160)	(13,160)
Foreign currency translation gain	—	—	—	—	7,857	—	7,857
Unrealized loss on marketable securities, net of reclassification adjustment (Note 3)	—	—	—	—	(3,664)	—	(3,664)

Comprehensive loss							(8,967)
Issuance of common stock under employee plans	759	88	5,240	—	—	—	5,328
Repurchase of common stock	(286)	(33)	(4,512)	—	—	—	(4,545)
Amortization of deferred compensation	—	—	—	76	—	—	76

December 31, 2003	39,033	4,555	440,194	(139)	2,952	(9,153)	438,409
Net loss	—	—	—	—	—	(81,436)	(81,436)
Foreign currency translation gain	—	—	—	—	5,717	—	5,717
Unrealized loss on marketable securities, net of reclassification adjustment (Note 3)	—	—	—	—	(199)	—	(199)

Comprehensive loss							(75,918)
Acquisition of Spectra-Physics	3,220	376	47,703	—	—	—	48,079
Issuance of common stock under employee plans	639	75	4,380	—	—	—	4,455
Issuance of restricted stock	131	15	1,709	(1,724)	—	—	—
Amortization of deferred compensation	—	—	—	484	—	—	484

January 1, 2005	43,023	$5,021	$493,986	$(1,379)	$8,470	$(90,589)	$415,509

See accompanying notes.

NEWPORT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Newport Corporation (Newport or the Company) is a global supplier of advanced technology products and systems to a wide range of industries, including microelectronics manufacturing, scientific research, aerospace and defense/security, life and health sciences and communications. The Company develops and sells a broad range of lasers, components, instruments, subsystems and systems to markets where high-precision, efficient manufacturing, test, measurement and assembly are critical. The Company’s products are used in mission-critical applications in industries including microelectronics manufacturing, aerospace and defense/security, life and health sciences and fiber optic device manufacturing. The Company also provides high-performance lasers, components, instruments and subsystems to commercial, academic and governmental research institutions worldwide.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Effective in 2004, the Company changed to a conventional 52/53-week accounting fiscal year. The Company’s fiscal year ends on the Saturday closest to December 31, and its fiscal quarters end on the Saturday closest to the end of each corresponding calendar quarter. Fiscal year 2004 (referred to herein as 2004) ended on January 1, 2005 and fiscal years 2003 and 2002 ended on December 31, 2003 and 2002, respectively.

Business Segments

The Company develops, manufactures and markets its products within two distinct business segments, Lasers and Photonics and Precision Technologies. In July 2004, the Company acquired all of the issued and outstanding capital stock of Spectra-Physics, Inc. and certain related entities (collectively, Spectra-Physics). Spectra-Physics manufactures high-power solid-state, gas and dye lasers, high-power laser diodes, and ultrafast laser systems, as well as other photonic components and devices used in a wide range of applications, including scientific research, industrial and microelectronic manufacturing and medical diagnostics. The Company incorporated the laser and laser-related technology business of Spectra-Physics into a new business segment, the Lasers Division, and combined Spectra-Physics’ photonics business with the Company’s former Industrial and Scientific Technologies Division to create a new Photonics and Precision Technologies (PPT) Division. In the first quarter of 2005, in connection with the decision to divest its robotic systems operations, the Company realigned its business segments to eliminate the previously reported APAS Division. Portions of this division were reclassified into the PPT Division and the balance has been reported in discontinued operations. All prior period financial information has been reclassified to reflect this change in business segments.

Foreign Currency Translation

The functional currency for the Company’s international operations is the local currency. Assets and liabilities for these locations are translated into U.S. dollars using current rates of exchange in effect at the balance sheet dates. The resulting translation gains and losses are included as a component of stockholders’ equity. Items of income and expense for the Company’s international locations are translated using the monthly average exchange rates in effect for the period in which the items occur. Realized foreign currency transaction gains and losses are included in the results of operations.

Derivative Instruments

The Company recognizes all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. The Company does not engage in currency speculation; however, the Company uses forward exchange contracts to mitigate the risks associated with certain foreign currency transactions entered into in the ordinary course of business, primarily foreign currency denominated receivables and payables. Such contracts do not qualify for hedge accounting and accordingly, changes in fair values are reported in the statements of operations. The forward exchange contracts generally require the Company to exchange U.S. dollars for foreign currencies at maturity, at rates agreed to at the inception of the contracts. If the counterparties to the exchange contracts (AA or A+ rated banks) do not fulfill their obligations to deliver the contracted currencies, the Company could be at risk for any currency related fluctuations. Transaction gains and losses are included in the statements of operations in interest and other income (expense), net.

There were no foreign exchange contracts outstanding at January 1, 2005 and December 31, 2003.

Cash and Cash Equivalents and Marketable Securities

The Company considers cash-on-hand and highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Investments with original maturities exceeding three months at the date of purchase are classified as marketable securities. All marketable securities are classified as available for sale and are recorded at market value using the specific identification method; unrealized gains and losses are reflected in accumulated other comprehensive income in the accompanying balance sheets.

Accounts and Notes Receivable

The Company records reserves for specific receivables deemed to be at risk for collection, as well as a reserve based on the Company’s historical collections experience. The Company estimates the collectibility of customer receivables on an ongoing basis by reviewing past due invoices and assessing the current credit-worthiness of each customer. A considerable amount of judgment is required in assessing the ultimate realization of these receivables.

Certain of the Company’s Japanese customers provide the Company with promissory notes on the due date of the receivable. The payment date of the promissory notes is generally 90 days from the original receivable due date. Subsequently, certain of these promissory notes are sold with recourse under line of credit agreements to one of four banks within Japan with which the Company does business. Such transactions are conducted in the ordinary course of business. For balance sheet presentation purposes, amounts due to the Company under such promissory notes are reclassified from accounts receivable to current notes receivable. At January 1, 2005, total promissory notes receivable amounted to $6.9 million. The principal amount of promissory notes sold with recourse is included in both notes receivable, net and short-term obligations until the underlying note obligations are ultimately satisfied by payment of the note obligation by the customers to the banks. At January 1, 2005, the principal amounts of such promissory notes included in notes receivable, net and short-term obligations in the accompanying consolidated balance sheet were $4.3 million. The Company did not have any notes receivable or notes sold with recourse outstanding at December 31, 2003.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents, marketable securities, foreign exchange contracts and accounts receivable. The Company maintains cash and cash equivalents with and purchases its foreign exchange contracts from major financial institutions and performs periodic evaluations of the relative credit standing of these financial institutions in order to limit the amount of credit exposure with any one institution. Substantially all of the Company’s marketable securities are managed by a professional investment management firm, under the oversight of the Company’s senior financial management team and the Audit Committee of the Company’s Board of Directors. Such portfolio manager invests the funds in accordance with the Company’s investment policy, which limits the amounts that may be invested with one issuer.

The Company’s customers are concentrated in the microelectronics, aerospace and defense/security, life and health sciences, scientific research and fiber optic communications markets, and their ability to pay may be influenced by the prevailing macroeconomic conditions present in these markets. Receivables from the Company’s customers are generally unsecured. To reduce the concentration risk and the overall risk of collection, the Company performs ongoing evaluations of its customers’ financial condition. For the years ended January 1, 2005 and December 31, 2002, no customer accounted for 10% or more of the Company’s net sales or 10% or more of the Company’s gross accounts receivable as of the end of such year. For the year ended December 31, 2003, one customer accounted for 11.8% of the Company’s net sales, and accounted for 7.7% of the Company’s gross accounts receivable as of the end of such year.

Inventories

Inventories are stated at the lower of cost (determined on either a first-in, first-out [FIFO] or average cost basis) or fair market value and include materials, labor and manufacturing overhead. The Company writes down excess and obsolete inventory to net realizable value. In assessing the ultimate realization of inventories, the Company makes judgments as to future demand requirements and compares those requirements with the current or committed inventory levels. Amounts required to reduce the carrying value of inventory to net realizable value are recorded as a charge to cost of sales.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense includes amortization of assets under capital leases. Depreciation is recorded principally on the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	3 to 40 years
Machinery and equipment	2 to 20 years
Office equipment	3 to 10 years

Leasehold improvements are amortized over the shorter of their estimated useful life or the remaining lease term.

Intangible Assets, including Goodwill

Intangible assets, other than goodwill and trademarks and trade names, are amortized on a straight-line basis over their estimated useful lives as follows:

Developed technology	10 to 16 years
Customer relationships	10 years
Backlog	6 months
Other	2 to 15 years

Trademarks and trade names are subject to annual impairment testing and are not amortized.

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired entities. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill is no longer amortized but is subject to impairment tests based upon a comparison of the fair value of each of the Company’s reporting units, as defined, and the carrying value of the reporting units’ net assets, including goodwill. Pursuant to SFAS No. 142, upon adoption the Company tested its goodwill and other intangible assets for impairment and recorded an impairment charge of $14.5 million as the cumulative effect of a change in accounting principle as of January 1, 2002. SFAS No. 142 requires a review of goodwill and other intangible assets for impairment at least annually or when circumstances exist that would indicate an impairment of such goodwill or other intangible assets. The Company performs the annual impairment review as of the beginning of the fourth quarter of each year.

Investments

The Company holds minority interest investments in companies having operations or technologies in areas which are within or adjacent to its strategic focus when acquired. The Company accounts for minority interest investments in common stock under the cost method for investments in companies over which it does not have the ability to exercise significant influence and under the equity method for investments in companies over which it does have the ability to exercise significant influence. All of the Company’s current minority interest investments are accounted for using the cost method.

Long-Lived Assets

The Company assesses the impairment of long-lived assets, other than goodwill and other intangible assets, whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. Changes in the Company’s strategic plan and/or market conditions could significantly impact these judgments and could require adjustments to recorded asset balances. Long-lived assets, including minority interest investments in companies which are privately-held and whose values are difficult to determine, are evaluated for other-than-temporary impairment at least annually in the fourth quarter of each year, as well as whenever an event or change in circumstances has occurred that could have a significant adverse effect on the fair value of long-lived assets. The Company records an investment impairment charge in any reporting period where it believes a long-lived asset has experienced a decline in value that is other-than-temporary.

Warranty

Unless otherwise stated in the Company’s product literature or in its agreements with customers, products sold by the Company’s Photonics and Precision Technologies Division generally carry a one-year warranty from the original invoice date on all product material and workmanship. Products of such division sold to original equipment manufacturer (OEM) customers generally carry longer warranties, typically 15 to 24 months. Products sold by the Company’s Lasers Division generally carry warranties that vary by product and product component, but generally range from 90 days to two years. In certain cases, such warranties are limited by amount of usage of the product. Defective products will be either repaired or replaced, generally at the Company’s option, upon meeting certain criteria. The Company accrues a provision (based on historical experience) for the estimated costs that may be incurred for warranties relating to a product as a component of cost of sales at the time revenue for that product is recognized.

Environmental Reserves

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures are discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable.

Revenue Recognition

The Company recognizes revenue after title to and risk of loss of products have passed to the customer (which typically occurs upon shipment), or delivery of the service has been completed, provided that persuasive evidence of an arrangement exists, the fee is fixed or determinable and collectibility is probable. The Company recognizes revenue and related costs for arrangements with multiple deliverables, such as equipment and installation, as each element is delivered or completed based upon its relative fair value, determined based upon the price that would be charged on a standalone basis. However, if a portion of the total contract price is not payable until installation is complete, the Company defers revenue up to the amount that is not payable. Revenues for training are deferred until the service is completed. Revenues for extended service contracts are recognized over the related contract periods.

Customers generally have 30 days from the original invoice date (generally 60 days for international customers) to return a standard catalog product purchase for exchange or credit. Catalog products must be returned in the original condition and meet certain other criteria. Product returns of catalog items have historically been insignificant and are charged against revenue in the period returned. Custom, option-configured and certain other products as defined in the terms and conditions of sale cannot be returned. For certain non-catalog products, the Company establishes a sales return reserve based on the historical product returns.

Advertising

The Company expenses the costs of advertising as incurred, except for the costs of its product catalogs, which are accounted for as prepaid supplies until they are distributed to customers or are no longer expected to be used. Capitalized catalog costs at January 1, 2005 and December 31, 2003 were not significant. Advertising costs, including the costs of the Company’s participation at industry trade shows, were $3.0 million, $2.1 million and $2.7 million for 2004, 2003 and 2002, respectively.

Shipping and Handling Costs

Shipping and handling costs of $2.1 million, $1.7 million, and $1.8 million were included in selling, general and administrative expense for 2004, 2003 and 2002, respectively.

Research and Development

All research and development costs are expensed as incurred.

Income Taxes

The Company provides for income taxes based on the estimated effective income tax rate for the complete fiscal year. The income tax provision (benefit) is computed on the pretax income (loss) of the consolidated entities located within each taxing jurisdiction based on current tax law. Deferred taxes result from the future tax consequences associated with temporary differences between the amount of assets and liabilities for tax and financial accounting purposes. A valuation allowance for deferred tax assets is recorded to the extent the Company cannot determine, in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes, that the ultimate realization of net deferred tax assets is more likely than not.

Income (Loss) per Share

Basic income (loss) per share is computed by dividing income (loss) by the weighted average number of shares of common stock outstanding during the periods, excluding restricted stock. Diluted income per share is computed using the weighted average number of shares of common stock outstanding during the periods plus the dilutive effects of common stock equivalents (restricted stock and stock options) outstanding during the periods, determined using the treasury stock method. Diluted loss per share excludes the antidilutive effects of common stock equivalents outstanding during the periods.

Stock-Based Compensation

The Company applies the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations in accounting for its stock-based compensation and complies with the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure and SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation expense is recognized for employee stock options with exercise prices greater than or equal to the Company’s stock price at the date of grant. Costs related to restricted stock grants, representing the difference between the grant date fair value of the award and the purchase price, if any, of the related shares, are fixed at the date of grant and amortized over the vesting period. Pro forma amounts adjusted for the effect of recording compensation cost related to the Company’s stock option and employee stock purchase plans determined based upon the fair value of awards under these plans as of the grant date, consistent with the methodology prescribed under SFAS 148 and SFAS No. 123, are presented below:

	Years Ended
(In thousands, except per share amounts)	January 1, 2005	December 31, 2003	December 31, 2002
Net loss – reported	$(81,436)	$(13,160)	$(100,618)
Employee compensation expense under fair value method	(16,556)	(18,185)	(15,710)

Net loss – pro forma	$(97,992)	$(31,345)	$(116,328)

Basic net loss per share – reported	$(1.99)	$(0.34)	$(2.65)
Basic net loss per share – pro forma	$(2.40)	$(0.81)	$(3.06)

Diluted net loss per share – reported	$(1.99)	$(0.33)	$(2.65)
Diluted net loss per share – pro forma	$(2.40)	$(0.78)	$(3.06)

The fair value of each option grant in 2004, 2003 and 2002 was estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Years Ended
	January 1, 2005	December 31, 2003	December 31, 2002
Expected annual volatility	74.3%	70.6%	84.5%
Risk-free interest rate	3.4%	2.9%	4.2%
Expected turnover rate	12.9%	12.9%	12.9%
Expected life (years)	5.0	5.0	5.0
Annualized dividend yield	—	—	—

The pro forma amounts shown for the impact of SFAS No. 123 are not necessarily indicative of future results because of the phase-in rules and differences in number of grants, stock price and assumptions for future years.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates made in preparing the consolidated financial statements include (but are not limited to) the allowance for doubtful accounts, inventory reserves, warranty obligations, pension liabilities, restructuring reserves, asset impairment valuations and income tax valuations.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25, and allowed under the original provisions of

SFAS No. 123. SFAS No. 123R requires the use of an option pricing model for estimating fair value, which is amortized to expense over the period in which the related employee services are rendered. The requirements of SFAS No. 123R are effective for fiscal periods beginning after June 15, 2005. The Company is currently assessing the impact that the adoption of SFAS No. 123R will have on its consolidated results of operations. Although the assessment is ongoing, management believes that the impact of the adoption of SFAS No. 123R will be material to the Company’s consolidated results of operations, but that it will have no impact on the Company’s overall financial position. If the Company had applied the provisions of SFAS No. 123R to the financial statements for the period ended January 1, 2005, the Company’s net loss would have been increased by approximately $16.6 million. However, due to the alternative option pricing models and assumptions, the lower numbers of options granted in recent years, and the lower valuations of such options compared with options granted previously, this figure may not be representative of the impact to future results of operations. SFAS No. 123R allows for either prospective recognition of compensation expense or retrospective recognition. The retrospective method may be applied to either to all prior years in which SFAS No. 123 was effective or only to prior interim periods in 2005 before adoption of SFAS No.123R. The Company is currently evaluating these transition methods.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs — An Amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed and production facilities overhead to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of the adoption of this standard, but does not believe that the adoption of SFAS No. 151 will have a significant effect on its results of operations or financial position.

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. It provides guidance for identifying other-than-temporarily impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until further notice. The disclosure requirements of EITF 03-1 are effective for fiscal years ending after December 15, 2003 and are reflected herein. After the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of the accounting provisions of EITF 03-1.

In December 2003, the FASB issued SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. The statement provides disclosure requirements for defined benefit pension plans and other post-retirement benefit plans. The statement was effective for annual financial statements with fiscal years ending after December 15, 2003, and for interim periods beginning after December 15, 2003. The Company adopted SFAS No. 132R during 2004. The adoption of SFAS No. 132R did not have any impact on the Company’s results of operations or financial position.

NOTE 2	ACQUISITIONS, INVESTMENTS AND DISCONTINUED OPERATIONS

Acquisitions

Spectra-Physics

In July 2004, the Company acquired all of the issued and outstanding capital stock of Spectra-Physics. Spectra-Physics manufactures high-power solid-state, gas and dye lasers, high-power laser diodes, and ultrafast laser systems, as well as other photonic components and devices used in a wide range of applications, including scientific research, industrial and microelectronics manufacturing and analytical instrumentation for life and health sciences. The combination creates a leading photonics company with an integrated technology mix.

The transaction was accounted for using the purchase method. The Company’s results of operations for 2004 included the results of operations of Spectra-Physics from the date of acquisition on July 16, 2004.

The purchase price for Spectra-Physics, which resulted in the recognition of goodwill of $175.3 million, was determined by arms-length negotiation between management and Thermo Electron Corporation, Spectra-Physics’ former parent, taking into account a number of factors, including the value of the assets, the historical and projected financial performance of Spectra-Physics and the valuations of certain recently acquired companies with comparable businesses and financial performance.

The Company finalized its purchase price allocation for the acquisition in the fourth quarter of 2004, which resulted in a reduction of goodwill of approximately $2.7 million. This reduction was primarily due to an increase in the estimated fair value of acquired property and equipment based upon internal appraisals, a reduction in the estimated restructuring liability related to certain acquired entities and the final income tax accounting. In connection with the acquisition of Spectra-Physics, the Company formulated a restructuring plan to consolidate certain locations and this preliminary plan was approved by the Company’s Board of Directors. The Company is still finalizing this plan with respect to the employee severance, relocation and facility closure costs required for certain locations. Changes in these costs with respect to Spectra-Physics locations will result in adjustments to goodwill. The Company expects to finalize such plan by the end of the second quarter of 2005. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $175.3 million was recorded as goodwill, which is generally not deductible for tax purposes.

Below is a summary of the purchase price, assets acquired and liabilities assumed:

(In thousands, except share amounts)
Consideration paid:
Cash paid	$174,870
3,220,300 shares of common stock, valued based upon the average price two days before and after the measurement date	48,079
Debt ($50 million, 5% interest payable quarterly, principal due in full July 16, 2009, discounted to market value)	46,382
Other costs, primarily professional fees	5,958

$275,289

Assets acquired and liabilities assumed:
Current assets	$93,355
Goodwill	175,252
Purchased intangible assets (including in-process R&D of $0.3 million)	58,400
Other assets	37,671
Current liabilities	(77,967)
Long-term liabilities	(11,422)

$275,289

The number of shares of the Company’s common stock issued was determined by dividing $50.0 million by the average closing price of the Company’s common stock for the 20 trading days ending two days before the acquisition date of July 16, 2004, which was $15.53 per share. The fair value of the Company’s common stock issued was determined using an average price of $14.93, which was the average closing price of the Company’s common stock two days before and after the measurement date of July 14, 2004.

The debt, which has a principal amount of $50.0 million and bears interest at 5% per annum, was valued at approximately $46.4 million on the date of acquisition, based upon the present value of cash flows, using a discount rate of 6.75% in order to reflect a market rate of interest for similar debt with similar characteristics.

Identifiable intangible assets consist of the following:

(In thousands)	Estimated Fair Value	Weighted Average Amortization Period	Estimated Annual Amortization
Developed technology	$24,500	10-16 years	$1,801
Customer relationships	19,500	10 years	1,950
Backlog	2,200	6 months	2,200

Amortizable purchased intangible assets	46,200
Trademark/tradename	11,900	Indefinite	—

	$58,100

Approximately $0.3 million of the purchase price represented purchased in-process technology that has not yet reached technological feasibility and has no alternative future use and has been expensed.

Supplemental Pro Forma Information (Unaudited)

The financial information below summarizes the combined results of operations of the Company and Spectra-Physics, on a pro forma basis, as though the companies had been combined as of the beginning of each period presented. This pro forma financial information is presented for information purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition taken place at the beginning of each period presented. The pro forma condensed combined statement of operations for the year ended January 1, 2005 includes the historical results of the Company including Spectra-Physics from the date of acquisition on July 16, 2004, plus the historical results of Spectra-Physics from January 1, 2004 to July 16, 2004. The pro forma condensed combined statement of operations for the year ended December 31, 2003 includes the historical results of the Company, plus the historical results of Spectra-Physics for the year ended December 31, 2003:

	Unaudited
	Years Ended
(In thousands)	January 1, 2005	December 31, 2003
Pro forma net sales	$383,946	$321,003
Pro forma loss from continuing operations	(7,243)	(15,596)
Pro forma net loss	(68,418)	(30,003)
Pro forma basic and diluted net loss per share	$(1.61)	$(0.71)

MRSI

In February 2002, the Company acquired Micro Robotics Systems, Inc. (MRSI), a manufacturer of high-precision, automated assembly and dispensing systems for back-end packaging applications in the semiconductor, microwave communications and fiber optic communications markets. The transaction was accounted for using the purchase method. The Company’s results of operations for 2002 included the results of operations of MRSI from the date of acquisition on February 15, 2002.

The purchase price for MRSI was determined by arms-length negotiation between management and MRSI, taking into account a number of factors, including the historical and projected financial performance of MRSI and the valuations of companies with comparable businesses and financial performance.

The Company finalized the purchase price allocation for this acquisition in the third quarter of 2002 based on the final valuation of the intangible assets and the final tax accounting, which resulted in an increase to goodwill of approximately $2.0 million. The excess of the purchase price over the net assets acquired of $46.5 million was recorded as goodwill, which is not deductible for tax purposes.

Below is a summary of the purchase price, assets acquired and liabilities assumed:

(In thousands, except share amounts)
Consideration paid:
997,284 shares of common stock, valued at the date of acquisition	$23,117
1,087,541 shares of common stock issuable upon the exercise of fully vested stock options assumed in the acquisition, valued at the difference between the Company’s stock price at date of acquisition and the option exercise price	22,080
Cash paid	15,000
Other costs, primarily professional fees	1,818

$62,015

Assets acquired and liabilities assumed:
Current assets, including cash of $10,381	$17,158
Goodwill	46,480
Other long-lived assets	3,895
Current liabilities	(5,518)

$62,015

Supplemental Pro Forma Information (Unaudited)

The financial information below summarizes the combined results of operations of the Company and MRSI, on a pro forma basis, as though the companies had been combined as of the beginning of 2002. This pro forma financial information is presented for information purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition taken place at the beginning of 2002. The pro forma condensed combined statement of operations for the year ended December 31, 2002 includes the historical results of the Company including MRSI from the date of acquisition on February 15, 2002, plus the historical results of MRSI from January 1, 2002 to February 15, 2002:

Unaudited
(In thousands)	Year Ended December 31, 2002
Pro forma net sales	$126,406
Pro forma loss from continuing operations	(20,744)
Pro forma net loss	(101,237)
Pro forma basic and diluted net loss per share	$(2.66)

Investments

In 2003, the Company purchased a minority interest in NEXX Systems, Inc., a privately-held developer of flip chip processing equipment for back-end semiconductor manufacturing applications, for $3.7 million. In 2004, the Company invested an additional $0.4 million. The Company’s total investment to date is $4.1 million and is reflected in investments and other assets in the consolidated balance sheet. The Company is accounting for this investment using the cost method of accounting.

Discontinued Operations

In the first quarter of 2005, the Company’s Board of Directors approved a plan to sell the Company’s robotic systems operations, which serve the front-end semiconductor equipment industry with product lines including wafer-handling robots, load ports and equipment front-end modules. Following the acquisition of Spectra-Physics, the Company conducted a strategic review of all of its businesses and concluded that these operations were no longer core to the Company’s strategy. The Company has hired an investment banking firm to assist it in selling the assets of the operations and expects to complete the divestiture by the end of 2005. The robotic systems operations were included in the Company’s former APAS Division. These operations have been accounted for as discontinued operations for all periods presented.

In August 2002, to increase the efficiency of the Company’s product development and manufacturing efforts, the Company’s Board of Directors approved a plan to sell the Company’s operation in Plymouth, Minnesota, which manufactured high-precision motion stages for the semiconductor equipment, computer peripheral, fiber optic communications and life and health sciences markets. As a result, the Company recorded an impairment charge of $3.4 million to write down the assets of the Plymouth operation to their estimated fair value of $2.6 million. In the first quarter of 2003, due to the weak response from potential buyers, the Company shut down the operation and liquidated the majority of the remaining assets, which resulted in an additional loss of $0.6 million. This operation was included in the Company’s former Industrial and Scientific Technologies Division.

In March 2002, to more efficiently deploy the Company’s resources to those areas that are critical to product development efforts for the Company’s strategic markets, the Company’s Board of Directors approved a plan to sell the Company’s Industrial Metrology Systems Division (IMSD), including the business of CEJohansson AB, a Sweden-based global supplier of advanced metrology systems that was acquired in December 2000. The sale of IMSD was substantially completed in 2002 for cash of approximately $9.8 million. In February 2005, the Company settled an outstanding dispute with the purchaser of a portion of IMSD, resulting in a charge to discontinued operations of approximately $0.6 million in the fourth quarter of 2004.

These operations have been accounted for as discontinued operations for all periods presented.

The net sales and loss before income taxes of operations that were included in discontinued operations consist of the following:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Net sales	$24,121	$19,640	$49,013
Loss before income taxes	(61,524)	(14,407)	(66,394)

The estimated and realized losses recognized on divestitures consist of the following:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Realized loss on disposal	$—	$(572)	$(3,428)
Estimated loss on disposal	—	—	(3,415)

NOTE 3	SUPPLEMENTAL BALANCE SHEET, STATEMENT OF OPERATIONS AND CASH FLOW INFORMATION

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents and marketable securities consist of the following:

(In thousands)	January 1, 2005	December 31, 2003
Cash and cash equivalents	$41,443	$11,795
Marketable Securities:
U.S. government and agency debt securities	19,491	133,893
Corporate debt securities	32,825	88,420
Asset-backed securities	12,768	30,027
Foreign government debt securities	1,655	—
Other debt securities	—	3,167

	66,739	255,507

	$108,182	$267,302

All marketable securities are classified as available for sale and are recorded at market value using the specific identification method; unrealized gains and losses are reflected in accumulated other comprehensive income in the accompanying balance sheets. The aggregate fair value of available for sale securities and aggregate amount of unrealized gains and losses for available for sale securities at January 1, 2005 were as follows:

(In thousands)	Aggregate Fair Value	Aggregate Amount of Unrealized
		Gains	Losses
U.S. government and agency debt securities	$19,491	$—	$(95)
Corporate debt securities	32,825	10	(33)
Asset-backed securities	12,768	—	(84)
Foreign government debt securities	1,655	—	—

	$66,739	$10	$(212)

Included in the above are asset-backed securities with an aggregate fair value of $1.4 million which have been in an unrealized loss position for 12 months or longer.

The aggregate fair value of available for sale securities and the aggregate amount of unrealized gains and losses for available for sale securities at December 31, 2003 were as follows:

(In thousands)	Aggregate Fair Value	Aggregate Amount of Unrealized
		Gains	Losses
U.S. government and agency debt securities	$133,893	$36	$(1)
Corporate debt securities	88,420	31	(34)
Asset-backed securities	30,027	—	(35)
Other debt securities	3,167	—	—

	$255,507	$67	$(70)

The contractual maturities of available for sale securities at January 1, 2005 were as follows:

(In thousands)
0 – 1 Year	$19,207
1 – 2 Years	15,719
2 – 3 Years	12,784
3 – 5 Years	5,476
More than 5 years	13,553

$66,739

The gross realized gains and gross realized losses on sales of available for sale securities consist of the following:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Gross realized gains	$386	$3,989	$2,307
Gross realized losses	(1,934)	(1,076)	(283)

	$(1,548)	$2,913	$2,024

In connection with the acquisition of Spectra-Physics in July 2004, the Company realized a loss of $1.7 million on sales of marketable securities prior to their maturity in order to fund the cash portion of the purchase price.

Inventories

Inventories consist of the following:

(In thousands)	January 1, 2005	December 31, 2003
Raw materials and purchased parts	$37,628	$20,851
Work in process	19,481	6,505
Finished goods	18,148	11,675

	$75,257	$39,031

Property and Equipment, net

Property and equipment, net, including assets under capital leases, consists of the following:

(In thousands)	January 1, 2005	December 31, 2003
Land	$2,983	$856
Buildings	13,117	7,662
Leasehold improvements	16,687	15,495
Machinery and equipment	55,314	28,841
Office equipment	18,196	16,625

	106,297	69,479
Less accumulated depreciation	(50,720)	(42,162)

	$55,577	$27,317

Depreciation expense from continuing operations, including the amortization of assets under capital leases, totaled $8.6 million, $6.8 million and $6.5 million for 2004, 2003 and 2002, respectively.

Intangible Assets, Including Goodwill

Goodwill, net by reportable segment is as follows:

(In thousands)	January 1, 2005	December 31, 2003
Lasers	$105,151	$—
Photonics and Precision Technologies	71,084	13,553

	$176,235	$13,553

Intangible assets, excluding goodwill, consist of the following:

(In thousands)	January 1, 2005	December 31, 2003
Intangible assets subject to amortization:
Developed technology, net of accumulated amortization of $825 and $940, respectively	$23,675	$3,968
Customer relationships, net of accumulated amortization of $894 and $0, respectively	18,606	—
Backlog, net of accumulated amortization of $2,017 and $0, respectively	183	—
Other, net of accumulated amortization of $58 and $64, respectively	56	148

	42,520	4,116
Intangible assets not subject to amortization:
Trademarks and trade names	11,900	840

Intangible assets, net	$54,420	$4,956

Amortization expense related to intangible assets for the years ended January 1, 2005, December 31, 2003 and December 31, 2002 was $4.8 million, $0.6 million and $0.4 million, respectively.

Estimated aggregate amortization expense for future fiscal years is as follows:

(In thousands)	Estimated Aggregate Amortization Expense
2005	$3,969
2006	3,755
2007	3,754
2008	3,754
2009	3,754
Thereafter	23,534

$42,520

Accrued Warranty Obligations

The activity in accrued warranty obligations is as follows:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003
Balance at beginning of year	$523	$534
Additions from business acquisition	4,504	—
Additions charged to cost of sales	2,825	1,214
Warranty claims	(2,962)	(1,225)

Balance at end of period	$4,890	$523

Such amounts were included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

(In thousands)	January 1, 2005	December 31, 2003
Deferred revenue	$9,820	$297
Accrued warranty obligations	4,890	523
Accrued income taxes	2,939	3,937
Other	14,363	3,357

	$32,012	$8,114

Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of the following:

(In thousands)	January 1, 2005	December 31, 2003
Cumulative foreign currency translation gains	$8,672	$2,955
Unrealized losses on marketable securities	(202)	(3)

	$8,470	$2,952

Comprehensive Income (Loss)

The reclassification adjustment included in net unrealized gains on marketable securities that was included in comprehensive income (loss) is as follows:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Unrealized holding period gains (losses) arising during period	$(1,747)	$(751)	$3,302
Less: reclassification adjustments for (gains) losses included in net income	1,548	(2,913)	(2,024)

Unrealized gains (losses) on marketable securities, net of reclassification adjustment	$(199)	$(3,664)	$1,278

Investment Write-Downs

In 2004, the Company determined that a minority interest investment made in prior years in a manufacturer of precision mechanical components had incurred an other-than-temporary reduction in value. As a result, the Company recorded a charge of $1.4 million to write-down the investment to its estimated fair value.

In 2002, two fiber optic component manufacturers in which the Company had made minority interest investments in prior years experienced severe financial difficulties. Each manufacturer has shut down its operations and liquidated its assets. As a result, the Company recorded a charge of $6.5 million to write-down these investments to their estimated fair value.

Interest and Other Income (Expense), Net

Interest and other income (expense), net, consists of the following:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Interest and dividend income	$3,470	$6,525	$9,302
Interest expense	(1,826)	(205)	(459)
Gains (losses) on sale of marketable securities, net	(1,548)	2,913	2,024
Bank and portfolio asset management fees	(508)	(785)	(864)
Foreign exchange losses, net	(377)	(281)	(527)
Other income (expense), net	208	(182)	803

Total interest and other income (expense), net	$(581)	$7,985	$10,279

Supplemental Disclosures of Cash Flow Information

Supplemental cash flow information consists of the following:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Cash paid (received) during the period for:
Interest	$944	$199	$425
Income taxes, net	$500	$(3,301)	$1,605

Non-cash investing and financing activities:
Issuance of common stock in connection with business acquisition	$48,079	$—	$—
Issuance of debt in connection with business acquisition	$46,382	$—	$—

NOTE 4	RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES

The following table summarizes restructuring, impairment and other charges:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Asset impairment, including goodwill	$14,541	$—	$—
2002 restructuring plan charge	—	—	911
Severance	336	687	—

	$14,877	$687	$911

Asset Impairment, Including Goodwill

In the fourth quarter of 2004, the Company completed its annual review of goodwill and other intangible assets and determined that goodwill and other intangible assets at its Advanced Packaging and Automation Systems Division were impaired. Due to the reduced market demand for semiconductor capital equipment, this division experienced a severe slow-down in sales and orders in the third quarter of 2004, which continued into the fourth quarter. As a result, the losses at this division substantially increased during this period. These factors led to a reduced forecast and outlook for this division, which led to the determination that these assets were impaired. The Company used a combination of valuation techniques, including the present value of future cash flows and the fair value of comparable businesses, in order to determine the fair value of the division. As a result, the Company recognized impairment of goodwill of approximately $56.6 million and other acquired intangible assets of approximately $2.7 million, of which approximately $1.8 million was included in cost of sales, $13.4 million was included in restructuring, impairment and other charges, and $44.1 million was included in loss from discontinued operations, net of income taxes in the accompanying consolidated statement of operations.

In the third quarter of 2004, the Company performed an impairment analysis on an intellectual property intangible asset that it had previously purchased from a third party. The Company determined in the third quarter of 2004 that this asset was no longer strategic as a result of the acquisition of Spectra-Physics and that there was a limited current or future market demand for the products that would be produced with this technology. The Company used the present value of forecasted cash flows to determine the fair value of this intangible asset, which resulted in an impairment charge of approximately $1.5 million in the third quarter of 2004. Such amount was charged to cost of sales in the accompanying consolidated statement of operations.

In the third and fourth quarters of 2004, the Company reviewed fixed assets at facilities impacted by the integration of Spectra-Physics and identified duplicate and unnecessary assets. As a result, the Company recorded an impairment charge of approximately $2.3 million. Substantially all of these assets were sold or abandoned in 2004, with the remaining amount held for sale and subsequently sold in the first quarter of 2005. The remaining amount of these assets held for sale at January 1, 2005 was not significant. The Company determined the fair value of these assets using quoted used equipment market prices. Approximately $1.1 million of the impairment charge was included in restructuring, impairment and other charges and approximately $1.2 million was included in discontinued operations, net of income taxes in the accompanying consolidated statement of operations.

The classification of these asset impairment charges in the accompanying consolidated statement of operations is as follows:

(In thousands)	Cost of Sales	Restructuring, Impairment and Other Charges	Discontinued Operations	Total
Year ended January 1, 2005
Goodwill impairment	$—	$12,571	$44,053	$56,624
Intangible asset impairment	3,280	853	—	4,133
Fixed asset impairment	—	1,117	1,210	2,327

	$3,280	$14,541	$45,263	$63,084

All such amounts have been excluded from the Company’s business segments, due to the nature of such charges.

2002 Restructuring Plan

During 2002, in response to the continued severe downturn in the fiber optic communications market and the uncertainty with respect to the pace of recovery in the semiconductor equipment market, the Board of Directors of the Company approved a restructuring and cost reduction plan designed to bring its operating costs in line with its business outlook at that time. As a result of the 2002 restructuring plan, the Company recorded restructuring charges of $3.1 million for employee severance and related termination costs, $9.1 million related to facility consolidations and $0.2 million related to other activities, of which $1.4 million was included in restructuring, impairment and other charges and $11.0 million was included in loss from discontinued operation, net of income taxes in the accompanying consolidated statement of operations. In addition, the Company recorded charges of $1.5 million related to closure and consolidation of facilities, and $1.0 million related to consignment and demonstration inventory that was deemed to be obsolete or slow moving, $2.1 million of which was included in selling, general and administrative expense and $0.4 million was included in discontinued operations for 2002 in the accompanying consolidated statement of operations. The Company also established additional reserves for excess and obsolete inventory of $28.7 million, of which $11.1 million were included in cost of sales for 2002 in the accompanying consolidated statement of operations and $17.6 million were included in discontinued operations. Also in 2002, actions related to the Company’s 2001 restructuring plan were completed, resulting in an excess restructuring reserve of $0.5 million. This amount was used to reduce the 2002 restructuring and asset impairment charges and the related accrued restructuring costs.

In 2004 and 2003, the Company increased the estimate of the required reserve for facility consolidations by $0.6 million and $0.7 million, respectively, to reflect settlements of its remaining lease obligations for certain leases as well as revised estimates of future sublease income. Both amounts were included in discontinued operations.

The restructuring and impairment charges, inventory reserves and other charges related to the 2002 restructuring plan were classified in the accompanying consolidated statements of operations for the years ended January 1, 2005, December 31, 2003 and December 31, 2002 as follows:

(In thousands)	Cost of Sales	Restructuring, Impairment and Other Charges	Selling, General and Administrative Expenses	Discontinued Operations	Total
Year ended December 31, 2002
Inventory reserves	$11,065	$—	$—	$17,621	$28,686
Facility consolidation and severance	—	1,461	—	10,972	12,433
Other charges	—	—	2,159	374	2,533
Reversal of excess 2001 reserves	—	(550)	—	—	(550)

Total for year ended December 31, 2002	$11,065	$911	$2,159	$28,967	$43,102

Year ended December 31, 2003
Adjustment to facility consolidation estimate	$—	$—	$—	$651	$651

Total for year ended December 31, 2003	$—	$—	$—	$651	$651

Year ended January 1, 2005
Adjustment to facility consolidation estimate	$—	$—	$—	$589	$589

Total for year ended January 1, 2005	$—	$—	$—	$589	$589

The 2002 restructuring and impairment charges, inventory reserves and other charges relate to the following business segments:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Photonics and Precision Technologies	$—	$—	$13,224
Non-segment related	—	—	911
Discontinued operations	589	651	28,967

	$589	$651	$43,102

Severance

Cost reduction actions taken in 2004 as part of the integration of Spectra-Physics resulted in severance costs of $1.0 million, of which $0.4 million were included in restructuring, impairment and other charges and $0.6 million were included in discontinued operations in the accompanying consolidated statement of operations in 2004. In addition, cost reduction actions taken in 2003 for employees that were not included in the original 2002 restructuring charge resulted in severance costs of $1.0 million, of which $0.7 million were included in restructuring, impairment and other charges and $0.3 million were included in discontinued operations in 2003. All such amounts have been excluded from the Company’s business segments, due to the nature of such charges.

NOTE 5	ACCRUED RESTRUCTURING COSTS

2004 Restructuring Plan

In connection with the acquisition of Spectra-Physics, the Company began to formulate a restructuring plan in the third quarter of 2004 to consolidate certain locations and such preliminary plan was approved by the Company’s

Board of Directors. The Company is still finalizing this plan with respect to the employee severance, relocation and facility closure costs required for certain locations. Changes in these costs will result in adjustments to goodwill. The Company expects to finalize such plan by the end of the second quarter of 2005.

This plan currently includes $2.2 million for employee relocation and employee severance and related termination costs and $3.2 million related to facility consolidations. The employee severance and relocation actions will involve approximately 100 to 125 employees across all functions and are expected to be completed by the end of 2005.

The following table summarizes the activity in accrued restructuring costs related to the purchase of Spectra-Physics that involve the payment of cash:

(In thousands)	Employee Relocation and Severance	Facility Consolidation	Total
Liabilities assumed in purchase accounting	$2,171	$3,186	$5,357
Cash payments	(484)	—	(484)

Accrued restructuring at January 1, 2005	$1,687	$3,186	$4,873

The facility consolidation costs will be paid over the associated lease terms, which expire at various dates between 2007 and 2011. At January 1, 2005, $2.1 million of these accrued restructuring costs were expected to be paid within one year and were included in current liabilities in accrued restructuring costs and $2.8 million of accrued restructuring costs were included in long-term liabilities in accrued restructuring costs and other liabilities in the accompanying consolidated balance sheets.

2002 Restructuring Plan

The following table summarizes the activity in accrued restructuring costs related to the 2002 restructuring plan:

(In thousands)	Employee Severance	Facility Consolidation	Other	Total
Accrued restructuring at December 31, 2001	$1,900	$3,397	$—	$5,297
Restructuring and asset impairment charges	3,079	9,151	203	12,433
Cash payments	(3,221)	(1,790)	(127)	(5,138)
Non-cash write-offs	—	(5,872)	(196)	(6,068)
Reversal of excess 2001 reserves	—	(550)	—	(550)
Reclassifications	—	(120)	120	—

Accrued restructuring at December 31, 2002	1,758	4,216	—	5,974
Restructuring and asset impairment charges	—	651	—	651
Cash payments	(2,343)	(2,595)	—	(4,938)
Reclassifications	585	(585)	—	—

Accrued restructuring at December 31, 2003	—	1,687	—	1,687
Restructuring and asset impairment charges	—	589	—	589
Cash payments	—	(1,443)	—	(1,443)

Accrued restructuring at January 1, 2005	$—	$833	$—	$833

As of January 1, 2005, $0.8 million of facility-related accruals remained under the Company’s 2002 restructuring plan. The facility consolidation reserves will be paid over the associated lease terms, which expire at various dates between 2005 and 2008. At January 1, 2005 and December 31, 2003, $0.6 million and $1.1 million, respectively, of accrued restructuring costs were expected to be paid within one year and were included in current liabilities in accrued restructuring costs, and $0.2 million and $0.6 million, respectively, of accrued restructuring costs were included in long-term liabilities in accrued restructuring costs and other liabilities in the accompanying consolidated balance sheets. Under the 2002 restructuring plan, a total of 331 employees were terminated, all of whom had been terminated by December 31, 2003.

NOTE 6	DEBT AND LINES OF CREDIT

Long-term debt

The purchase price for the Company’s acquisition of Spectra-Physics included a $50.0 million unsecured promissory note bearing interest at 5% per annum. Interest on this note is payable quarterly, with the principal due in full on July 16, 2009. The Company recorded the note at $46.4 million, reflecting a discount of approximately $3.6 million, in order to reflect a market rate of interest of 6.75% for similar debt with similar characteristics. This discount is being amortized on a straight line basis until maturity.

Lines of Credit

At January 1, 2005, the Company had a total of seven lines of credit, including one domestic revolving line of credit, two revolving lines of credit with Japanese banks, and four other lines of credit with Japanese banks which are used to sell trade notes receivable with recourse to the banks.

The Company’s domestic revolving line of credit has a total credit limit of $5.0 million and expires December 1, 2005. Certain of the marketable securities that are being managed by the lending institution collateralize the line of credit. The line bears interest at the prevailing prime rate, or the prevailing London Interbank Offered Rate (2.39% at January 1, 2005) plus 1.5%, at the Company’s option, and an unused line fee of 0.25% per year. At January 1, 2005, there were no balances outstanding under the line of credit, with $2.3 million available under the line, after considering outstanding letters of credit totaling approximately $2.7 million.

The two revolving lines of credit with Japanese banks total 1.5 billion yen ($14.4 million at January 1, 2005) and expire as follows: $10.6 million on November 30, 2005 and $3.8 million on March 31, 2005. The lines are not secured and bear interest at the prevailing bank rate. At January 1, 2005, the Company had $12.9 million outstanding and $1.5 million available for borrowing under these lines of credit.

The other four lines of credit with Japanese banks, which are used to sell notes receivable with recourse, total 800 million yen ($7.7 million at January 1, 2005), have no expiration date and bear interest at the bank’s prevailing rate. At January 1, 2005, the Company had $4.3 million outstanding and $3.4 million available for the sale of notes receivable under these lines of credit.

The weighted average interest rate on all borrowings on all six Japanese lines of credit as of January 1, 2005 was 1.6%. Amounts outstanding under these lines of credit were included in short-term obligations in the accompanying consolidated balance sheets. There were no amounts outstanding under these lines of credit at December 31, 2003.

NOTE 7	INCOME (LOSS) PER SHARE

The following table sets forth the numerator and denominator used in the computation of income (loss) per share:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Numerator for basic and diluted income (loss) per share:
Income (loss) from continuing operations	$(20,261)	$1,247	$(20,125)
Loss from discontinued operations	(61,175)	(14,407)	(65,993)
Cumulative effect of a change in accounting principle	—	—	(14,500)

Net loss	$(81,436)	$(13,160)	$(100,618)

Denominator for basic and diluted income (loss) per share:
Weighted average shares outstanding	40,961	38,750	38,036
Weighted unvested restricted stock outstanding	(123)	(65)	(66)

Denominator for basic income (loss) per share:	40,838	38,685	37,970

Effect of dilutive securities:
Employee stock options	—	1,215	—
Restricted stock	—	39	—

Denominator for diluted income (loss) per share:	40,838	39,939	37,970

Common stock equivalents of 1,733, and 1,487 have been excluded from the denominator for purposes of calculating diluted loss per share for the years ended January 1, 2005 and December 31, 2002, respectively, as their inclusion would be antidilutive due to the losses from continuing operations.

NOTE 8	COMMITMENTS AND CONTINGENCIES

The Company leases certain of its manufacturing and office facilities and equipment under non-cancelable operating leases, certain of which contain renewal options. In addition to the base rent, the Company is generally required to pay insurance, real estate taxes and other operating expenses and, in some cases, additional rent based on increases in the Consumer Price Index.

Future minimum rental commitments under terms of these leases at January 1, 2005 were as follows:

(In thousands)	Capital Leases	Operating Leases	Total Obligations
Payments Due By Period:
2005	$259	$9,755	$10,014
2006	177	8,045	8,222
2007	177	6,219	6,396
2008	177	4,480	4,657
2009	177	2,949	3,126
Thereafter	1,592	7,793	9,385

Total minimum lease payments	$2,559	$39,241	$41,800

Less amount representing interest	(822)

Present value of net minimum capital lease payments	$1,737

The Company has subleased several of its facilities. Future minimum rentals to be received by the Company under non-cancelable subleases at January 1, 2005 were as follows:

(In thousands)	Operating Leases
Payments Due By Period:
2005	$683
2006	510
2007	302
2008	4

Total minimum sublease payments	$1,499

Rental expense from continuing operations under all leases totaled $10.2 million, $4.3 million and $6.4 million for 2004, 2003 and 2002, respectively.

Sale/Leaseback

In 2003, the Company completed a sale/leaseback facility refinancing for one of the Company’s facilities, receiving proceeds of $2.0 million. The transaction is accounted for as a capital lease with a term of 15 years. The Company realized a gain of $0.3 million on the transaction, which was deferred and is being recognized over the life of the lease.

Environmental Reserves

Spectra-Physics’ Mountain View, California facility is an EPA-designated Superfund site and is subject to a cleanup and abatement order from the California Regional Water Quality Control Board. Spectra-Physics, along with several other entities with facilities located near its Mountain View, California facility, have been identified as Responsible Parties with respect to this Superfund site, due to releases of hazardous substances during the 1960s and 1970s. The site is mature, and investigations and remediation efforts have been ongoing for approximately 20 years. Spectra-Physics and the other Responsible Parties have entered into a cost-sharing agreement covering the costs of remediating the off-site groundwater contamination, pursuant to which Spectra-Physics is responsible for 30% of the remediation costs.

As of January 1, 2005, the estimated costs to complete the remediation were approximately $1.4 million, and the Company has established reserves equal to the present value of the estimated cost of the remediation. In connection with Newport’s purchase of Spectra-Physics, Thermo Electron Corporation (Spectra-Physics’ former parent) agreed, subject to certain conditions, to indemnify the Company for costs relating to clean-up requirements or third party claims relating to this site that arise prior to July 16, 2014, to the extent such costs are in excess of these reserves.

Below is a summary of the Company’s environmental reserves, which were included in accrued restructuring costs and other liabilities in the accompanying consolidated balance sheets:

(In thousands)	January 1, 2005
Estimated undiscounted environmental liability	$1,375
Less discount (at 7% per annum)	(481)

Net liability	$894

Estimated payments for future fiscal years were as follows:

(In thousands)	Estimated Payments
2005	$192
2006	113
2007	113
2008	115
2009	115
Thereafter	727

$1,375

The Company expects payments to extend through approximately 2014.

Other Contingencies

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. Except as stated above, the Company currently is not a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on its consolidated results of operations, financial position or cash flows.

NOTE 9	INCOME TAXES

United States and foreign taxable earnings (losses) from continuing operations before income taxes were as follows:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
United States	$(23,059)	$1,732	$(5,547)
Foreign	1,819	(1,297)	(166)

	$(21,240)	$435	$(5,713)

The income tax provision (benefit) based on loss from continuing operations consists of the following:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Current:
Federal	$(2,865)	$(709)	$(3,491)
State	95	140	429
Foreign	1,137	(243)	70

	(1,633)	(812)	(2,992)
Deferred:
Federal	—	—	17,642
State	—	—	58
Foreign	654	—	(296)

	654	—	17,404

	$(979)	$(812)	$14,412

During 2004, the Internal Revenue Service and the California Franchise Tax Board completed their examinations of the 2002 consolidated net operating loss carryback claim of MRSI to years ended in September 1995 through 2001 and the short-period year ended February 2002. During 2004, the California Franchise Tax Board completed its examination related to 1996. Based primarily on the favorable conclusions of these examinations, the Company recorded a reduction in its tax contingency reserve of approximately $3.0 million, of which $0.3 million was included in discontinued operations.

During 2003, the Internal Revenue Service completed its examination related to the years 1996 and 1997. Based on the favorable conclusion of the examination, the Company recorded a reduction in its tax contingency reserve of approximately $0.5 million.

On March 6, 2002, Congress passed the Job Creation and Worker Assistance Act of 2002 (2002 Tax Act). As part of the 2002 Tax Act, the carryback period for net operating losses increased from two to five years. As a result of the tax law change, federal net operating loss carryback benefits relating to the loss sustained during the year ended December 31, 2001 increased by approximately $3.5 million. Such amounts have been included in the federal benefits amount reported for the year ended December 31, 2002.

The income tax provision (benefit) that is based on loss from continuing operations differs from the amount obtained by applying the statutory tax rate as follows:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Income tax (benefit) at statutory rate	$(7,434)	$152	$(2,000)
Increase (decrease) in taxes resulting from:
Goodwill impairment	5,328	—	—
State tax (net of federal benefit)	62	—	—
Foreign rate variance	1,154	(36)	(168)
Income tax credits	(260)	(541)	(3,152)
Increase in valuation allowance	2,952	432	20,535
Tax exempt income	—	(247)	(1,118)
Favorable settlement of tax contingency	(2,955)	(505)	—
Other, net	174	(67)	315

	$(979)	$(812)	$14,412

No income tax provision (benefit) was allocated to discontinued operations for 2003. An income tax benefit of $0.3 million and $0.4 million was allocated to discontinued operations for 2004 and 2002, respectively.

Deferred tax assets and liabilities determined in accordance with SFAS No. 109, Accounting for Income Taxes, reflect the impact of temporary differences between amounts of assets and liabilities for tax and financial reporting purposes. Tax laws measure such amounts and the expected future tax consequences of net operating loss carryforwards.

Temporary differences and net operating loss carryforwards, which give rise to deferred tax assets and liabilities recognized in the balance sheets, were as follows:

(In thousands)	January 1, 2005	December 31, 2003
Deferred tax assets:
Net operating loss carryforwards	$56,239	$52,233
Accruals and other items not currently deductible for tax purposes	18,664	14,387
Tax credit carryforwards	15,485	14,976
Capital loss carryforwards	2,687	3,228
Valuation allowance	(64,227)	(63,349)

Total deferred tax assets	28,848	21,475
Deferred tax liabilities:
Purchased intangible assets	22,788	1,544
Accruals not currently taxable	4,418	1,778
Accelerated depreciation methods used for tax purposes	1,640	1,642
Other basis differences	654	—
State taxes	2	1,611

Total deferred tax liabilities	29,502	6,575

Net deferred tax assets (liabilities)	$(654)	$14,900

Acquired deferred tax assets and liabilities, and liabilities for prior tax returns at the date of purchase are based on management’s best estimate of the ultimate settlement that will be accepted by the tax authorities. Management continually evaluates these matters. At the date of a material change in management’s best estimate of items relating to an acquired entity’s prior tax returns, and at the date that the items are settled with the tax authorities, any liability previously recognized is adjusted to increase or decrease the remaining balance of goodwill attributable to that acquisition.

In connection with the acquisition of Spectra-Physics, the Company acquired $25.4 million in domestic deferred tax liabilities and $9.4 million in domestic deferred tax assets. The acquired net deferred tax liability of $16.0 million reduced the Company’s previously recorded net deferred tax asset accordingly. The remainder of these deferred taxes were recorded as a reduction to goodwill.

In assessing the realizability of deferred tax assets, management considers whether it is “more likely than not” that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers taxable income in carryback years, the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. As of January 1, 2005, due to uncertainties surrounding the realization of the cumulative federal, state, and foreign net operating losses sustained during 2004, 2003 and 2002, the Company has a valuation allowance against a portion of the gross deferred tax assets.

The Company has a valuation allowance of $64.2 million against its deferred tax assets as of January 1, 2005. When recognized, $8.3 million of the tax benefits relating to any reversal of the valuation allowance will be accounted for as an increase in stockholders’ equity for certain tax deductions from employee stock options, $0.2 million will reduce goodwill and the remaining amount will be accounted for as a reduction of income tax expense.

At January 1, 2005, the Company has federal, state, and foreign net operating loss carryforwards totaling approximately $147.0 million, $64.0 million, and $5.0 million, respectively. Federal net operating loss carryforwards begin to expire in 2020; state net operating loss carryforwards begin to expire in 2010. The majority of the Company’s foreign net operating loss carryforwards may be carried forward indefinitely, although some will begin to expire in 2010.

Due to the “change of ownership” provision of the Tax Reform Act of 1986, utilization of the Company’s net operating loss carryfowards may be subject to an annual limitation against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

The Company has federal and state income tax credit carryforwards of $7.8 million and $7.7 million, respectively, which expire in years 2005 through 2023. The Company has federal capital loss carryforwards of approximately $6.7 million which expire in 2007.

Undistributed earnings of the Company’s historic and acquired foreign subsidiaries for which no U.S. federal or state liability has been recorded amounted to approximately $6.1 million and $4.3 million at January 1, 2005 and December 31, 2003, respectively. These undistributed earnings are considered to be indefinitely reinvested. Accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been provided on such undistributed earnings. Determination of the potential amount of unrecognized deferred U.S. income tax liability and foreign withholding taxes is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credits would be available to reduce some portion of the U.S. liability.

On October 22, 2004, the American Jobs Creation Act of 2004 (AJCA) was signed into law. The AJCA provides several incentives for U.S. multinational corporations and U.S. manufacturers, Subject to certain limitations, the incentives include an 85% dividends received deduction for certain dividends from controlled foreign corporations that repatriate accumulated income abroad, and a deduction for domestic qualified production activities taxable income. The U.S. Treasury Department is expected to issue guidance with regards to these provisions. Until this guidance is issued, we will not be able to evaluate whether to take advantage of this opportunity and the potential impact on our income tax provision, if any.

NOTE 10	STOCK PLANS

In 2001, the Company’s Board of Directors and stockholders approved the 2001 Stock Incentive Plan (2001 Plan). The purposes of the 2001 Plan are to enhance the Company’s ability to attract, motivate and retain the services of qualified employees, officers and directors, consultants and other service providers upon whose judgment, initiative and efforts the success of the Company’s business largely depends, by providing them with an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company. Options have been granted to directors, officers and employees at exercise prices not less than the fair market value on the dates of grants for terms of not more than ten years. Accordingly, no charges have been made to income in accounting for these options. The tax benefits, if any, resulting from the exercise of options are credited to capital in excess of par value. The fair market value of restricted stock at date of grant is amortized to expense over the vesting period, which is generally two to five years.

The 2001 Plan authorizes the Company to grant options and/or rights to purchase up to 6,000,000 shares of Common Stock, including such number of shares as was formerly available for grant under the Company’s 1992 Stock Option Plan and 1999 Stock Incentive Plan (Prior Plans), subject to adjustment in the number and kind of shares subject to the 2001 Plan and to outstanding shares in the event of stock splits, stock dividends or certain other similar changes in the capital structure of the Company. Upon the adoption of the 2001 Plan by the Company’s stockholders, the Prior Plans were terminated for purposes of future grants.

In 2002, in connection with the Company’s acquisition of MRSI, the Company’s Board of Directors approved the assumption and conversion of all options to purchase shares of MRSI common stock held by each MRSI optionee into options to purchase the Company’s common stock at the conversion ratio set forth in the Agreement and Plan of Merger relating to such acquisition. The Company granted options to purchase a total of 1,087,541 shares to the former MRSI optionees pursuant to individual nonqualified stock option agreements effective as of the date of the closing of the acquisition. The difference in value between the Company’s stock price at the date of acquisition and the option exercise price is included in the purchase price allocation of MRSI.

The following table summarizes stock option and restricted stock activity for the years ended January 1, 2005, December 31, 2003 and December 31, 2002.

	Available for Option Grant or Award	Outstanding			Weighted Average Exercise Price of Option
		Options	Restricted Stock	Total
Balance at December 31, 2001	4,615,225	5,524,517	32,875	5,557,392	$23.44
Authorized	1,087,541	—	—	—	—
Granted	(1,386,491)	1,386,491	—	1,386,491	6.75
Exercised/released	—	(642,392)	(22,375)	(664,767)	5.08
Forfeited under prior plans	—	(582,573)	—	(582,573)	50.89
Forfeited	352,118	(352,118)	—	(352,118)	13.59

Balance at December 31, 2002	4,668,393	5,333,925	10,500	5,344,425	18.97
Granted	(1,164,100)	1,164,100	—	1,164,100	11.38
Exercised/released	—	(593,278)	(8,500)	(601,778)	5.95
Forfeited under prior plans	—	(246,858)	—	(246,858)	62.60
Forfeited	294,183	(294,183)	—	(294,183)	14.76

Balance at December 31, 2003	3,798,476	5,363,706	2,000	5,365,706	16.98
Granted	(1,147,387)	990,091	157,296	1,147,387	14.95
Exercised/released	—	(441,819)	(1,000)	(442,819)	4.94
Forfeited under prior plans	—	(70,214)	—	(70,214)	84.25
Forfeited	159,802	(133,428)	(26,374)	(159,802)	13.89

Balance at January 1, 2005	2,810,891	5,708,336	131,922	5,840,258	$16.80

Options Exercisable at:
January 1, 2005				3,745,489	$18.26
December 31, 2003				3,279,147	$15.17
December 31, 2002				3,293,405	$12.49

The weighted average grant-date fair value of restricted stock granted in 2004 was $13.03 per share. There were no grants of restricted stock in 2003 and 2002.

The weighted average per share fair value of options granted in 2004, 2003 and 2002 was $9.45, $7.23 and $19.88, respectively. The following table summarizes information concerning options outstanding and exercisable at January 1, 2005:

Options Outstanding				Options Exercisable
Range Of Exercise Prices	Number Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Number Exercisable	Weighted- Average Exercise Price
$ 1.24 – $ 2.71	286,417	$1.58	4.1	286,417	$1.58
2.92 – 6.52	1,213,542	4.24	3.0	1,213,542	4.24
7.47 – 16.71	2,973,062	12.70	7.2	1,585,955	13.20
16.91 – 37.76	726,200	20.13	8.2	154,585	26.44
39.00 – 87.63	463,365	68.31	5.9	459,240	68.56
100.00 – 163.63	45,750	137.80	5.4	45,750	137.80

$ 1.24 – $ 163.63	5,708,336	$16.80	6.2	3,745,489	$18.26

The Company maintains an Employee Stock Purchase Plan (Purchase Plan) to provide employees of the Company with an opportunity to purchase common stock through payroll deductions. The purchase price is 85% of the lower of the fair market value of the stock on the first or last day of each quarter. The Purchase Plan, originally established on January 1, 1995, was amended and restated effective April 1, 2003, extending the term of the Plan for a period of ten (10) years expiring March 31, 2013, and increasing the number of shares of common stock authorized for issuance thereunder by an additional 2,000,000 shares. The amended and restated Purchase Plan was approved by the Company’s Board of Directors in March 2003 and was approved by the stockholders in May 2003. An aggregate of 3,950,000 shares of common stock were authorized for issuance under the Purchase Plan. There were 197,316, 163,151 and 206,200 shares issued under the Purchase Plan during 2004, 2003 and 2002, respectively.

At January 1, 2005, the Company had reserved 8,519,227 shares of common stock for future issuance under its stock incentive plans and assumed stock options and had reserved 1,872,230 shares under the Purchase Plan.

NOTE 11	STOCKHOLDER EQUITY TRANSACTIONS

In April 2003, the Board of Directors of the Company approved a share repurchase program, authorizing the purchase up to 3.9 million shares, or 10% of the Company’s then-outstanding stock. The purchases may be made from time to time in the open market or in privately negotiated transactions, and the timing and amount of the purchases will be based on factors including the Company’s share price, cash balances, expected cash requirements and general business and market conditions. During 2003, the Company repurchased 285,829 shares at a cost of $4.5 million. The Company did not repurchase any shares under this plan in 2004.

NOTE 12	FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company’s financial instruments has been determined using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

Marketable Securities

Marketable securities are classified as available for sale and are carried at fair value in the accompanying balance sheet. The fair values are based upon quoted market prices.

Investments

Included in investments and other assets in the accompanying balance sheets are other long-term minority interest investments in companies that are carried at cost. The estimated fair value of the investments is calculated based upon the indicated fair value using the most recent valuation or financing transaction completed by those entities.

Short-Term Obligations

The carrying amount of short-term obligations approximates fair value due to their short maturity and variable rates of interest which approximate current market rates.

Long-Term Debt

The fair value of the Company’s long-term debt is estimated based on the current rates for similar issues or on the current rates offered to the Company for debt of similar remaining maturities.

The estimated fair values of the Company’s financial instruments were as follows:

	January 1, 2005		December 31, 2003
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$41,443	$41,443	$11,795	$11,795
Marketable securities	66,739	66,739	255,507	255,507
Investments	4,432	5,455	3,912	3,912
Short-term obligations	17,186	17,186	—	—
Long-term debt	46,716	46,716	—	—

NOTE 13	DEFINED CONTRIBUTION PLAN

The Company sponsors a 401(k) defined contribution plan. Generally, all U.S. employees are eligible to participate in and contribute to this plan. The Company makes certain safe harbor matching contributions to this plan based on participating employees’ contributions to the plan and their total compensation. Expense recognized in continuing operations for the plan totaled $2.4 million, $1.5 million and $1.8 million for 2004, 2003 and 2002, respectively. 2004 expense includes the matching contributions for employees of Spectra-Physics from the date of acquisition of July 16, 2004.

NOTE 14	DEFINED BENEFIT PENSION PLANS

Several of the Company’s non-U.S. subsidiaries have defined benefit pension plans covering substantially all full-time employees at those subsidiaries. Some of the plans are unfunded, as permitted under the plans and applicable laws. For financial reporting purposes, the calculation of net periodic pension costs is based upon a number of actuarial assumptions, including a discount rate for plan obligations, an assumed rate of return on pension plan assets and an assumed rate of compensation increase for employees covered by the plan. All of these assumptions are based upon management’s judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact future expense recognition and the cash funding requirements of the Company’s pension plans.

The information below includes pension plan information related to Spectra-Physics from the date of acquisition on July 16, 2004. The measurement date for the amounts shown below is as of January 1, 2005. Pension plan information related to the Company’s subsidiaries for 2003 and 2002 is not included as such information was not material. Net periodic benefit costs for the plans in aggregate included the following components:

(In thousands)	Year Ended January 1, 2005
Service cost	$258
Interest cost on projected benefit obligation	306
Expected return on plan assets	(97)
Recognized net actuarial loss	18
Amortization of unrecognized gain	30

$515

The activity under and the balance sheet impact of the Company’s defined benefit plans is as follows:

(In thousands)	January 1, 2005
Change in benefit obligation:
Benefit obligation, acquisition date	$15,932
Service cost	258
Interest cost	306
Contributions by plan participants	7
Actuarial gains	(48)
Benefits paid	(1,615)
Currency translation adjustment	495

Benefit obligation, end of year	15,335

Change in plan assets:
Fair value of plan assets, acquisition date	4,664
Company contributions	635
Contributions by plan participants	7
Actual return on plan assets	66
Benefits paid	(1,539)
Currency translation adjustment	133

Fair value of plan assets, end of year	3,966

Funded status	(11,369)
Unrecognized net actuarial gain	(41)

Net amount recognized	$(11,410)

Amounts recognized in the balance sheet:
Accrued pension liability	$(11,410)

The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $15.3 million, $13.7 million and $4.0 million, respectively, at January 1, 2005.

Estimated benefit payments for the next 10 years were as follows:

(In thousands)	Estimated Benefit Payments
2005	$211
2006	336
2007	1,365
2008	318
2009	626
Thereafter	2,340

$5,196

The Company expects to contribute approximately $0.5 million to the plans during 2005.

The weighted average rates used to determine the net periodic benefit costs were as follows:

Year ended January 1, 2005
Discount rate	4.3%
Rate of increase in salary levels	3.1%
Expected long-term rate of return on assets	4.1%

The weighted average rates used to determine benefit obligations at the respective periods were as follows:

January 1, 2005
Discount rate	4.2%
Rate of increase in salary levels	3.0%
Expected long-term rate of return on assets	4.1%

In determining the expected long-term rate of return on plan assets, the Company considers the relative weighting of plan assets, the historical performance of total plan assets and individual asset classes, and economic and other indicators of future performance. In addition, the Company may consult with and consider the opinions of financial and other professionals in developing appropriate return benchmarks.

Plan assets were held in the following categories as a percentage of total plan assets:

January 1, 2005
Cash	18%
Pooled funds of insurance companies	82

100%

The Company’s pension assets listed above are invested in pooled funds of insurance companies. Currently, such pooled funds are invested in debt securities, equity securities, real estate and cash. Asset management objectives include maintaining an adequate level of diversification to reduce interest rate and market risk and providing adequate liquidity to meet immediate and future benefit payment requirements. Such pooled funds may, from time to time, use derivatives, but only in a risk management capacity.

Other Pension-Related Assets

As of January 1, 2005, the Company had assets with an aggregate market value of approximately $5.6 million, which it has set aside in connection with its German pension plans. Such funds are being held and invested by the insurance company administering these plans, in accordance with German pension laws. Such funds at January 1, 2005 are invested in debt securities 89%, real estate 7% and equity securities 4%. Because these assets are not assets of the pension plan and could be accessed by the Company, they are not included in the funded status shown above. Such assets were included in investment and other assets in the accompanying combined balance sheet.

NOTE 15	BUSINESS SEGMENT INFORMATION

The operating segments reported below are the segments of the Company for which separate financial information is available and for which operating results are evaluated regularly by the Chief Executive Officer in deciding how to allocate resources and in assessing performance.

The Company develops, manufactures and markets its products within two distinct business segments, Lasers and Photonics and Precision Technologies (PPT). The Lasers business segment was added in 2004 as a result of the acquisition of Spectra-Physics. The Company’s previously reported Industrial and Scientific Technologies Division has been combined with Spectra-Physics’ Photonics business to create the new PPT business segment. The 2004 business segment information includes the operations of Spectra-Physics from the date of acquisition on July 16, 2004.

In the first quarter of 2005, in connection with the decision to divest its robotic systems operations, the Company realigned its business segments to eliminate the previously reported APAS Division. Portions of this division were reclassified into the PPT Division and the balance has been reported in discontinued operations. All prior period financial information has been reclassified to reflect this change in business segments.

The Lasers Division offers a broad array of laser technology products and services with diverse applications to OEM and end-user customers in the microelectronics, scientific research, life and health sciences and industrial manufacturing markets. The division’s lasers and laser-based systems include diode-pumped solid-state lasers, ultrafast lasers, oscillators and amplifiers, high-energy pulsed lasers, tunable lasers, semiconductor lasers, high-power water-cooled ion lasers, air-cooled ion lasers, nitrogen lasers, and high-power helium neon lasers.

The PPT Division’s products and systems are used across a wide range of markets in applications that range from basic research and development activities to high-precision manufacturing. With the acquisition of Spectra-Physics, the Company added the Oriel line of photonics instruments and components, (including light sources, monochromators and spectroscopy instrumentation), as well as thin-film optical filters, ruled and holographic diffraction gratings and crystals. In addition, the division sells subsystems to third parties that integrate these products into larger systems, particularly for semiconductor manufacturing and life and health sciences applications. The division also offers complete turnkey systems for advanced back-end packaging applications, and automated and manually operated equipment used to assemble and test fiber optic telecommunications and data communications devices, addressing applications from pre-test to assembly and packaging to final device testing. The PPT Division’s photonics and precision products address markets including microelectronics, scientific research, aerospace and defense/security, life and health sciences and communications.

The Company measures operating income reported for each business segment, which includes only the costs that are directly attributable to the operations of that segment, and excludes certain corporate expenses, interest expense, income taxes, and restructuring and other non-recurring charges.

Selected segment financial information for the Company’s reportable segments for the years ended January 1, 2005, December 31, 2003 and December 31, 2002 were as follows:

(In thousands)	Lasers	Photonics and Precision Technologies	Total
Year ended January 1, 2005
Sales to external customers	$84,331	$177,329	$261,660
Depreciation and amortization	3,145	6,590	9,735
Segment income	6,364	22,542	28,906
Segment assets	258,410	203,647	462,057
Expenditures for long-lived assets	2,273	2,206	4,479

Year ended December 31, 2003
Sales to external customers	—	$117,190	$117,190
Depreciation and amortization	—	5,483	5,483
Segment income	—	4,736	4,736
Segment assets	—	132,456	132,456
Expenditures for long-lived assets	—	3,033	3,033

Year ended December 31, 2002
Sales to external customers	—	$125,255	$125,255
Depreciation and amortization	—	5,264	5,264
Segment income (loss)	—	(2,427)	(2,427)
Segment assets	—	117,065	117,065
Expenditures for long-lived assets	—	7,624	7,624

The following reconciles segment income (loss) to consolidated income (loss) from continuing operations before income taxes:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Segment income (loss)	$28,906	$4,736	$(2,427)
Impairment and integration-related charges to cost of sales	(14,922)	—	—
Unallocated operating expenses	(18,347)	(11,599)	(6,164)
Restructuring, impairment and other charges	(14,877)	(687)	(911)
Interest and other income (expense), net	(581)	7,985	10,279
Investment write-downs	(1,419)	—	(6,490)

Consolidated income (loss) from continuing operations before income taxes	$(21,240)	$435	$(5,713)

	As of or for the Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Depreciation and amortization for reportable segments	$9,735	$5,483	$5,264
Depreciation and amortization for discontinued operations	1,674	2,762	2,399
Depreciation and amortization for assets held at corporate	5,758	1,993	3,456

Total depreciation and amortization	$17,167	$10,238	$11,119

Assets of reportable segments	$462,057	$132,456	$117,065
Assets of discontinued operations	18,400	68,945	72,176
Assets held at corporate, primarily cash and cash equivalents and marketable securities	98,011	266,818	297,097

Total assets	$578,468	$468,219	$486,338

Expenditures for long-lived assets for reportable segments	$4,479	$3,033	$7,624
Expenditures for long-lived assets for discontinued operations	472	337	684
Expenditures for assets held at corporate	1,037	490	398

Total expenditures for long-lived assets	$5,988	$3,860	$8,706

Selected financial information for the Company’s operations by geographic area is as follows:

	Years Ended
(In thousands)	January 1, 2005	December 31, 2003	December 31, 2002
Geographic area net sales:
United States	$156,826	$76,683	$80,938
Europe	56,136	25,097	27,281
Asia	37,543	11,846	12,289
Other	11,155	3,564	4,747

	$261,660	$117,190	$125,255

Geographic area long-lived assets:
United States	$274,992	$36,721	$38,986
Europe	10,727	8,789	9,238
Other	467	316	395

	$286,186	$45,826	$48,619

NOTE 16	SUPPLEMENTARY QUARTERLY CONSOLIDATED FINANCIAL DATA (unaudited)

(In thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended January 1, 2005 (1):
Net sales	$35,906	$40,146	$89,142	$96,466
Gross profit	12,829	15,035	27,988	33,300
Net income (loss) (3)	1,141	2,707	(18,531)	(66,753)
Basic and diluted net income (loss) per share (2) (3)	0.03	0.07	(0.44)	(1.56)

(In thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended December 31, 2003:
Net sales	$28,883	$28,594	$27,484	$32,229
Gross profit	9,967	9,563	9,360	11,368
Net loss (3)	(5,869)	(2,352)	(2,925)	(2,014)
Basic net loss per share (2) (3)	(0.15)	(0.06)	(0.08)	(0.05)
Diluted net loss per share (2) (3)	(0.15)	(0.06)	(0.07)	(0.05)

(1)	The Company’s results of operations for 2004 include the results of operations of Spectra-Physics from the date of acquisition on July 16, 2004.

(2)	Net income (loss) per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly per share information may not equal the annual loss per share.

(3)	Amounts include restructuring, impairment and other charges as discussed in Note 4 of the Notes to the Consolidated Financial Statements.

NOTE 17	SUBSEQUENT EVENT

In March 2005, the Company settled a dispute arising out of its acquisition of Micro Robotics Systems, Inc. (MRSI). As a result of this settlement, the Company recorded an extraordinary gain of $2.9 million in the first quarter of 2005. Pursuant to the terms of the settlement agreement, 114,691 shares of the Company’s common stock, which were being held in escrow, were returned to the Company and cancelled. Such shares had been issued to the former MRSI stockholders at the time of the acquisition of MRSI, or had been issued upon the exercise of options to purchase the Company’s common stock which had been granted at the time of the acquisition in connection with the assumption and conversion of options to purchase MRSI common stock. In addition, outstanding options to purchase 21,606 shares of the Company’s common stock were cancelled and the exercise prices of all remaining outstanding and unexercised options which had been granted in connection with the MRSI acquisition were increased to reflect an adjustment to the total consideration paid for the acquisition.

NEWPORT CORPORATION

Schedule II

Consolidated Valuation Accounts

(In thousands)	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Additions Charged to Other Accounts (1)	Write-Offs (2)	Other Charges Add/Deduct (3)	Balance at End of Period
Year Ended January 1, 2005:
Deducted from asset accounts:
Allowance for doubtful accounts	$632	$376	$1,197	$(237)	$89	$2,057
Reserve for inventory obsolescence	15,894	1,602	16,017	(6,574)	3,385	30,324

Year Ended December 31, 2003:
Deducted from asset accounts:
Allowance for doubtful accounts	$753	$262	$—	$(430)	$47	$632
Reserve for inventory obsolescence	19,219	1,387	—	(5,397)	685	15,894

Year Ended December 31, 2002:
Deducted from asset accounts:
Allowance for doubtful accounts	$1,336	$916	$—	$(1,539)	$40	$753
Reserve for inventory obsolescence	11,051	13,898	100	(6,228)	398	19,219

(1)	Amounts represent beginning balances acquired through purchase acquisitions.

(2)	Amounts are net of recoveries.

(3)	Amounts reflect the effect of exchange rate changes on translating valuation accounts of foreign subsidiaries in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation and certain reclassifications between balance sheet accounts.

NEWPORT CORPORATION

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 2, 2005	April 3, 2004
Net sales	$96,991	$35,906
Cost of sales	56,440	23,065

Gross profit	40,551	12,841

Selling, general and administrative expense	25,111	9,768
Research and development expense	8,727	3,017

Operating income	6,713	56

Interest and other income (expense), net	(438)	1,499

Income from continuing operations before income taxes	6,275	1,555

Income tax provision (benefit)	1,086	(200)

Income from continuing operations before extraordinary item	5,189	1,755

Loss from discontinued operations, net of income taxes of $723 and $0, respectively	(3,591)	(614)
Extraordinary gain on settlement of litigation	2,891	—

Net income	$4,489	$1,141

Basic and diluted net income per share:
Income from continuing operations before extraordinary item	$0.12	$0.04
Loss from discontinued operations, net of income taxes	(0.08)	(0.01)
Extraordinary gain on settlement of litigation	0.06	—

Net income	$0.10	$0.03

Shares used in the computation of net income per share:
Basic	42,894	39,168
Diluted	44,384	41,413

See accompanying notes.

NEWPORT CORPORATION

Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	April 2, 2005	January 1, 2005
ASSETS
Current assets:
Cash and cash equivalents	$38,879	$41,443
Marketable securities	62,515	66,739
Accounts receivable, net of allowance for doubtful accounts of $1,273 and $2,057, respectively	64,564	63,334
Notes receivable, net	4,328	6,891
Inventories	73,238	75,257
Prepaid expenses and other current assets	9,838	8,710
Assets of discontinued operations	16,439	18,400

Total current assets	269,801	280,774
Property and equipment, net	53,557	55,577
Goodwill	176,235	176,235
Intangible assets, net	53,291	54,420
Investments and other assets	11,256	11,462

	$564,140	$578,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$14,034	$17,186
Accounts payable	20,221	22,328
Accrued payroll and related expenses	16,401	20,739
Accrued expenses and other current liabilities	27,802	32,012
Accrued restructuring costs	2,333	2,672
Obligations under capital leases	100	161
Liabilities of discontinued operations	2,914	3,474

Total current liabilities	83,805	98,572

Long-term debt	46,897	46,716
Obligations under capital leases, less current portion	1,481	1,576
Accrued pension liabilities	11,242	11,410
Accrued restructuring costs and other liabilities	4,480	4,685

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.1167 per share, 200,000,000 shares authorized; 43,114,112 and 43,022,866 shares issued and outstanding, respectively	5,031	5,021
Capital in excess of par value	492,652	493,986
Deferred stock compensation	(1,080)	(1,379)
Accumulated other comprehensive income	5,732	8,470
Accumulated deficit	(86,100)	(90,589)

Total stockholders’ equity	416,235	415,509

	$564,140	$578,468

See accompanying notes.

NEWPORT CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	April 2, 2005	April 3, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,489	$1,141
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,481	2,299
Provision for doubtful accounts	(534)	27
Provision for losses on inventories	126	151
Gain on disposal of property and equipment	(216)	—
Extraordinary gain	(2,891)	—
Other non-cash items, net	181	(152)
Increase (decrease) in cash due to changes in:
Accounts and notes receivable	(634)	(3,424)
Inventories	1,556	(252)
Prepaid expenses and other current assets	(1,210)	(40)
Other assets and liabilities	24	(159)
Accounts payable	(2,587)	660
Accrued payroll and related expenses	(4,160)	(437)
Accrued expenses and other current liabilities	(4,044)	(1,224)
Accrued restructuring costs	(380)	(623)

Net cash used in operating activities	(4,799)	(2,033)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,591)	(697)
Proceeds from the sale of property and equipment	310	11
Purchase of marketable securities	(101,075)	(109,920)
Proceeds from the sale of marketable securities	104,723	115,594
Purchase of equity investments	—	(410)

Net cash provided by investing activities	1,367	4,578

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt and obligations under capital leases	(74)	(74)
Short-term borrowings	(295)	—
Proceeds from the issuance of common stock under employee plans	1,892	1,999

Net cash provided by financing activities	1,523	1,925

Impact of foreign exchange rate changes on cash balances	(655)	(55)

Net increase (decrease) in cash and cash equivalents	(2,564)	4,415
Cash and cash equivalents at beginning of period	41,443	11,795

Cash and cash equivalents at end of period	$38,879	$16,210

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest	$755	$41
Income taxes, net	$224	$(125)

See accompanying notes.

NEWPORT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. These financial statements are unaudited and have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal and recurring accruals and acquisition-related items) considered necessary for a fair presentation have been included. All significant intercompany transactions and balances have been eliminated in consolidation.

The accompanying consolidated financial statements do not include certain footnotes and financial presentations normally required under generally accepted accounting principles (GAAP) and, therefore, should be read in conjunction with the Company’s consolidated financial statements and related notes for the three years ended January 1, 2005 included elsewhere in this prospectus. The results for the interim period are not necessarily indicative of results for the full year ending December 31, 2005. The January 1, 2005 balances reported herein are derived from the audited consolidated financial statements included elsewhere in this prospectus for the three years ended January 1, 2005.

Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 2	DERIVATIVE INSTRUMENTS

The Company recognizes all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. The Company does not engage in currency speculation; however, the Company uses forward exchange contracts to mitigate the risks associated with certain foreign currency transactions entered into in the ordinary course of business, primarily foreign currency denominated receivables and payables. Such contracts do not qualify for hedge accounting and, accordingly, changes in fair values are reported in the statements of operations. The forward exchange contracts generally require the Company to exchange U.S. dollars for foreign currencies at maturity, at rates agreed to at the inception of the contracts. If the counterparties to the exchange contracts (AA or A+ rated banks) do not fulfill their obligations to deliver the contracted currencies, the Company could be at risk for any currency-related fluctuations. Transaction gains and losses are included in the statements of operations in interest and other income (expense), net.

There were no foreign exchange contracts outstanding as of April 2, 2005 or January 1, 2005.

NOTE 3	ACCOUNTS AND NOTES RECEIVABLE

The Company records reserves for specific receivables deemed to be at risk for collection, as well as a reserve based on the Company’s historical collections experience. The Company estimates the collectibility of customer receivables on an ongoing basis by reviewing past due invoices and assessing the current credit-worthiness of each customer. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. In the first quarter of 2005, the Company revised its method of estimating its reserve based upon the Company’s historical collections experience. As a result of this revision, the allowance for doubtful accounts was reduced by approximately $0.7 million. This amount reduced selling, general and administrative expense for the first quarter of 2005 in the accompanying statement of operations.

Certain of the Company’s Japanese customers provide the Company with promissory notes on the due date of the receivable. The payment date of the promissory notes is generally 90 days from the original receivable due date. Subsequently, certain of these promissory notes are sold with recourse under line of credit agreements to one of four banks within Japan with which the Company does business. Such transactions are conducted in the ordinary course of business. For balance sheet presentation purposes, amounts due to the Company under such promissory notes are reclassified from accounts receivable to current notes receivable. At April 2, 2005 and January 1, 2005, total promissory notes receivable amounted to $4.3 million and $6.9 million, respectively. The principal amount of promissory notes sold with recourse is included in both notes receivable, net and short-term obligations until the underlying note obligations are ultimately satisfied by payment of the note obligation by the customers to the banks. At April 2, 2005 and January 1, 2005, the principal amounts of such promissory notes included in notes receivable, net and short-term obligations in the accompanying consolidated balance sheet were $1.8 million and $4.3 million, respectively.

NOTE 4	REVENUE RECOGNITION

The Company recognizes revenue after title to and risk of loss of products have passed to the customer (which typically occurs upon shipment), or delivery of the service has been completed, provided that persuasive evidence of an arrangement exists, the fee is fixed or determinable and collectibility is probable. The Company recognizes revenue and related costs for arrangements with multiple deliverables, such as equipment and installation, as each element is delivered or completed based upon its relative fair value, determined based upon the price that would be charged on a standalone basis. However, if a portion of the total contract price is not payable until installation is complete, the Company defers revenue up to the amount that is not payable. Revenues for training are deferred until the service is completed. Revenues for extended service contracts are recognized over the related contract periods.

Customers generally have 30 days from the original invoice date (generally 60 days for international customers) to return a standard catalog product purchase for exchange or credit. Catalog products must be returned in the original condition and meet certain other criteria. Product returns of catalog items have historically been insignificant and are charged against revenue in the period returned. Custom, option-configured and certain other products as defined in the terms and conditions of sale cannot be returned. For certain non-catalog products, the Company establishes a sales return reserve based on the historical product returns.

NOTE 5	STOCK-BASED COMPENSATION

The Company applies the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations in accounting for its stock-based compensation and complies with the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure and SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation expense is recognized for employee stock options with exercise prices greater than or equal to the Company’s stock price at the date of grant. Costs related to restricted stock grants, representing the difference between the grant date fair value of the award and the purchase price, if any, of the related shares, are fixed at the date of grant and amortized over the vesting period. Pro forma amounts adjusted for the effect of recording compensation cost related to the Company’s stock option and employee stock purchase plans determined based upon the fair value of awards under these plans as of the grant date, consistent with the methodology prescribed under SFAS No. 148 and SFAS No. 123, are presented below:

	Three Months Ended
(In thousands, except per share data)	April 2, 2005	April 3, 2004
Net income – reported	$4,489	$1,141
Employee compensation expense under fair value method	(1,787)	(3,669)

Net income (loss) – pro forma	$2,702	$(2,528)

Basic and diluted net income (loss) per share – reported	$0.10	$0.03
Basic and diluted net income (loss) per share – pro forma	$0.06	$(0.06)

Shares used in computation of net income (loss) per share:
Basic – reported and pro forma	42,894	39,168
Diluted– reported	44,384	41,413
Diluted – pro forma	44,384	39,168

Common stock equivalents of 2,245 have been excluded from the denominator for purposes of calculating pro forma diluted net loss per share for the three months ended April 3, 2004 as their inclusion would be antidilutive due to the pro forma net loss for the respective period.

The fair value of each option granted in 2005 was estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions: no annualized dividend yield; expected annual volatility of 60.1%; risk-free interest rate of 3.9%; expected life of 5 years; and expected turnover rate of 12.9%.

NOTE 6	RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25, and allowed under the original provisions of SFAS No. 123. SFAS No. 123R requires the use of an option pricing model for estimating fair value, which is amortized to expense over the period in which the related employee services are rendered. The Company is currently assessing the impact that the adoption of SFAS No. 123R will have on its consolidated results of operations. Although the assessment is ongoing, management believes that the impact of the adoption of SFAS No. 123R will be material to the Company’s consolidated results of operations, but that it will have no impact on the Company’s overall financial position. If the Company had applied the provisions of SFAS No. 123R to the financial statements for the period ended April 2, 2005, the Company’s net income would have been reduced by approximately $1.8 million. However, due to the alternative option pricing models and assumptions, the lower numbers of options granted in recent years, and the lower valuations of such options compared with options granted previously, this figure may not be representative of the impact to future results of operations. In April 2005, the Securities and Exchange Commission issued Release No. 33-8568, which delayed the effective date to fiscal years beginning after June 15, 2005. SFAS No. 123R allows for either prospective recognition of compensation expense or retrospective recognition. The retrospective method would be applied to all prior years in which SFAS No. 123 was effective. The Company is currently evaluating these transition methods.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs — An Amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed and production facilities overhead to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of the adoption of this standard, but does not believe that the adoption of SFAS No. 151 will have a significant effect on its results of operations or financial position.

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. It provides guidance for identifying other-than-temporarily impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until further notice. The disclosure requirements of EITF 03-1 are effective for fiscal years ending after December 15, 2003 and are reflected in the Company’s Annual Report on Form 10-K for the year ended January 1, 2005. After the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of the accounting provisions of EITF 03-1.

NOTE 7	ACQUISITION

In July 2004, the Company acquired all of the issued and outstanding capital stock of Spectra-Physics, Inc. and certain related entities (collectively, Spectra-Physics). Spectra-Physics manufactures high-power solid-state, gas and dye lasers, high-power laser diodes, and ultrafast laser systems, as well as other photonic components and devices used in a wide range of applications, including scientific research, industrial and microelectronics manufacturing and analytical instrumentation for life and health sciences. The combination creates a leading photonics company with an integrated technology mix.

The transaction was accounted for using the purchase method. The Company’s results of operations for 2004 included the results of operations of Spectra-Physics from the date of acquisition on July 16, 2004. Accordingly, the

Company’s results of operations for the first quarter of 2004 do not include the results of operations of Spectra-Physics.

The purchase price for Spectra-Physics, which resulted in the recognition of goodwill of $175.3 million, was determined by arms-length negotiation between management and Thermo Electron Corporation, Spectra-Physics’ former parent, taking into account a number of factors, including the value of the assets, the historical and projected financial performance of Spectra-Physics and the valuations of certain recently acquired companies with comparable businesses and financial performance.

The aggregate purchase price was approximately $275.3 million, which consisted of approximately $174.9 million in cash, $48.1 million in common stock of the Company, $46.4 million in debt and $5.9 million in other costs, which primarily consisted of professional fees related to the acquisition.

The number of shares of the Company’s common stock issued was determined by dividing $50.0 million by the average closing price of the Company’s common stock for the 20 trading days ending two days before the acquisition date of July 16, 2004, which was $15.53 per share. The fair value of the Company’s common stock issued was determined using an average price of $14.93, which was the average closing price of the Company’s common stock two days before and after the measurement date of July 14, 2004.

The debt, which has a principal amount of $50.0 million and bears interest at 5% per annum, was valued at approximately $46.4 million on the date of acquisition, based upon the present value of cash flows, using a discount rate of 6.75% in order to reflect a market rate of interest for similar debt with similar characteristics.

In connection with the acquisition of Spectra-Physics, the Company formulated a restructuring plan to consolidate certain locations and this preliminary plan was approved by the Company’s Board of Directors. The Company is still finalizing this plan with respect to the employee severance, relocation and facility closure costs required for certain locations. Changes in these costs with respect to Spectra-Physics locations will result in adjustments to goodwill. The Company expects to finalize such plan by the end of the second quarter of 2005.

Supplemental Pro Forma Information

The financial information below summarizes the combined results of operations of the Company and Spectra-Physics, on a pro forma basis, as though the companies had been combined as of the beginning of 2004. This pro forma financial information is presented for information purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition taken place at the beginning of the period presented. The pro forma condensed combined statement of operations for the three months ended April 3, 2004 includes the historical results of the Company, plus the historical results of Spectra-Physics for the three months ended April 3, 2004:

(In thousands)	Three Months Ended April 3, 2004
Pro forma net sales	$94,894
Pro forma income from continuing operations before extraordinary item	2,977
Pro forma net income	2,363
Pro forma basic net income per share	0.06
Pro forma diluted net income per share	$0.05

NOTE 8	DISCONTINUED OPERATIONS

In the first quarter of 2005, the Company’s Board of Directors approved a plan to sell the Company’s robotic systems operations, which serve the front-end semiconductor equipment industry with product lines including wafer-handling robots, load ports and equipment front-end modules. Following the acquisition of Spectra-Physics, the Company conducted a strategic review of all of its businesses and concluded that these operations were no longer core to the Company’s strategy. The Company has hired an investment banking firm to assist it in selling the assets of the operations and expects to complete the divestiture by the end of 2005. The robotic systems operations were included in the Company’s former Advanced Packaging and Automation Systems (APAS) Division. These operations have been accounted for as discontinued operations for all periods presented.

The net sales and loss before income taxes from the discontinued operations consisted of the following:

	Three Months Ended
(In thousands)	April 2, 2005	April 3, 2004
Net sales	$3,960	$6,493
Loss before income taxes	(3,591)	(614)

NOTE 9	INCOME TAXES

The Company provides for income taxes in interim periods based on the estimated effective income tax rate for the complete fiscal year. The income tax provision (benefit) is computed on the pretax income (loss) of the consolidated entities located within each taxing jurisdiction based on current tax law. Deferred taxes result from the future tax consequences associated with temporary differences between the amount of assets and liabilities for tax and financial accounting purposes. A valuation allowance for deferred tax assets is recorded to the extent the Company cannot determine, in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109), that the ultimate realization of the net deferred tax assets is more likely than not.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers taxable income in carryback years, the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. As of April 2, 2005, due to uncertainties surrounding the realization of the Company’s cumulative federal and state net operating losses, the Company has recorded a valuation allowance against a portion of its gross deferred tax assets. For the foreseeable future, the Federal tax provision related to future earnings will be substantially offset by a reduction in the valuation reserve, and any future pretax losses will not be offset by a tax benefit due to the uncertainty of the recoverability of the deferred tax assets. Accordingly, current and future tax expense will consist primarily of certain required state income taxes and taxes in certain foreign jurisdictions.

NOTE 10	INVENTORIES

Inventories are stated at the lower of cost (determined on either a first in, first-out [FIFO] or average cost basis) or fair market value and include materials, labor and manufacturing overhead. The Company writes down excess and obsolete inventory to net realizable value. In assessing the ultimate realization of inventories, the Company makes judgments as to future demand requirements and compares those requirements with the current or committed inventory levels. Amounts required to reduce the carrying value of inventory to net realizable value are recorded as a charge to cost of sales.

Inventories consisted of the following:

(In thousands)	April 2, 2005	January 1, 2005
Raw materials and purchased parts	$33,929	$37,628
Work in process	18,892	19,481
Finished goods	20,417	18,148

	$73,238	$75,257

NOTE 11	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

(In thousands)	April 2, 2005	January 1, 2005
Deferred revenue	$9,922	$9,820
Accrued warranty obligations	4,368	4,890
Other	13,512	17,302

	$27,802	$32,012

NOTE 12	ACCRUED WARRANTY OBLIGATIONS

Unless otherwise stated in the Company’s product literature or in its agreements with customers, products sold by the Company’s Photonics and Precision Technologies Division generally carry a one-year warranty from the original invoice date on all product material and workmanship. Products of such division sold to original equipment manufacturer (OEM) customers generally carry longer warranties, typically 15 to 24 months. Products sold by the Company’s Lasers Division generally carry warranties that vary by product and product component, but generally range from 90 days to two years. In certain cases, such warranties are limited by amount of usage of the product. Defective products will be either repaired or replaced, generally at the Company’s option, upon meeting certain criteria. The Company accrues a provision (based on historical experience) for the estimated costs that may be incurred for warranties relating to a product as a component of cost of sales at the time revenue for that product is recognized.

The activity in accrued warranty obligations is as follows:

	Three Months Ended
(In thousands)	April 2, 2005	April 3, 2004
Balance at beginning of year	$4,890	$806
Additions charged to cost of sales	554	375
Warranty claims	(1,076)	(608)

Balance at end of period	$4,368	$573

Such amounts are included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

NOTE 13	ACCRUED RESTRUCTURING COSTS

2004 Restructuring Plan

In connection with the acquisition of Spectra-Physics, the Company formulated a restructuring plan to consolidate certain locations and such preliminary plan was approved by the Company’s Board of Directors. The Company is still finalizing this plan with respect to the employee severance, relocation and facility closure costs required for certain locations. This plan currently includes $2.2 million for employee relocation and employee severance and related termination costs and $3.2 million related to facility consolidations. Changes in these costs with respect to Spectra-Physics locations will result in adjustments to goodwill. The Company expects to finalize such plan by the end of the second quarter of 2005.

The following table summarizes the activity in the accrued restructuring costs related to the purchase of Spectra-Physics, which primarily involve the payment of cash:

(In thousands)	Employee Relocation and Severance	Facility Consolidation	Total
Accrued restructuring at January 1, 2005	$1,687	$3,186	$4,873
Cash payments	(290)	—	(290)

Accrued restructuring at April 2, 2005	$1,397	$3,186	$4,583

The facility consolidation costs will be paid over the associated lease terms, which expire at various dates between 2007 and 2011. At April 2, 2005 and January 1, 2005, $1.8 million and $2.1 million, respectively, of these accrued restructuring costs were expected to be paid within one year and are reflected in current liabilities in accrued restructuring costs; and $2.8 million of accrued restructuring costs were included in long-term liabilities in accrued restructuring costs and other liabilities in the accompanying consolidated balance sheets for both periods.

2002 Restructuring Plan

During 2002, in response to the continued severe downturn in the fiber optic communications market and the uncertainty with respect to the pace of recovery in the semiconductor equipment market, our Board of Directors approved a restructuring and cost reduction plan designed to bring our operating costs in line with our business outlook at that time.

The following table summarizes the activity in accrued restructuring costs related to the 2002 restructuring plan:

(In thousands)	Facility Consolidation
Accrued restructuring at January 1, 2005	$833
Cash payments	(90)

Accrued restructuring at April 2, 2005	$743

As of April 2, 2005, $0.7 million of facility-related costs remained accrued for under the Company’s 2002 restructuring plan. The facility consolidation reserves will be paid over the associated lease terms, which expire at various dates between 2005 and 2008. At April 2, 2005 and January 1, 2005, $0.5 million and $0.6 million, respectively, of accrued restructuring costs were expected to be paid within one year and were included in current liabilities in accrued restructuring costs, and $0.2 million of accrued restructuring costs were included in long-term liabilities in accrued restructuring costs and other liabilities in the accompanying consolidated balance sheets for both periods.

NOTE 14	SHORT-TERM OBLIGATIONS

At April 2, 2005, the Company had a total of seven lines of credit, including one domestic revolving line of credit, two revolving lines of credit with Japanese banks, and four other lines of credit with Japanese banks which are used to sell trade notes receivable with recourse to the banks.

The Company’s domestic revolving line of credit has a total credit limit of $5.0 million and expires December 1, 2005. Certain of the marketable securities that are being managed by the lending institution collateralize the line of credit. The line bears interest at the prevailing prime rate, or the prevailing London Interbank Offered Rate (2.88% at April 2, 2005) plus 1.5%, at the Company’s option, and an unused line fee of 0.25% per year. At April 2, 2005, there were no balances outstanding under the line of credit, with $1.8 million available under the line, after considering outstanding letters of credit totaling $3.2 million.

The two revolving lines of credit with Japanese banks total 1.5 billion yen ($14.0 million at April 2, 2005) and expire as follows: $10.3 million on November 30, 2005 and $3.7 million on March 18, 2006. The lines are not secured and bear interest at the prevailing bank rate. At April 2, 2005, the Company had $12.3 million outstanding and $1.7 million available for borrowing under these lines of credit.

The four other lines of credit with Japanese banks, which are used to sell notes receivable with recourse, total 800 million yen ($7.5 million at April 2, 2005), have no expiration date and bear interest at the bank’s prevailing rate. At April 2, 2005, the Company had $1.8 million outstanding and $5.7 million available for the sale of notes receivable under these lines of credit. The weighted average interest rate on all borrowings on all six Japanese lines of credit as of April 2, 2005 was 1.7%.

NOTE 15	INTEREST AND OTHER INCOME (EXPENSE), NET

Interest and other income (expense), net, consisted of the following:

	Three Months Ended
(In thousands)	April 2, 2005	April 3, 2004
Interest and dividend income	$650	$1,294
Interest expense	(929)	(41)
Bank and portfolio asset management fees	(126)	(132)
Foreign exchange losses, net	(69)	(42)
Gains (losses) on sales of marketable securities, net	(20)	312
Other income, net	56	108

	$(438)	$1,499

NOTE 16	ACCUMULATED OTHER COMPREHENSIVE INCOME AND COMPREHENSIVE INCOME

Accumulated other comprehensive income consisted of the following:

(In thousands)	April 2, 2005	January 1, 2005
Cumulative foreign currency translation gains	$6,153	$8,672
Unrealized losses on marketable securities	(421)	(202)

	$5,732	$8,470

The components of comprehensive income, net of related tax, were as follows:

	Three Months Ended
(In thousands)	April 2, 2005	April 3, 2004
Net income	$4,489	$1,141
Foreign currency translation loss	(2,519)	(444)
Unrealized holding period gains (losses) arising during period	(239)	711
Less: reclassification adjustments for (gain) loss included in net income	20	(312)

	$1,751	$1,096

NOTE 17	EXTRAORDINARY GAIN ON SETTLEMENT OF LITIGATION

In March 2005, the Company settled a dispute arising out of its acquisition of Micro Robotics Systems, Inc. (MRSI). As a result of this settlement, the Company recorded an extraordinary gain of $2.9 million in the first quarter of 2005. Pursuant to the terms of the settlement agreement, 114,691 shares of the Company’s common stock, which were being held in escrow, were returned to the Company and cancelled. Such shares had been issued to the former MRSI stockholders at the time of the acquisition of MRSI, or had been issued upon the exercise of options to purchase the Company’s common stock which had been granted at the time of the acquisition in connection with the assumption and conversion of options to purchase MRSI common stock. In addition, outstanding options to purchase 21,606 shares of the Company’s common stock were cancelled and the exercise prices of all remaining outstanding and unexercised options which had been granted in connection with the MRSI acquisition were increased to reflect an adjustment to the total consideration paid for the acquisition.

NOTE 18	NET INCOME PER SHARE

The following table sets forth the numerator and denominator used in the computation of net income per share:

	Three Months Ended
(In thousands)	April 2, 2005	April 3, 2004
Numerator for basic and diluted net income per share:
Income from continuing operations before extraordinary item	$5,189	$1,755
Loss from discontinued operations, net of income taxes	(3,591)	(614)
Extraordinary gain on settlement of litigation	2,891	—

Net income	$4,489	$1,141

Denominator for basic and diluted net income per share:
Weighted average shares outstanding	43,086	39,232
Weighted unvested restricted stock outstanding	(192)	(64)

Denominator for basic net income per share:	42,894	39,168

Effect of dilutive securities:
Employee stock options	1,298	2,181
Restricted stock	192	64

Denominator for diluted net income per share:	44,384	41,413

NOTE 19	DEFINED BENEFIT PENSION PLANS

Several of the Company’s non-U.S. subsidiaries have defined benefit pension plans covering substantially all full-time employees at those subsidiaries. Some of the plans are unfunded, as permitted under the plans and applicable laws. For financial reporting purposes, the calculation of net periodic pension costs is based upon a number of actuarial assumptions, including a discount rate for plan obligations, an assumed rate of return on pension plan assets and an assumed rate of compensation increase for employees covered by the plan. All of these assumptions are based upon management’s judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact future expense recognition and the cash funding requirements of our pension plans.

Spectra-Physics was acquired by the Company on July 16, 2004. Accordingly, no pension plan information for Spectra-Physics’ subsidiaries is presented for the first quarter of 2004. Pension plan information related to the Company’s other subsidiaries for the first quarter of 2004 has not been presented as the amounts were not material.

Net periodic benefit costs for the plans in aggregate included the following components:

(In thousands)	Three Months Ended April 2, 2005
Service cost	$152
Interest cost on benefit obligation	155
Expected return on plan assets	(36)

$271

NOTE 20	SEGMENT REPORTING

In 2005, in connection with the decision to divest its robotic systems operations, the Company realigned its business segments to eliminate the previously reported Advanced Packaging and Automation Systems Division. Portions of this division were reclassified into the Photonics and Precision Technologies Division and into Unallocated operating expenses. The results from all prior periods reflect this change in business segment reporting.

(In thousands)	Lasers	Photonics and Precision Technologies	Total
Three months ended April 2, 2005:
Sales to external customers	$45,999	$50,992	$96,991
Segment income	4,409	8,193	12,602

Three months ended April 3, 2004:
Sales to external customers	$—	$35,906	$35,906
Segment income	—	2,911	2,911

The following reconciles segment income to consolidated income from continuing operations before income taxes:

	Three Months Ended
(In thousands)	April 2, 2005	April 3, 2004
Segment income	$12,602	$2,911
Unallocated operating expenses	(5,548)	(2,826)
Restructuring, impairment, integration and other charges	(341)	(29)
Interest and other income (expense), net	(438)	1,499

Income from continuing operations before income taxes	$6,275	$1,555

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Newport Corporation:

We have audited the accompanying combined balance sheets of Spectra-Physics (the “Company”), as defined in Note 1 to the financial statements, as of December 31, 2003 and December 28, 2002, and the related combined statements of operations, of comprehensive loss and parent’s investment, and of cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Spectra-Physics at December 31, 2003 and December 28, 2002, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The Company is comprised of Thermo Electron Corporation’s lasers and photonics businesses which were historically integrated with the businesses of Thermo Electron Corporation; consequently, as indicated in Note 1 to the financial statements, these financial statements have been derived from the consolidated financial statements and accounting records of Thermo Electron Corporation, and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Company relies on Thermo Electron for certain administrative services and financing. Accordingly, these combined financial statements do not necessarily reflect the financial position, results of operations, and cash flows of the Company had it been a stand-alone company.

As explained in Note 1 to the consolidated financial statements, effective December 31, 2000, the company changed its method of accounting for derivative instruments and hedging activities through the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. As disclosed in Note 1 to the consolidated financial statements, the company changed the manner in which it accounts for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets on December 30, 2001.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 11, 2004

SPECTRA-PHYSICS

Combined Statements of Operations

	(Unaudited) Six Months Ended	(Unaudited) Six Months Ended
			Years Ended
(In thousands)	July 3, 2004	June 28, 2003	December 31, 2003	December 28, 2002	December 29, 2001
Net sales, including sales to related parties of $1,110, $550, $2,048, $1,780 and $3,276, respectively	$115,645	$96,228	$203,813	$246,196	$278,742
Cost of sales	70,007	67,508	136,091	166,712	191,204

Gross profit	45,638	28,720	67,722	79,484	87,538

Selling, general and administrative expense	26,538	24,089	48,422	55,923	68,193
Research and development expense	10,843	9,134	18,397	23,146	28,816
Restructuring and other charges	—	1,336	3,508	14,455	43,312

Operating income (loss)	8,257	(5,839)	(2,605)	(14,040)	(52,783)

Interest and other expense, net	(308)	(686)	(1,806)	(759)	(2,148)

Income (loss) before income taxes and cumulative effect of a change in accounting principle	7,949	(6,525)	(4,411)	(14,799)	(54,931)

Income tax provision	209	5	536	188	6,383

Income (loss) before cumulative effect of a change in accounting principle	7,740	(6,530)	(4,947)	(14,987)	(61,314)

Cumulative effect of a change in accounting principle, net	—	—	—	—	(1,657)

Net income (loss)	$7,740	$(6,530)	$(4,947)	$(14,987)	$(62,971)

See accompanying notes to combined financial statements.

SPECTRA-PHYSICS

Combined Balance Sheets

	(Unaudited)
(In thousands)	July 3, 2004	December 31, 2003	December 28, 2002
ASSETS
Current assets:
Cash and cash equivalents	$6,352	$5,290	$6,228
Accounts receivable, net of allowance for doubtful accounts of $1,039, $1,781 and $3,341, respectively	34,978	40,606	52,200
Notes receivable	6,849	8,527	6,280
Inventories	39,978	42,321	41,424
Prepaid expenses and other current assets	1,708	2,257	4,053

Total current assets	89,865	99,001	110,185

Property and equipment, net	43,361	48,131	55,830
Goodwill	119,710	119,694	119,636
Intangible assets, net	4,812	5,142	7,128
Other assets	5,903	6,114	6,087

Total assets	$263,651	$278,082	$298,866

LIABILITIES AND PARENTS’ INVESTMENT
Current liabilities:
Short term obligations	$14,722	$18,773	$24,665
Short term obligations to Parent	6,904	6,058	2,482
Accounts payable	8,573	12,878	11,773
Payables to related companies	930	700	3,110
Accrued payroll and related expenses	11,376	11,624	13,734
Accrued expenses and other current liabilities	19,206	19,868	19,431
Accrued restructuring costs	1,412	2,745	7,351

Total current liabilities	63,123	72,646	82,546

Long-term debt to Parent	8,000	8,667	—
Other long-term obligations	9,953	10,015	8,271
Commitments and contingencies

Parent’s investment:
Parent’s net investment	185,584	191,486	212,567
Accumulated other comprehensive loss	(3,009)	(4,732)	(4,518)

Total Parent’s investment	182,575	186,754	208,049

Total liabilities and Parent’s investment	$263,651	$278,082	$298,866

See accompanying notes to combined financial statements.

SPECTRA-PHYSICS

Combined Statements of Cash Flows

	(Unaudited) Six Months Ended	(Unaudited) Six Months Ended	Years Ended
(In thousands)	July 3, 2004	June 28, 2003	December 31, 2003	December 28, 2002	December 29, 2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$7,740	$(6,530)	$(4,947)	$(14,987)	$(62,971)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	4,760	6,201	11,740	13,067	14,241
Goodwill amortization	—	—	—	—	1,917
Provision for losses on inventories	1,521	1,789	5,269	4,393	333
Provision for uncollectible accounts	(721)	(836)	(1,300)	1,704	3,442
Provision for restructuring related charges	—	1,336	3,508	14,455	43,312
Deferred income taxes, net	—	—	—	—	5,920
(Gain)/loss on disposition of fixed assets	592	166	169	389	(97)
Increase (decrease) in cash due to changes in:
Accounts receivable	6,099	14,551	16,934	(5,144)	(1,536)
Notes receivable	1,591	840	(1,553)	(1,372)	15
Inventories	693	(519)	(4,826)	3,587	4,924
Payable to / receivable from related companies	312	(1,888)	(2,409)	9,906	(7,349)
Prepaid expenses and other current assets	509	2,166	2,361	(5)	(1,110)
Other assets and liabilities	1,901	1,208	4,098	(1,755)	3,205
Accounts payable	(4,291)	(655)	824	(7,512)	(3,357)
Accrued payroll and related expenses	(245)	(3,698)	(2,290)	(5,215)	15,884
Accrued expenses and other current liabilities	(188)	(910)	(1,785)	(8,140)	(2,969)
Accrued restructuring costs	(1,429)	(4,011)	(5,668)	(11,381)	(1,737)

Net cash provided by (used in) operating activities	18,844	9,210	20,125	(8,010)	12,067

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,437)	(1,455)	(4,472)	(10,333)	(31,219)
Proceeds from the sale of property and equipment	1,236	157	85	1,410	1,288

Net cash used in investing activities	(201)	(1,298)	(4,387)	(8,923)	(29,931)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	—	—	—	—	(15,000)
Borrowings from (repayments of) short term obligations, net	(3,765)	(8,465)	(8,583)	6,913	3,397
Borrowings from (repayments of) short term obligations from Parent, net	846	1,204	3,066	(26,947)	29,429
Repayments of long-term debt to Parent	(667)	—	—	—	—
Transfers from / (to) Parent	(13,982)	(4,062)	(11,912)	9,574	8,422

Net cash provided by (used in) financing activities	(17,568)	(11,323)	(17,429)	(10,460)	26,248
Impact of foreign exchange rate changes on cash balances	(13)	377	753	110	(244)

Net increase (decrease) in cash and cash equivalents	1,062	(3,034)	(938)	(27,283)	8,140
Cash and cash equivalents at beginning of year	5,290	6,228	6,228	33,511	25,371

Cash and cash equivalents at end of period	$6,352	$3,194	$5,290	$6,228	$33,511

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, including payments to related parties of $0, $143, $337, $202 and $786, respectively	$418	$329	$816	$912	$1,878
Income taxes paid (refunds received), net	$672	$(398)	$265	$1,421	$39

See accompanying notes to combined financial statements.

SPECTRA-PHYSICS

Combined Statements of Comprehensive Loss and Parent’s Investment

(In thousands)	Parent’s Net Investment	Accumulated Other Comprehensive Loss	Total
December 31, 2000	$202,691	$(2,276)	$200,415
Net loss	(62,971)		(62,971)
Foreign currency translation loss	—	(1,387)	(1,387)
Deferred gain on foreign exchange contracts	—	1,338	1,338
Transfer from Parent, net	64,508	—	64,508

December 31, 2001	204,228	(2,325)	201,903
Net loss	(14,987)	—	(14,987)
Foreign currency translation gain	—	1,231	1,231
Deferred loss on foreign exchange contracts	—	(2,828)	(2,828)
Minimum pension liability adjustment	—	(596)	(596)
Transfer from Parent, net	23,326	—	23,326

December 31, 2002	212,567	(4,518)	208,049
Net loss	(4,947)	—	(4,947)
Foreign currency translation gain	—	1,586	1,586
Deferred loss on foreign exchange contracts	—	(934)	(934)
Minimum pension liability adjustment	—	(866)	(866)
Transfer to Parent, net	(16,134)	—	(16,134)

December 31, 2003	191,486	$(4,732)	$186,754

(Unaudited)
Net income	7,740	—	7,740
Foreign currency translation gain	—	(38)	(38)
Deferred gain (loss) on foreign exchange contracts	—	1,761	1,761
Transfer to Parent, net	(13,642)	—	(13,642)

July 3, 2004	$185,584	$(3,009)	$182,575

See accompanying notes to combined financial statements.

SPECTRA-PHYSICS

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The accompanying combined financial statements include Spectra-Physics, Inc. (including its wholly owned subsidiaries, Spectra-Physics Semiconductor Lasers, Inc., Spectra-Physics Optics Corporation, Spectra-Physics K.K., Spectra-Physics Lasers B.V., Spectra-Physics France S.A., Spectra-Physics GmbH, Spectra-Physics Limited, and Spectra-Physics Lasers Limited), Spectra-Physics Franklin, Inc. (including its wholly owned subsidiary Spectra-Physics Stratford, Inc.), Spectra-Physics Rochester, Inc., Hilger Analytical Limited, and Spectra-Physics UK Limited (collectively, the “Company”).

The Company provides high-power semiconductor, solid-state and gas lasers, as well as other photonic components and devices used in applications ranging from industrial and microelectronic manufacturing to scientific research to medical diagnostics. The Company also offers an extensive catalog and specialized services for the design, prototyping, and manufacturing of optical-based equipment.

Basis of Presentation

The combined financial statements include the assets, liabilities, operating results and cash flows of the businesses constituting the Company that have been sold to Newport Corporation as part of a stock purchase agreement with the Company’s parent, Thermo Electron Corporation (the “Parent”) and have been prepared using the Company’s historical basis in the assets and liabilities and the historical results of operations of the Company included in the historical financial statements of the Parent. Certain specifically identifiable administrative services and expenses incurred by the Company in the normal course of business, such as external legal fees, audit fees, risk insurance premiums, certain employee benefit costs, and other items, were processed through the Parent’s corporate offices. The costs associated with these services and expenses were allocated back to the Company from the Parent and are included in the Company’s results of operations. Management believes the assumptions used to create the Company’s combined financial statements from the historical statements of the Parent are reasonable. However, the combined financial information included herein may not necessarily reflect the combined financial position, operating results, changes in invested equity and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented. Because a direct ownership relationship did not exist among all the various units comprising the Company, the Parent’s net investment in the Company is shown in lieu of stockholder’s equity in the combined financial statements. Changes in the Parent’s net investment represent the Parent’s transfer of its net investment in the Company, after giving effect to the net earnings of the Company plus net cash transfers to the Parent and other transfers from the Parent.

The accompanying combined financial information for the six-month periods ended July 3, 2004 and June 28, 2003 is unaudited. The unaudited interim combined financial information has been prepared on the same basis as the accompanying annual combined financial statements. In the opinion of management, such interim combined financial information reflects adjustments consisting only of normal and recurring adjustments necessary for a fair presentation of such financial information. Unaudited results of operations for the interim periods ended July 3, 2004 and June 28, 2003 are not necessarily indicative of the results of operations to be expected for any other interim period or for the full year.

In 2001, Spectra-Physics, Inc., then known as Spectra-Physics Lasers, Inc. (“SPL”), one of the entities included in the accompanying combined financial statements, was publicly traded. In 2001, the Parent increased its ownership in the Company to 93.6% through a cash tender offer of $17.50 per share. In February 2002, the Parent acquired the shares of SPL it did not previously own through a short-form merger at the same price as the tender offer and SPL ceased to be publicly traded.

Through 2002, the Company had a fiscal year ending the Saturday nearest to December 31. In 2003, the Company changed its year end to December 31. References to 2003, 2002, and 2001 are for the fiscal years ended December 31, 2003, December 28, 2002, and December 29, 2001, respectively.

Principles of Combination

The combined financial statements include the accounts of the Company. All significant intercompany transactions and balances have been eliminated in combination.

Foreign Currency Translation

The functional currency for the Company’s international operations is the local currency. Assets and liabilities for these locations are translated into U.S. dollars using current rates of exchange in effect at the balance sheet dates. The resulting translation gains and losses are included as a component of accumulated other comprehensive loss. Items of income and expense for the Company’s international locations are translated using the monthly average exchange rates in effect for the period in which the items occur. Realized foreign currency transaction gains and losses are included in the results of operations.

Derivative Instruments

Effective in the first quarter of 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133, as amended, requires that all derivatives, including forward currency-exchange contracts, be recognized in the balance sheet at fair value. Derivatives that are not hedges must be recorded at fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company immediately records in earnings the extent to which a hedge is not effective in achieving offsetting changes in fair value or cash flows. The adoption of SFAS No. 133 in the first quarter of 2001 resulted in the deferral of a gain of $1.0 million, net of tax, and a corresponding loss for periods prior to 2001, which was classified as Cumulative effect of a change in accounting principle in the accompanying 2001 statement of operations. This deferred gain related to forward currency-exchange contracts that were marked to market through earnings prior to the adoption of SFAS No. 133. The entire deferred gain recorded upon adoption was reclassified into earnings during 2001 as the underlying hedged transactions occurred.

The Company uses forward currency-exchange contracts primarily to hedge certain operational (cash-flow hedges) and balance sheet (fair-value hedges) exposures resulting from changes in currency exchange rates. Such exposures result from sales that are denominated in currencies other than the functional currencies of the respective operations. These contracts principally hedge transactions denominated in U.S. dollars, euros, British pounds sterling, and Japanese yen. The Company enters into these currency-exchange contracts to hedge anticipated product sales and recorded accounts receivable made in the normal course of business. Accordingly, the hedges are not speculative in nature. As part of the Company’s overall strategy to manage the level of exposure to the risk of currency-exchange fluctuations, some operating units hedge a portion of their currency exposures anticipated over the ensuing 12-month period, using exchange contracts that have maturities of 12 months or less. The Company does not hold or engage in transactions involving derivative instruments for purposes other than foreign currency exchange risk management.

The Company records its forward currency-exchange contracts at fair value in its balance sheet as other current assets or other accrued expenses and, for cash-flow hedges, the related gains or losses on these contracts are deferred as a component of accumulated other comprehensive loss in the accompanying balance sheet. These deferred gains and losses are recognized in earnings in the period in which the underlying anticipated transaction occurs. Unrealized gains and losses resulting from the impact of currency exchange rate movements on fair-value hedges are recognized in earnings in the period in which the exchange rates change and offset the currency losses and gains on the underlying exposure being hedged. Cash flows resulting from currency-exchange contracts qualifying as cash-flow hedges are recorded in the accompanying statement of cash flows in the same category as the item being hedged. At December 31, 2003, the Company had deferred losses, net of income taxes, relating to forward currency-exchange contracts of approximately $2.4 million, substantially all of which is expected to be recognized as expense over the next 12 months to offset gains on the exposures being hedged. The ineffective portion of the gain or loss on derivative instruments is recorded in other income, net, in the accompanying statement of operations and is not material for the three years presented.

Risks and Uncertainties

The Company is subject to a number of risks similar to other companies in the photonics industry, including but not limited to, rapid technological change, uncertainty of the number, size and scope of projects in which the Company is engaged, the result of an unanticipated delay in or termination of a customer engagement, competitors with greater financial, technical, sales and marketing resources and greater name recognition, protection of proprietary technology, the need to obtain additional financing to support growth, and dependence on third parties and key individuals.

Cash and Cash Equivalents and Marketable Securities

The Company considers cash-on-hand and highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Investments with original maturities exceeding three months at the date of purchase are classified as marketable securities. All marketable securities are classified as available for sale and are recorded at fair market value using the specific identification method; unrealized gains and losses are included in accumulated other comprehensive loss. The Company did not hold any marketable securities at July 3, 2004 (unaudited), December 31, 2003 or December 28, 2002.

Accounts and Notes Receivable

The Company estimates the collectibility of customer receivables on an ongoing basis by periodically reviewing invoices outstanding over a certain period of time. The Company has recorded reserves for specific receivables deemed to be at risk for collection, as well as a reserve based on the Company’s historical collections experience. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit-worthiness of each customer.

Certain of the Company’s Japanese customers provide the Company with promissory notes on the due date of the receivable. The payment date of the promissory notes is generally 90 days from the original receivable due date. Subsequently, certain of these promissory notes are sold with recourse to one of three Japanese banks with which the Company does business, as part of a line of credit agreement. Such transactions are conducted in the ordinary course of business. For balance sheet presentation purposes, amounts due to the Company under such promissory notes are reclassified from accounts receivable to current notes receivable. At July 3, 2004 (unaudited), December 31, 2003, and December 28, 2002 total promissory notes receivable amounted to $6.8 million, $8.5 million, and $6.3 million respectively. Promissory notes sold with recourse are included in both current notes receivable and short-term obligations until such time as the underlying note obligations are ultimately satisfied via payment by the customers to the banks. At July 3, 2004 (unaudited), December 31, 2003 and December 28, 2002, such discounted note obligations were $5.0 million, $3.1 million and $4.8 million, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents, notes receivable, foreign exchange contracts and accounts receivable. The Company maintains cash and cash equivalents with and purchases its foreign exchange contracts from major financial institutions and performs periodic evaluations of the relative credit standing of these financial institutions in order to limit the amount of credit exposure with any one institution.

The Company’s customers are concentrated in the semiconductor capital equipment, aerospace and defense, life and health sciences, scientific research and fiber optic communications markets, and their ability to pay may be influenced by the prevailing macroeconomic conditions present in these markets. Receivables from the Company’s customers are generally unsecured. To reduce the concentration risk and the overall risk of collection, the Company performs ongoing evaluations of its customers’ financial condition.

The Company markets its products principally in North America, Europe and Japan to companies for use in telecommunications, image recording, computer and microelectronics manufacturing, industrial manufacturing, medical applications, as well as universities and other entities involved in research. No individual customer accounted for more than 10% of net sales for the six-month periods ended July 3, 2004 (unaudited) or June 28, 2003 (unaudited), or for the years ended December 31, 2003, December 28, 2002 or December 29, 2001. The Company performs ongoing credit evaluations of its customers’ financial condition and although the Company generally does not require collateral, it requires its customers to provide letters of credit in certain circumstances. Bad debt losses to date have been insignificant.

Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out (FIFO) basis) or fair market value and include materials, labor, and manufacturing overhead. The Company writes down excess and obsolete inventory to net realizable value. In assessing the ultimate realization of inventories, the Company makes judgments as to future demand requirements and compares those requirements with the current or committed inventory levels. Amounts required to reduce the carrying value of inventory to net realizable value are recorded as a charge to cost of sales.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense includes amortization of assets under capital leases. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 3 to 40 years; machinery and equipment, 2 to 20 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset.

The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale of an asset, the cost and related accumulated depreciation of the assets are removed from the accounts and any resulting gain or loss is reflected in the determination of net income or loss.

Intangible Assets

Intangible assets, principally acquisition-related intangibles and patent rights, are stated at cost and amortized on a straight-line basis over their estimated useful lives, generally 5 to 17 years.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired entities. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards Board No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). Under SFAS No. 142, goodwill is no longer amortized but is subject to impairment tests based upon a comparison of the fair value of each of the Company’s reporting units, as defined, and the carrying value of the reporting units’ net assets, including goodwill.

The Company assesses the realizability of this asset annually and whenever events or changes in circumstances indicate it may be impaired. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings associated with one or more of the Company’s reporting units. The Company estimates the fair value of its reporting units by using market comparables for similar businesses and forecasts of discounted future cash flows. When impairment is indicated, any excess of carrying value over fair value of goodwill is recorded as an operating loss.

The 2003 and 2002 annual reviews are performed as of December 31 of each year, and resulted in no impairment of the carrying value of goodwill. Pro forma net income after adjusting for the adoption of SFAS No. 142 is as follows:

(In thousands)	Year Ended December 29, 2001
Reported net loss	$(62,971)
Add back goodwill amortization	1,917

Adjusted net loss	$(61,054)

Changes in goodwill during the years ended December 31, 2003 and December 28, 2002 were the result of the effects of currency translation, caused by foreign currency fluctuations.

Long-Lived Assets

The Company assesses the impairment of long-lived assets, other than goodwill, whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. Changes in the Company’s strategic plan and/or market conditions could significantly impact these judgments and could require adjustments to recorded asset balances.

Warranty

The Company provides for the estimated cost of product warranties, based primarily on historical information, in cost of sales at the time product revenue is recognized. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component supplies, the Company’s warranty obligation is affected by product failure rates, utilization levels, material usage, service delivery costs incurred in correcting a product failure, and supplier warranties on parts delivered to the Company. Should actual product failure rates, utilization levels, material usage, service delivery costs, or supplier warranties on parts differ from the Company’s estimates, revisions to the estimated warranty liability would be required.

Revenue Recognition

Revenue is recognized after all significant obligations have been met, collectibility is probable and title has passed, which typically occurs upon shipment or completion of services. The Company recognizes revenue and related costs for arrangements with multiple deliverables, such as equipment and installation, in accordance with Emerging Issues Task Force No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, as each element is delivered or completed based upon its fair value. When a portion of the customer’s payment is not due until installation, the Company defers that portion of the revenue until completion of installation. Revenues for training are deferred until the service is completed. Revenues for extended service contracts are recognized ratably over the contract period.

Customers generally have 30 days from the original invoice date (generally 60 days for international customers) to return a standard catalog product purchase for exchange or credit. The catalog product must be returned in its original condition and meet certain other criteria. Product returns of catalog items have historically been insignificant and are charged against revenue in the period returned. For non-catalog products, the Company establishes a sales return reserve based on historical product returns.

Advertising

The Company expenses the costs of advertising as incurred. Advertising costs, including the costs of the Company’s participation at industry trade shows, were $2.4 million, $2.9 million and $3.6 million for fiscal 2003, 2002 and 2001, respectively.

Research and Development

All research and development costs are expensed as incurred.

Income Taxes

Historically, the Company’s results of operations have been included in the Parent’s consolidated income tax returns. Income tax expense (benefit) reported in the Company’s combined statements of operations have been calculated on a separate tax return basis. However, the Parent managed its tax position for the benefit of its entire portfolio of businesses and its tax strategies are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a separate stand-alone company.

Deferred taxes result from the future tax consequences associated with temporary differences between the recorded amounts of the assets and liabilities of the Company for tax and financial accounting purposes. A valuation allowance for deferred tax assets is recorded to the extent the Company cannot determine, in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS No. 109) that the ultimate realization of net deferred tax assets is more likely than not.

Stock-Based Compensation

The Company applies the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its stock-based compensation and complies with the disclosure provision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). Accordingly, no compensation expense is recognized for employee stock options with exercise prices equal to or greater than the Company’s stock price at date of grant.

The Parent has stock-based compensation plans for its key employees, directors, and others. These plans permit the grant of a variety of stock and stock-based awards, including restricted stock, stock options, stock bonus shares, or performance-based shares, as determined by the compensation committee of the Parent’s Board of Directors (the Board Committee) or in limited circumstances, by the Parent’s option committee, which consists of its chief executive officer. SPL had a stock-based compensation plans for its key employees, directors, and others. Following the completion of a cash tender offer in December 2001 for all the shares of SPL it did not previously own, the Parent completed a short-form merger with SPL in February 2002 at which time the options to purchase shares of SPL became options to purchase shares of Parent common stock.

Pro forma amounts adjusted for the effect of recording compensation cost for the Parent’s and SPL’s stock option and employee stock purchase plans determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123 is presented below:

	(Unaudited) Six Months Ended		Years Ended
(In thousands)	July 3, 2004	June 28, 2003	December 31, 2003	December 28, 2002	December 29, 2001
Net income (loss) – reported	$7,740	$(6,530)	$(4,947)	$(14,987)	$(62,971)
Employee compensation expense under fair value method	(1,538)	(2,460)	(4,921)	(5,493)	(9,512)

Net income (loss) – pro forma	$6,202	$(8,990)	$(9,868)	$(20,480)	$(72,483)

The fair value of each option grant in 2003 was estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions: no annualized dividend yield; expected annual volatility of 38.0%; risk-free interest rate of 2.9%; expected lives of 4.4 years. The fair value of each option grant in 2002 was estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions: no annualized dividend yield; expected annual volatility of 42.0%; risk-free interest rate of 4.2%; expected lives of 6.0 years. The fair value of each option grant in 2001 was estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions: no annualized dividend yield; expected annual volatility of 45.0%; risk-free interest rate of 4.5%; expected lives of 4.0 years. The pro forma amounts shown for the impact of SFAS No. 123 are not necessarily indicative of future results because of the phase-in rules and differences in number of grants, stock price and assumptions for future years.

Environmental Reserves

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures are discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates made in preparing the combined financial statements include the allowance for doubtful accounts, inventory reserves, warranty obligations, restructuring reserves, asset impairment valuations and income tax valuations.

NOTE 2	SUPPLEMENTAL BALANCE SHEET AND STATEMENT OF OPERATIONS INFORMATION

Inventories

Inventories consist of the following:

(In thousands)	(Unaudited) July 3, 2004	December 31, 2003	December 28, 2002
Raw materials and purchased parts	$16,108	$15,966	$18,251
Work in process	12,634	14,502	9,497
Finished goods	11,236	11,853	13,676

	$39,978	$42,321	$41,424

Property and Equipment, net

Property and equipment, net consists of the following:

(In thousands)	(Unaudited) July 3, 2004	December 31, 2003	December 28, 2002
Land	$3,122	$3,118	$3,104
Buildings	30,311	29,974	29,609
Leasehold improvements	7,371	7,006	7,030
Machinery and equipment	103,380	92,272	97,889
Construction in progress	376	1,502	3,168

	144,560	133,872	140,800
Less accumulated depreciation and amortization	(101,199)	(85,741)	(84,970)

	$43,361	$48,131	$55,830

Depreciation and amortization expense totaled $11.0 million, $11.8 million and $12.3 million for the years ended December 31, 2003, December 28, 2002 and December 29, 2001, respectively.

Intangible Assets

Intangible assets totaled $5.1 million, net of accumulated amortization of $0.7 million, and $7.1 million, net of accumulated amortization of $1.6 million, at December 31, 2003 and December 28, 2002, respectively. Amortization expense related to intangibles for the years ended December 31, 2003, December 28, 2002 and December 29, 2001 was $0.7 million, $1.0 million and $1.7 million, respectively. In 2003, the Company transferred certain intangible assets to the Parent totaling $1.3 million, net.

Estimated aggregate amortization expense for the next five fiscal years is as follows:

(In thousands)	Estimated Aggregate Amortization Expense
2004	$562
2005	562
2006	562
2007	562
2008	562
Thereafter	2,332

$5,142

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

(In thousands)	(Unaudited) July 3, 2004	December 31, 2003	December 28, 2002
Deferred revenue	$5,888	$6,169	$3,563
Accrued warranty obligations	4,361	3,938	4,108
Other	8,957	9,761	11,760

	$19,206	$19,868	$19,431

Accrued Warranty Obligations

The activity in accrued warranty obligations is as follows:

	(Unaudited) Six Months Ended		Years Ended
(In thousands)	July 3, 2004	June 28, 2003	December 31, 2003	December 28, 2002	December 29, 2001
Balance at beginning of year	$3,938	$4,108	$4,108	$4,331	$2,917
Additions charged to cost of sales	2,397	1,798	6,181	3,926	4,304
Warranty claims	(1,756)	(2,146)	(6,362)	(3,338)	(2,819)
Other, net (primarily effects of currency translation)	(218)	6	11	(811)	(71)

Balance at end of period	$4,361	$3,766	$3,938	$4,108	$4,331

Such amounts are included in accrued expenses and other current liabilities in the accompanying combined balance sheets.

Accumulated Other Comprehensive Loss and Comprehensive Income (Loss)

Accumulated other comprehensive loss consists of the following:

(In thousands)	(Unaudited) July 3, 2004	December 31, 2003	December 28, 2002
Cumulative foreign currency translation losses	$(884)	$(846)	$(2,432)
Deferred loss on foreign exchange contracts	(663)	(2,424)	(1,490)
Minimum pension liability adjustment	(1,462)	(1,462)	(596)

	$(3,009)	$(4,732)	$(4,518)

The components of comprehensive income (loss), net of related tax, are as follows:

	(Unaudited) Six Months Ended		Years Ended
(In thousands)	July 3, 2004	June 28, 2003	December 31, 2003	December 28, 2002	December 29, 2001
Net income (loss)	$7,740	$(6,530)	$(4,947)	$(14,987)	$(62,971)
Foreign currency translation gain (loss)	(38)	965	1,586	1,231	(1,387)
Deferred gain (loss) on foreign exchange contracts	1,761	(133)	(934)	(2,828)	1,338
Minimum pension liability adjustment	—	—	(818)	(596)	—

	$9,463	$(5,698)	$(5,113)	$(17,180)	$(63,020)

Interest and Other Expense, Net

Interest and other income, net, consists of the following:

	(Unaudited) Six Months Ended		Years Ended
(In thousands)	July 3, 2004	June 28, 2003	December 31, 2003	December 28, 2002	December 29, 2001
Interest and dividend income	$—	$25	$27	$234	$653
Loss on sale of investments in joint ventures	—	—	—	—	(801)
Foreign exchange gains (losses), net	99	(287)	(905)	(65)	(122)
Interest expense	(234)	(302)	(599)	(726)	(1,092)
Interest expense with related party	(206)	(143)	(337)	(202)	(786)
Other income, net	33	21	8	—	—

	$(308)	$(686)	$(1,806)	$(759)	$(2,148)

NOTE 3	RESTRUCTURING AND OTHER CHARGES

2003

In response to a continued downturn in markets served by the Company, restructuring actions were initiated in 2003 to reduce costs and redundancies, principally through headcount reductions and consolidation of facilities. The Company believes that the restructuring actions undertaken in 2003 will be substantially completed in 2004.

The Company recorded $3.5 million of net restructuring and other charges in 2003. These charges included $2.5 million of cash costs principally associated with facility consolidations and related severance. The cash costs included $0.5 million of ongoing lease costs through 2004 for abandoned facilities; $1.4 million of severance for 102 employees across all functions; and $0.6 million of pension costs for terminated employees that were accrued as a pension liability. These charges were offset by a gain of $1.0 million for the reversal of contract cancellation fees provided in 2001 that were disputed and ultimately not required. The charges for severance are net of reversals of $0.2 million, primarily for the favorable resolution of accrued amounts that were in dispute. The charges for abandoned facilities are net of reversals of $0.3 million, primarily for the favorable settlement of lease obligations on abandoned equipment. The Company also recorded non-cash charges of $2.0 million, including the write-down of abandoned assets.

2002

In response to a continued downturn in markets served by the Company, restructuring actions were initiated in 2002 to reduce costs and shed unproductive assets. The restructuring and related actions primarily consisted of headcount reductions, write downs of production equipment for telecommunications products, and consolidation of facilities to streamline operations and reduce costs.

The Company recorded $15.1 million of net restructuring and other charges in 2002, of which $0.7 million was recorded as a charge to cost of sales, and $14.4 million was charged to restructuring and other charges. The charges to restructuring and other charges consisted of $8.0 million of cash costs, including $3.9 million of severance for 184 employees across all functions; $1.8 million of ongoing lease costs, primarily for abandoned equipment; $0.1 million of employee-retention costs; $0.7 million for the settlement of litigation; $1.1 million of cancellation fees for fixed asset purchases; and $0.4 million of other cash costs, primarily relocation expenses. The charges for severance and abandoned facilities are net of reversals of $0.8 million and $3.0 million, respectively that the Company had provided in 2001. The severance reserves that were reversed were no longer required, primarily due to employee attrition. The reversal of the abandoned facility reserves was primarily due to the favorable settlement of lease obligations. In addition, the Company incurred non-cash charges of $6.4 million as the Company wrote off assets totaling $5.5 million, primarily for abandoned telecommunication and other manufacturing equipment and recorded a charge of $0.8 million as a result of the employee options to purchase shares of SPL becoming options to purchase shares of the Parent following the acquisition of the minority interest in this business in February 2002 and a charge of $0.1 million for the loss on sale of a small business unit. Following these actions in 2002, the Company suspended initiatives for products that address telecom markets based on the continuing economic downturn in these markets.

2001

In response to a downturn in telecommunications, semiconductor, and other markets served by the Company and in an effort to further integrate business units, the Company initiated restructuring actions in the second quarter of 2001 to reduce costs and shed unproductive assets. Further actions were initiated in the fourth quarter of 2001. The restructuring and related actions consisted primarily of headcount reductions, write downs of telecommunication manufacturing equipment and excess telecommunication product inventories, and consolidation of facilities to streamline operations and reduce costs.

The Company recorded $51.3 million of net restructuring and other charges in 2001. The Company recorded charges to cost of sales of $8.0 million, primarily for excess telecommunication product inventories, and $43.3 million of other costs. The excess telecommunication product inventories resulted from a severe slowdown in this market and the write down reduced the carrying value of these and other inventories to estimated net realizable value. The $43.3 million of other costs consisted of $19.1 million of cash costs, including $3.5 million of severance for 267 employees, primarily in manufacturing positions; $7.0 million for leases on abandoned equipment; $5.9 million of loss on litigation; $0.6 million of ongoing lease costs through 2004 for facilities described below; and $2.1 million of other cash costs. The other cash costs primarily represented cancellation fees for fixed-asset purchases and termination of distributor agreements. The Company also recorded $24.2 million of asset write downs, including $21.5 million of fixed assets, principally equipment used in telecommunication product manufacturing for which estimated future cash flows were not sufficient to recover the carrying value. The asset write downs also included $2.2 million of goodwill to reduce the carrying value of two small business units held for sale to their estimated disposal value, and $0.4 million of costs associated with an abandoned financing. In addition, the Company recorded a charge of $0.1 million, net, related to the sale of a small business unit and a facility. The facility consolidations included the closure of three factories in the United States and the closure of two distribution facilities in Europe. The activities of these sites were transferred to other facilities in those regions.

The following table summarizes the severance actions of the Company in 2001, 2002, and 2003.

Number of Employees
2001 Restructuring Plans
Terminations announced in 2001	267
Terminations occurring in 2001	(265)

Remaining terminations at December 29, 2001	2
Additional terminations announced in 2002	137
Terminations occurring in 2002	(139)

Remaining terminations at December 28, 2002	—

2002 Restructuring Plans
Terminations announced in 2002	47
Terminations occurring in 2002	(35)

Remaining terminations at December 28, 2002	12
Terminations occurring in 2003	—
Adjustment to plan	(12)

Remaining terminations at December 31, 2003	—

(Unaudited)	Number of Employees
2003 Restructuring Plans
Terminations announced in 2003	102
Terminations occurring in 2003	(97)

Remaining terminations at December 31, 2003	5
Terminations occurring in 2004	(5)

Remaining terminations at July 3, 2004	—

The following table summarizes the cash components of the Company’s restructuring plans. The non-cash components and other amounts reported as restructuring and other charges in the accompanying statement of operations have been summarized in the notes to the tables.

(In thousands)	Severance	Employee Retention (a)	Abandonment of Excess Facilities	Other	Total
2001 Restructuring Plans
Costs incurred in 2001 (c)	$3,510	$—	$7,609	$2,069	$13,188
Reserves reversed (b)	—	—	—	(3)	(3)
Payments	(1,155)	—	(202)	(380)	(1,737)

Balance at December 29, 2001	2,355	—	7,407	1,686	11,448
Costs incurred in 2002 (d)	3,734	83	4,500	2,436	10,753
Reserves reversed (b)	(773)	—	(2,988)	(1,170)	(4,931)
Payments	(4,492)	(83)	(4,616)	(1,640)	(10,831)

Balance at December 28, 2002	824	—	4,303	1,312	6,439
Reserves reversed (b)	(315)	—	(277)	(961)	(1,553)
Payments	(381)	—	(2,729)	(351)	(3,461)

Balance at December 31, 2003	128	—	1,297	—	1,425

(Unaudited)
Payments	(128)	—	(210)	—	(338)

Balance at July 3, 2004	$—	$—	$1,087	$—	$1,087

(In thousands)	Severance	Employee Retention (a)	Abandonment of Excess Facilities	Other	Total
2002 Restructuring Plans
Costs incurred in 2002	$984	$40	$335	$103	$1,462
Payments	(489)	—	(2)	(59)	(550)

Balance at December 28, 2002	495	40	333	44	912
Costs incurred in 2003	199	—	47	—	246
Reserves reversed (b)	(89)	(40)	(50)	—	(179)
Payments	(448)	—	(146)	(44)	(638)

Balance at December 31, 2003	157	—	184	—	341

(Unaudited)
Payments	(72)	—	(39)	—	(111)

Balance at July 3, 2004	$85	$—	$145	$—	$230

(In thousands)	Severance	Employee Retention (a)	Abandonment of Excess Facilities	Other	Total
2003 Restructuring Plans
Costs incurred in 2003 (e)	$1,622	$—	$846	$64	$2,532
Reserves reversed (b)	(19)	—	—	—	(19)
Payments	(1,065)	—	(440)	(64)	(1,569)
Currency translation	35	—	—	—	35

Balance at December 31, 2003	573	—	406	—	979

(Unaudited)
Costs incurred in 2004	105	—	1	6	112
Reserves reversed	—	—	(11)	—	(11)
Payments	(664)	—	(310)	(6)	(980)
Currency translation	(5)	—	—	—	(5)

Balance at July 3, 2004	$9	$—	$86	$—	$95

(a)	Employee retention costs are accrued ratably over the period through which employees must work to qualify for a payment.

(b)	Represents reductions in costs of plans as described in the discussion of restructuring actions by the Company.

(c)	Excludes non-cash charges, net, of $24.1 million and loss on litigation of $5.9 million.

(d)	Excludes non-cash charges of $6.3 million and loss on litigation of $0.7 million.

(e)	Excludes non-cash charges, net, of $2.0 million and a cash charge of $0.6 million recorded in accrued pension costs.

The Company expects to pay accrued severance costs in 2004 and abandoned-facility payments over lease terms expiring on various dates through 2004.

NOTE 4	LINES OF CREDIT

Lines of Credit

Short-term obligations in the accompanying combined balance sheets included $18.8 million and $24.7 million at December 31, 2003 and December 28, 2002, respectively, of short-term bank borrowings and borrowings under lines of credit of certain of the Company’s subsidiaries. These amounts include $3.1 million and $4.8 million, respectively, of trade notes receivable that have been sold with recourse, and are included in an equal amount in notes receivable on the accompanying balance sheet. The weighted average interest rate for these borrowings was 1.9% at both December 31, 2003 and December 28, 2002, respectively.

The total available line of credit is 3.2 billion yen ($29.8 million at December 31, 2003), of which 2.4 billion yen ($22.3 million at December 31, 2003) is available for borrowing, and 0.8 billion yen ($7.5 million at December 31, 2003) is available to sell trade notes receivable with recourse. The credit lines expire as follows: 1.1 billion yen on November 30, 2004, 0.9 billion yen on December 31, 2004 and 0.4 billion yen on March 31, 2005. The lines of credit available to sell trade notes receivable with recourse of 0.8 billion yen have no expiration. Unused lines of credit for non-U.S. subsidiaries were $3.7 million as of December 31, 2003. The unused lines of credit generally provide for short-term unsecured borrowings at various interest rates.

NOTE 5	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases portions of its office and operating facilities under various operating lease arrangements. Aggregate rent expense under operating leases for the years ended December 31, 2003, December 28, 2003 and

December 29, 2001 was $4.6 million, $5.8 million, and $11.8, respectively. At December 31, 2003, future minimum payments due under noncancellable operating leases were $4.6 million in 2004, $4.1 million in 2005, $2.6 million in 2006, $1.8 million in 2007, and $0.3 million in 2008. Total future minimum lease payments at December 31, 2003, were $13.4 million.

Letters of Credit and Guarantees

Outstanding letters of credit and bank guarantees totaled $1.9 million at December 31, 2003. These credits and guarantees expire on various dates through 2006.

The letters of credit and bank guarantees principally secure performance obligations, and allow the holder to draw funds up to the face amount of the letter of credit or bank guarantee if the applicable business unit does not perform as contractually required.

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on its combined results of operations and cash flows.

Environmental Reserves

Groundwater in the vicinity of the Company’s Mountain View facility has been contaminated with volatile organic compounds. Groundwater remediation has been ongoing since approximately 1990. The Company has been identified as a Responsible Party (“RP”), along with another RP whose facility is located near the Company’s facility. The other RP and the Company have entered into a cost-sharing arrangement relating to the off-site groundwater remediation costs, under which the Company is responsible for 30% and the other RP is responsible for 70%. At December 31, 2003, the Company estimated the Company’s costs to complete the remediation to be approximately $1.5 million. The Company records the net present value of environmental liabilities. Below is a summary of the Company’s environmental reserves, which are included in other long-term obligations in the accompanying combined balance sheets:

(In thousands)	December 31, 2003	December 28, 2002
Estimated undiscounted environmental liability	$1,588	$1,810
Less discount (at 7% per annum)	(488)	(587)

Net liability	$1,100	$1,223

Estimated payments for the next five fiscal years are as follows:

(In thousands)	Estimated Aggregate Payments
2004	$213
2005	192
2006	113
2007	113
2008	115
Thereafter	842

$1,588

The Company expects payments to extend through approximately 2014.

NOTE 6	INCOME TAXES

The provision for taxes based on loss before income taxes and cumulative effect of a change in accounting principle consists of the following:

	Years Ended
(In thousands)	December 31, 2003	December 28, 2002	December 29, 2001
Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	536	188	463

Deferred:
Federal	—	—	5,920
State	—	—	—
Foreign	—	—	—

	$536	$188	$6,383

The provision for taxes based on loss before income taxes and cumulative effect of a change in accounting principle differs from the amount obtained by applying the statutory tax rate as follows:

	Years Ended
(In thousands)	December 31, 2003	December 28, 2002	December 29, 2001
Income tax benefit at statutory rate	$(1,544)	$(5,180)	$(19,226)
Increase (decrease) in taxes resulting from:
Foreign tax rate differential	(28)	(107)	(36)
State taxes net of federal benefit	(76)	(330)	(536)
Increase in valuation allowance	2,110	5,731	26,109
Other, net	74	74	72

	$536	$188	$6,383

Deferred tax assets and liabilities are determined in accordance with SFAS No. 109, and reflect the impact of temporary differences between amounts of assets and liabilities for tax and financial reporting purposes. The expected future tax consequences of net operating loss carryforwards are measured in accordance with current tax laws.

Temporary differences and net operating loss carryforwards, which give rise to deferred tax assets and liabilities recognized in the balance sheets, are as follows:

(In thousands)	December 31, 2003	December 28, 2002
Deferred tax assets:
Net operating loss carryforwards	$5,283	$2,898
Inventory basis difference	4,061	5,773
Accrued compensation	2,902	2,940
Accruals not currently deductible for tax purposes and other	1,435	4,825
Other, net	(3)	(48)
Valuation allowance	(12,531)	(10,943)

Total deferred tax assets	1,147	5,445
Deferred tax liabilities:
Purchased intangibles	(115)	359
Accelerated depreciation methods used for tax purposes	1,262	5,086

Total deferred tax liabilities	1,147	5,445

Net deferred tax assets	$—	$—

The Company estimates the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction and provides a valuation allowance for tax assets and loss carryforwards that it believes will more likely than not go unused. The valuation allowance relates primarily to the uncertainty surrounding the realization of tax loss and credit carryforwards. The net operating loss carryforwards shown above were used by the Parent in its consolidated tax return are not available for future use.

United States and foreign earnings (losses) before income taxes and cumulative effect of a change in accounting principle are as follows:

	Years Ended
(In thousands)	December 31, 2003	December 28, 2002	December 29, 2001
United States	$(1,595)	$469	$(55,988)
Foreign	(2,816)	(15,268)	1,057

	$(4,411)	$(14,799)	$(54,931)

At December 31, 2003, the Company has federal and state net operating loss carryforwards totaling approximately $1.7 million and $2.6 million, respectively. In addition, the Company has German net operating loss carryforwards of $19.5 million, which do not expire.

NOTE 7	EMPLOYEE BENEFIT PLANS

Stock Option Plans

The Parent has stock-based compensation plans for its key employees, directors, and others. These plans permit the grant of a variety of stock and stock-based awards, including restricted stock, stock options, stock bonus shares, or performance-based shares, as determined by the compensation committee of the Parent’s Board of Directors (the Board Committee) or in limited circumstances, by the Parent’s option committee, which consists of its chief executive officer. Generally, options granted prior to July 2000 under these plans are exercisable immediately, but shares acquired upon exercise are subject to certain transfer restrictions and the right of the Parent to repurchase the shares at the exercise price upon certain events, primarily termination of employment. The restrictions and repurchase rights lapse over periods ranging from 0-10 years, depending on the term of the option, which may range from 3-12 years. Options granted in or after July 2000 under these plans generally vest over three to five years, assuming continued employment with certain exceptions. Upon a change in control of the Parent, all options, regardless of grant date, become immediately exercisable and shares acquired upon exercise cease to be subject to transfer restrictions and the Parent’s repurchase rights. Nonqualified options are generally granted at fair market value, although options may be granted at a price at or above 85% of the fair value on the date of grant. Incentive stock options must be granted at not less than the fair market value of the Parent’s stock on the date of grant. Stock options have been granted at fair market value.

SPL had a stock-based compensation plans for its key employees, directors, and others. Following the completion of a cash tender offer in December 2001 for all the shares of SPL it did not previously own, the Parent completed a short-form merger with SPL in February 2002. Options to purchase shares of SPL became options to purchase shares of the Parent common stock, which were accounted for in accordance with the methodology set forth in FIN No. 44, Accounting for Certain Transactions Involving Stock Compensation.

Since the stock plan is the Parent’s plan, stock option activity is not shown. Options outstanding and exercisable at December 31, 2003 were as follows:

Options Outstanding				Options Exercisable
Range Of Exercise Prices	Number Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Number Exercisable	Weighted- Average Exercise Price
$ 3.49 – $ 3.49	7,534	$3.49	0.9	7,534	$3.49
8.89 – 12.37	60,186	10.84	3.5	60,186	10.84
13.51 – 18.84	155,254	16.60	4.4	60,953	15.12
19.14 – 22.84	355,947	20.70	5.9	178,536	20.79
24.99 – 28.06	214,046	25.05	7.4	136,312	25.05

$ 3.49 – $28.06	792,967	$20.16	5.8	443,520	$19.67

Employee Stock Purchase Plans

Qualifying employees are eligible to participate in an employee stock purchase plan sponsored by the Parent. Under this program, shares of the Parent’s common stock may be purchased at 85% of the lower of the fair value at the beginning or end of the purchase period, and the shares purchased are subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee’s gross wages. Effective with the 2002 plan year, the Parent changed the fiscal year-end of its plan from October 31 to December 31. In February 2004 and 2003, the Parent issued 16,203 and 2,636 shares, respectively, of its common stock for the 2003 and 2002 plan years to the Company’s employees.

In 2001, SPL had a stock purchase plan while it was a publicly traded company. In February 2002, the Company issued 48,101 shares of common stock of SPL to its participating employees. The plan was discontinued in 2002.

Defined Benefit Pension Plans

Several of the Company’s non-U.S. subsidiaries have defined benefit pension plans covering substantially all full-time employees at those subsidiaries. Some of the plans are unfunded, as permitted under the plans and applicable laws. Net periodic benefit costs for the plans in aggregate included the following components:

	(Unaudited) Six Months Ended		Years Ended
(In thousands)	July 3, 2004	June 28, 2003	December 31, 2003	December 28, 2002	December 29, 2001
Service cost	$236	$218	$437	$415	$321
Interest cost on benefit obligation	349	292	588	527	529
Expected return on plan assets	(138)	(108)	(220)	(220)	22
Recognized net actuarial (gain) loss	62	19	38	33	32
Amortization of unrecognized initial obligation and prior service cost	19	39	80	44	46

	$528	$460	$923	$799	$950

The activity under and the balance sheet impact of the Company’s defined benefit plans is as follows:

(In thousands)	December 31, 2003	December 28, 2002
Change in benefit obligation:
Benefit obligation, beginning of year	$12,363	$11,338
Service cost	437	415
Interest cost	588	527
Benefits paid	(237)	(894)
Actuarial loss	888	504
Currency translation	1,867	473

Benefit obligation, end of year	15,906	12,363

Change in plan assets:
Fair value of plan assets, beginning of year	4,327	4,904
Company contributions	688	110
Benefits paid	(95)	(920)
Actual return on plan assets	517	(9)
Currency translation	580	242

Fair value of plan assets, end of year	6,017	4,327

Funded status	(9,889)	(8,035)
Unrecognized net actuarial loss	2,658	2,071
Unrecognized initial obligation and prior service cost	338	348

Net amount recognized	$(6,894)	$(5,616)

Amounts recognized in the balance sheet:
Accrued pension liability	$(8,693)	$(6,560)
Intangible asset	338	348
Accumulated other comprehensive items	1,462	596

Net amount recognized	$(6,894)	$(5,616)

The aggregate projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $15.9 million, $14.5 million, and $6.0 million, respectively, at December 31, 2003, and $12.4 million, $11.2 million, and $4.3 million, respectively, at December 28, 2002.

As of December 31, 2003, the Company had assets with an aggregate value of approximately $4.2 million, which are being held by and invested by the insurance company administering the Company’s German pension plan, in accordance with German pension laws. Because these assets are not assets of the pension plan, they are not included in the funded status shown above. However, the Company has set them aside in connection with its German pension plan. Such assets are included in other assets in the accompanying combined balance sheet.

The weighted average rates used to determine the net periodic benefit costs were as follows:

	2003	2002	2001
Discount rate	4.6%	4.6%	4.3%
Rate of increase in salary levels	3.8%	3.8%	4.4%
Expected long-term rate of return on assets	4.7%	4.9%	4.9%

The weighted average rates used to determine benefit obligations at the respective periods were as follows:

	December 31, 2003	December 28, 2002
Discount rate	4.5%	4.6%
Rate of increase in salary levels	3.8%	3.8%

In determining the expected long-term rate of return on plan assets, the Company considers the relative weighting of plan assets, the historical performance of total plan assets and individual asset classes, and economic and other indicators of future performance. In addition, the Company may consult with and consider the opinions of financial and other professionals in developing appropriate return benchmarks.

Asset management objectives include maintaining an adequate level of diversification to reduce interest rate and market risk and providing adequate liquidity to meet immediate and future benefit payment requirements.

401(k) Savings Plan and Other Defined Contribution Plans

The Parent’s 401(k) savings plan covers the majority of the Company’s eligible full-time U.S. employees. Contributions to the plan are made by both the employee and the Company. Company contributions are based on the level of employee contributions.

Expense recognized for this plan totaled $2.1 million, $1.6 million and $1.7 million for the years ended December 31, 2003, December 28, 2002 and December 29, 2001, respectively.

NOTE 8	FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company’s financial instruments has been determined using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimate may not be indicative of the amounts the Company could realize in a current market exchange.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

Foreign Exchange Contracts

The estimated fair value of the foreign exchange contracts are based upon the estimated net amount required to terminate the position, taking into consideration changes in exchange rates.

Other Assets

Included in other assets in the accompanying balance sheets are other long-term investments carried at cost, which approximates estimated fair value.

The Company has assets that are being held by and invested by the insurance company administering the Company’s German pension plan, in accordance with German pension laws. Such amounts are carried at market value and are included in other assets.

Long-Term Debt to Parent

The carrying value of the Company’s long-term debt to Parent approximates fair value due to the nature of the debt.

NOTE 9	RELATED PARTY TRANSACTIONS

Sales to related parties

Net sales to related parties of for the six months ended July 3, 2004 (unaudited) and June 28, 2003 (unaudited) were $1.1 million and $0.6 million, respectively, and were $2.0 million, $1.8 million and $3.3 million for the years ended December 31, 2003, December 28, 2002 and December 29, 2001, respectively.

Payables to Related Companies

Payables to related companies consist of balances pertaining to purchases of goods and services in the ordinary course of business between the Company and other subsidiaries of the Parent, excluding the Parent’s corporate office.

Credit Facilities with Parent

The Company had a credit agreement with the Parent that expired in March 2002. The agreement provided for a one year revolving credit facility bearing interest at 2.75% above the prevailing LIBOR rate. The Company repaid the outstanding balance of $29.4 million in March 2002.

The Company also has credit facilities with the Parent for the benefit of the Company’s European subsidiaries. The interest rate on such facilities at December 31, 2003 was 2.15%.

Long-term debt to related companies includes the following:

(In thousands)	December 31, 2003
Note payable to Parent, principal $10 million, payable in equal annual installments of $667 plus interest at prime plus 100 basis points	$8,667

Long-term debt	$8,667

This loan was assumed by the Company from one of the Parent’s subsidiaries in March 2003.

Interest paid to the Parent totaled $.01 million for the six months ended June 28, 2003 (unaudited), and totaled $0.3 million and $0.2 million for the years ended December 31, 2003 and December 28, 2002, respectively. No interest was paid to the Parent in 2004 (unaudited).

Transfer From / (To) Parent

The accompanying balance sheets include push down accounting adjustments via transfers from the Parent, including goodwill. In addition, the Company receives cash and other asset contributions from and sends cash and other asset distributions to the Parent. Total transfers from (to) the Parent were $(16.1) million, $23.3 million and $64.5 million, including ($11.9) million, $9.6 million and $8.4 million in cash, for the years ended December 31, 2003, December 28, 2002 and December 29, 2001, respectively. Net transfers from (to) Parent are as follows:

	(Unaudited) Six Months Ended	Years Ended
(In thousands)	July 3, 2004	December 31, 2003	December 28, 2002	December 29, 2001
Income tax accounts	$176	$(440)	$35,972	$(17,186)
Goodwill, intangible and other assets	7	(2,921)	(15,611)	47,297
Equity-related transactions	(13,825)	(12,773)	2,965	34,397

	$(13,642)	$(16,134)	$23,326	$64,508

Transfers associated with income tax accounts resulted from the Company’s inclusion in the Parent’s U.S. federal consolidated income tax return, as well as in certain unitary state returns of the Parent. Transfers associated with goodwill, intangible and other assets resulted primarily from adjustments pushed down from the parent in connection with its change in ownership interest in the Company. Transfers from equity-related transactions resulted primarily from stock option and stock purchase plan activity of SPL, as well as certain other cash transfers from (to) the Parent.

Corporate Overhead Expenses and Services

Certain specifically identifiable administrative services and expenses incurred by the Company in the normal course of business, such as external legal fees, audit fees, risk insurance premiums, certain employee benefit costs, and other items were processed through the Parent’s corporate offices. The costs associated with these services and expenses are allocated back to the Company from the Parent. These allocated expenses are included in selling, general and administrative expenses in the accompanying statement of operations, and were $1.6 million, $1.5 million, and $1.6 million for the years ended December 31, 2003, December 28, 2002 and December 29, 2001, respectively and $0.3 million and $0.8 million for the six months ended July 3, 2004 (unaudited), and June 28, 2003 (unaudited) respectively.

NOTE 10	SUBSEQUENT EVENT

On July 16, 2004, Newport Corporation acquired all of the issued and outstanding capital stock of the Company from the Parent.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

On July 16, 2004, Newport Corporation, a Nevada corporation (“Newport”), completed its acquisition of all of the issued and outstanding capital stock of Spectra-Physics, Inc. and certain related entities (collectively, “Spectra-Physics”). The following unaudited pro forma condensed combined financial statement has been prepared to give effect to the completed acquisition, which was accounted for as a purchase.

The unaudited pro forma condensed combined statement of operations for the year ended January 1, 2005 is presented herein. This statement of operations was prepared using the historical statements of operations of Newport for the year ended January 1, 2005 and Spectra-Physics for the period of January 1, 2004 to July 16, 2004. The unaudited pro forma condensed combined statement of operations for the year ended January 1, 2005 combines the historical results of Newport and Spectra-Physics and gives effect to the acquisition as if it had occurred on January 1, 2004.

The unaudited pro forma condensed combined financial statement presented was based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statement is presented for illustrative purposes and does not purport to represent what the results of operations actually would have been if the events described above occurred as of the dates indicated or what such results would be for any future periods. The unaudited pro forma condensed combined financial statement, and the accompanying notes, are based upon the respective historical consolidated and combined financial statements of Newport and Spectra-Physics, and should be read in conjunction with the historical financial statements and related notes of Newport Corporation, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein, as well as the historical combined financial statements and related notes of Spectra-Physics, which are included elsewhere herein.

NEWPORT CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED

JANUARY 1, 2005

(In thousands, except per share data)

(Unaudited)

	Newport As Reported	Spectra-Physics	Pro Forma Adjustments		Pro Forma Combined
Net sales	$261,660	$122,286	$—		$383,946
Cost of sales	172,508	75,009	(8,604)	(C)	239,890
			977	(F)

Gross profit	89,152	47,277	7,627		144,056

Selling, general and administrative expense	71,354	28,820	(83)	(D)	98,971
			(396)	(E)
			1,056	(F)
			(2,317)	(F)
			537	(G)
Research and development expense	22,161	11,480	—		33,641
Restructuring, impairment and other charges	14,877	—	—		14,877

Operating income (loss)	(19,240)	6,977	8,830		(3,433)
Interest and other income (expense), net	(2,000)	(500)	(263)	(A)	(4,580)
			(1,817)	(B)

Income (loss) from continuing operations before income taxes	(21,240)	6,477	6,750		(8,013)
Income tax provision (benefit)	(979)	209	—	(H)	(770)

Income (loss) from continuing operations	$(20,261)	$6,268	$6,750		$(7,243)

Basic and diluted loss per share:
Loss from continuing operations					$(0.17)
Shares used in computation of basic and diluted loss from continuing operations per share					42,582

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENT

1. BASIS OF PRO FORMA PRESENTATION

On July 16, 2004, Newport Corporation (Newport) acquired all of the issued and outstanding capital stock of Spectra-Physics, Inc. and certain related entities (collectively, Spectra-Physics) from Thermo Electron Corporation (Parent). The transaction was accounted for using the purchase method.

Spectra-Physics manufactures high-power solid-state, gas and dye lasers, high-power laser diodes, and ultrafast laser systems, as well as other photonic components and devices used in a wide range of applications, including scientific research, industrial and microelectronics manufacturing and analytical instrumentation for life and health sciences. The combination creates a leading photonics company with an integrated technology mix.

The unaudited pro forma condensed combined statement of operations for the year ended January 1, 2005 combines the results of operations of Newport for the fiscal year ended January 1, 2005 and Spectra-Physics for the period from January 1, 2004 to July 16, 2004, and have been prepared to reflect the acquisition as if it had occurred on January 1, 2004.

The unaudited pro forma condensed combined financial information presented herein may not be indicative of the historical results that would have occurred had Newport and Spectra-Physics been combined during this time period or the future results that may be achieved after the acquisition.

On a combined basis, there were no significant transactions between Newport and Spectra-Physics during the periods presented. There are no significant differences between the accounting policies of Newport and Spectra-Physics.

The pro forma combined provision for income taxes may not represent the amounts that would have resulted had Newport Corporation and Spectra-Physics filed consolidated income tax returns during the period presented. Spectra-Physics was included in the Parent’s consolidated income tax returns. Income taxes in the condensed combined financial statement herein include income taxes calculated on a standalone basis.

2. PURCHASE PRICE ALLOCATION

The purchase price for Spectra-Physics, which resulted in the recognition of goodwill of $175.3 million, was determined by arms-length negotiation between management and the Parent, taking into account a number of factors, including the value of the assets, the historical and projected financial performance of Spectra-Physics and the valuations of certain recently acquired companies with comparable businesses and financial performance.

The Company finalized its purchase price allocation for the acquisition in the fourth quarter of 2004, which resulted in a reduction of goodwill of approximately $2.7 million from its preliminary purchase price allocation completed in the third quarter of 2004. This reduction was primarily due to an increase in the estimated fair value of acquired property and equipment based upon internal appraisals, a reduction in the estimated restructuring liability related to certain acquired entities and the final income tax accounting. However, the Company is still in the process of finalizing its restructuring plans related to certain acquired entities and has recorded an estimated liability based upon the preliminary plans approved by the Company’s Board of Directors. The Company expects that these items will be resolved and finalized by the end of the second quarter of 2005. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $175.3 million was recorded as goodwill, which is generally not deductible for tax purposes.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENT

Below is a summary of the purchase price, assets acquired and liabilities assumed:

(In thousands, except share amounts)
Consideration paid:
Cash paid	$174,870
3,220,300 shares of common stock, valued based upon the average price two days before and after the measurement date	48,079
Debt ($50 million, 5% interest payable quarterly, principal due in full July 16, 2009, discounted to market value)	46,382
Other costs, primarily professional fees	5,958

$275,289

Assets acquired and liabilities assumed:
Current assets	$93,355
Goodwill	175,252
Purchased intangible assets (including in-process R&D of $0.3 million)	58,400
Other assets	37,671
Current liabilities	(77,967)
Long-term liabilities	(11,422)

$275,289

The number of shares of the Company’s common stock issued was determined by dividing $50.0 million by the 20-day average closing price of the Company’s common stock ending two days before the acquisition date of July 16, 2004, which was $15.53 per share. The fair value of the Company’s common stock issued was determined using an average price of $14.93, which was the average closing price of the Company’s common stock two days before and after the measurement date of July 14, 2004.

The debt was valued at approximately $46.4 million on the date of acquisition, based upon the present value of cash flows, using a discount rate of 6.75% in order to reflect a market rate of interest for similar debt with similar characteristics.

Identifiable intangible assets consist of the following:

(In thousands)	Estimated Fair Value	Weighted Average Amortization Period	Estimated Annual Amortization
Developed technology	$24,500	10-16 years	$1,801
Customer relationships	19,500	10 years	1,950
Backlog	2,200	6 months	2,200

Amortizable purchased intangible assets	46,200
Trademark/tradename	11,900	Indefinite	—

	$58,100

Approximately $0.3 million of the purchase price represented purchased in-process technology that has not yet reached technological feasibility and has no alternative future use and has been expensed.

3. PRO FORMA NET LOSS PER SHARE

The unaudited pro forma condensed combined statement of operations has been prepared as if the acquisition was completed as of January 1, 2004. The pro forma basic and diluted loss per share is based on the weighted average

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENT

number of shares of Newport common stock outstanding during the period and the number of shares of Newport common stock issued in connection with the acquisition. Shares used in computing diluted loss per share exclude common stock equivalents as their inclusion would be anti-dilutive due to the net loss incurred.

4. PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been prepared in order to reflect the acquisition as if it had occurred on January 1, 2004:

(A)	To eliminate the estimated interest income that would have been earned on cash and cash equivalents and marketable securities used in the acquisition. Also, Newport incurred a loss on the sale of these marketable securities of approximately $1.7 million, which has been excluded from the pro forma results of operations as it is a non-recurring loss.

(B)	To record interest expense on the $50 million promissory note issued in connection with the acquisition, which was recorded at a discount in order to reflect a market rate of interest of 6.75% for similar debt with similar characteristics.

(C)	To eliminate the non-recurring cost of sales impact of the write-up of acquired inventory to its fair value in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.

(D)	To eliminate the amortization of the unfavorable lease liability.

(E)	To eliminate amortization of Spectra-Physics’ existing goodwill and intangible assets.

(F)	To record amortization of acquired intangible assets. Amortization of backlog of $2.2 million has been excluded from the condensed combined statement of operations due to its short amortization period of six months, as it a non-recurring cost. The write-off of in-process-R&D of $0.3 million has also been excluded as it is a non-recurring cost.

(G)	To record amortization of deferred compensation related to the issuance of 153,164 shares of restricted Newport common stock to Spectra-Physics employees, which were valued at the closing price on the date of grant of $13.03, and which vest over 24 months.

(H)	No income taxes have been provided for the pro forma adjustments as any pro forma tax provision calculated at the statutory rate would be offset by the utilization of net operating losses for which a full valuation allowance has been previously established.

3,220,300 Shares

NEWPORT CORPORATION

Common Stock

PROSPECTUS

                                , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following sets forth the costs and expenses, all of which shall be borne by the registrant, in connection with the offering of the shares of common stock pursuant to this registration statement:

SEC registration fee	$5,557
Legal fees and expenses*	20,000
Accounting fees and expenses*	100,000
Printing costs*	15,000

Total	$140,557

*	estimated

ITEM 14.	Indemnification of Directors and Officers

(a) The registrant is a Nevada corporation. Section 78.7502 of the Nevada Revised Statutes provides in regard to indemnification of directors and officers that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes, further provides that any discretionary indemnification under Nevada Revised Statutes 78.7502 unless ordered by a court or otherwise advanced pursuant to statute, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either by the stockholders, by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or, under certain circumstances, by independent legal counsel in a written opinion. The statute provides that the corporate articles, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. This right continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 of the Nevada Revised Statutes, provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who may be indemnified as set forth above whether or not the corporation has the authority to indemnify him against such liability and expenses. Provided, however, no financial arrangement made may provide for protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(b) Article Tenth of the registrant’s Articles of Incorporation provides, among other things, that the registrant shall indemnify its directors and officers to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, as amended from time to time.

(c) Article VII of the registrant’s Restated Bylaws provides, among other things, that the registrant shall indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an “agent” of the registrant. For purposes of Article VII of the registrant’s Restated Bylaws, an “agent” includes any person: (i) who is or was a director, officer, employee or agent of the registrant, or (ii) who is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Article VII of the registrant’s bylaws also provides that the registrant may purchase and maintain insurance on behalf of any such agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the Article. The registrant currently maintains directors’ and officers’ liability insurance.

(d) The registrant has entered into indemnification agreements with each of its executive officers and directors, which provide contractual protection of certain rights of indemnification. The indemnification agreements provide for the registrant’s indemnification of its executive officers and directors to the fullest extent permitted by the registrant’s articles of incorporation, bylaws and applicable law. Under the agreements, the registrant indemnifies its executive officers and directors against all fees, expenses, liabilities and losses (including attorney’s fees, judgments, fines, and amounts paid in any settlement we approved) actually and reasonably incurred in connection with any investigation, claim, action, suit or proceeding to which any such officer or director is a party by reason of any action or inaction in his capacity as an officer or director of the registrant or by reason of the fact that the officer or director is or was serving as a director, officer, employee, agent or fiduciary of the registrant, or of any of its subsidiaries or divisions, or is or was serving at the registrant’s request as its representative with respect to another entity, subject to limitations imposed by applicable law. The registrant will not indemnify such officer or director, however, for expenses and the payment of profits arising from the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

The effect of these provisions would be to permit indemnification by the registrant of, among other liabilities, liabilities arising under the Securities Act of 1933, or the Securities Exchange Act of 1934.

ITEM 15.	Recent Sales of Unregistered Securities

In the three years prior to the filing of this registration statement, the registrant issued the following unregistered securities:

On July 16, 2004, the registrant acquired all of the issued and outstanding capital stock of Spectra-Physics, Inc. and certain related entities from Thermo Electron Corporation (“Thermo”) pursuant to a Stock Purchase Agreement dated May 28, 2004 among the registrant, Thermo and certain other related parties (the “Stock Purchase Agreement”). As part of the consideration under the Stock Purchase Agreement, the registrant issued 3,220,300 shares of its common stock to Thermo Electron Corporation. The registrant did not employ any underwriters, brokers or finders in connection with such transaction. The securities were issued pursuant to an exemption from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. Thermo represented to the registrant its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any public distribution thereof, and represented to the registrant that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Appropriate legends were affixed to the instruments representing such securities.

On February 15, 2002, the registrant acquired all of the issued and outstanding capital stock of Micro Robotics Systems, Inc., a Massachusetts corporation (“MRSI”) pursuant to an Agreement and Plan of Merger, dated January 22, 2002, among the registrant, Magnesium Acquisition Corp., a Massachusetts corporation, and MRSI. As part of the consideration under the Merger Agreement, the registrant issued an aggregate of 997,284 shares of our common stock to the former stockholders of MRSI. The registrant did not employ any underwriters, brokers or finders in connection with such transaction. The securities were issued pursuant to an exemption from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. Each recipient of securities in such transaction represented to the registrant his or her intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and his or her ability to bear the economic risk of the investment in the securities, and appropriate legends were affixed to the instruments representing such securities. All recipients were provided adequate access to information about the registrant.

ITEM 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Exhibit
2.1	Stock Purchase Agreement dated May 28, 2004 by and among the Registrant, Thermo Electron Corporation and other related parties (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on June 17, 2004).

3.1	Restated Articles of Incorporation of the Registrant filed November 19, 1987 (incorporated by reference to exhibit in the Registrant’s 1987 Proxy Statement).

3.2	Certificate of Amendment to Articles of Incorporation of the Registrant, as filed May 30, 2000 (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-3, No. 333-40878, filed with the Securities and Exchange Commission on July 6, 2000).

3.3	Certificate of Amendment to Articles of Incorporation of the Registrant, as filed June 26, 2001 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

3.4	Restated Bylaws of the Registrant, as amended to date (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended July 31, 1992).

4.1	Stockholder Agreement dated July 16, 2004 by and between the Registrant and Thermo Electron Corporation (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 20, 2004).

5.1†	Opinion of Stradling Yocca Carlson & Rauth, Professional Corporation.

10.1	Lease Agreement dated March 27, 1991, as amended, pertaining to premises located in Irvine, California (incorporated by reference to Exhibit 10.1 of the Registrant’s Annual Report on Form 10-K for the year ended July 31, 1992).

Exhibit Number	Description of Exhibit
10.2	First Amendment to Lease dated January 31, 2002, between the Registrant and IRP Muller Associates, LLC pertaining to premises located in Irvine, California (incorporated by reference to Exhibit 10.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.3	Second Amendment to Lease dated September 28, 2004, between the Registrant and BCSD Properties, L.P. pertaining to premises located in Irvine, California (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2004).

10.4	Lease Agreement dated November 1, 2000, between the Registrant and Arden Realty Limited Partnership pertaining to premises located in Santa Ana, California (incorporated by reference to Exhibit 10.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).

10.5	First Amendment to Lease dated May 23, 2001, between the Registrant and Arden Realty Limited Partnership pertaining to premises located in Santa Ana, California (incorporated by reference to Exhibit 10.4 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.6	Second Amendment to Lease dated November 5, 2003, between the Registrant and Arden Realty Limited Partnership pertaining to premises located in Santa Ana, California (incorporated by reference to Exhibit 10.5 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.7	1992 Stock Incentive Plan (incorporated by reference to exhibit in the Registrant’s 1992 Proxy Statement).

10.8	1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).

10.9	Amendment to 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-3, No. 333-40878, filed with the Securities and Exchange Commission on July 6, 2000).

10.10	2001 Stock Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed on April 27, 2001).

10.11	Form of Nonqualified Stock Option Agreement under the 2001 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.9 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).

10.12	Form of Incentive Stock Option Agreement under the 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).

10.13	Form of Restricted Stock Agreement under Registrant’s 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2004).

10.14	Form of Nonqualified Stock Option Agreement between the Registrant and each of the former optionholders of Micro Robotics Systems, Inc. (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8, File No. 333-86268, filed with the Securities and Exchange Commission on April 15, 2002).

10.15	Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 18, 2003).

Exhibit Number	Description of Exhibit
10.16	Form of Severance Compensation Agreement between the Registrant and certain of its executive officers (incorporated by reference to Exhibit 10.14 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.17	Severance Compensation Agreement dated as of January 1, 2004, between the Registrant and Robert G. Deuster, Chairman and Chief Executive Officer (incorporated by reference to Exhibit 10.15 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.18	Severance Compensation Agreement dated as of January 1, 2004, between the Registrant and Robert J. Phillippy, President and Chief Operating Officer (incorporated by reference to Exhibit 10.16 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.19	Form of Offer Letter dated July 16, 2004, executed by the Registrant and certain of its executive officers in connection with the Registrant’s acquisition of Spectra-Physics, Inc. (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2004).

10.20	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

10.21	Business Loan Agreement dated September 25, 2002, by and between the Registrant and Bank of America, N.A. (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

10.22	Promissory Note dated September 25, 2002, payable by the Registrant to Bank of America, N.A. (incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

10.23	Commercial Pledge Agreement dated September 25, 2002, by and between the Registrant and Bank of America, N.A. (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

10.24	Amendment No. 1 to Loan Documents dated August 21, 2003, between the Registrant and Bank of America, N.A. (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

10.25	Amendment No. 2 to Loan Documents dated October 27, 2003, between the Registrant and Bank of America, N.A. (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

10.26	Amendment No. 3 to Loan Documents dated November 30, 2004, between the Registrant and Bank of America, N.A. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2004).

10.27	Subordinated Promissory Note dated July 16, 2004 payable by the Registrant to Thermo Electron Corporation (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 20, 2004).

21.1	Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended January 1, 2005).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

Exhibit Number	Description of Exhibit
23.3†	Consent of Stradling Yocca Carlson & Rauth, Professional Corporation (included in Exhibit 5.1).

24.1†	Power of Attorney (see page II-7 to Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 30, 2005).

†	Previously filed with Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 30, 2005.

(b) Financial Statement Schedules

Schedule II – Consolidated valuation accounts (see page F-43 to this Registration Statement on Form S-1).

Other financial statement schedules have been omitted because they are inapplicable or not required or because the information is included elsewhere in the registrant’s consolidated financial statements and the related notes.

ITEM 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 13th day of June 2005.

NEWPORT CORPORATION

By:	/s/ ROBERT G. DEUSTER
Robert G. Deuster
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ ROBERT G. DEUSTER Robert G. Deuster	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 13, 2005

/s/ CHARLES F. CARGILE Charles F. Cargile	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	June 13, 2005

/s/ DANIEL E. DELLA FLORA Daniel E. Della Flora	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	June 13, 2005

* R. Jack Aplin	Director	June 13, 2005

* Robert L. Guyett	Director	June 13, 2005

* Michael T. O’Neill	Director	June 13, 2005

* C. Kumar N. Patel	Director	June 13, 2005

* Kenneth F. Potashner	Director	June 13, 2005

* Richard E. Schmidt	Director	June 13, 2005

* Peter J. Simone	Director	June 13, 2005

*By:	/s/ ROBERT G. DEUSTER Robert G. Deuster, Attorney-in-Fact	June 13, 2005

Exhibit Index

Exhibit Number	Description of Exhibit
2.1	Stock Purchase Agreement dated May 28, 2004 by and among the Registrant, Thermo Electron Corporation and other related parties (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on June 17, 2004).

3.1	Restated Articles of Incorporation of the Registrant filed November 19, 1987 (incorporated by reference to exhibit in the Registrant’s 1987 Proxy Statement).

3.2	Certificate of Amendment to Articles of Incorporation of the Registrant, as filed May 30, 2000 (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-3, No. 333-40878, filed with the Securities and Exchange Commission on July 6, 2000).

3.3	Certificate of Amendment to Articles of Incorporation of the Registrant, as filed June 26, 2001 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

3.4	Restated Bylaws of the Registrant, as amended to date (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended July 31, 1992).

4.1	Stockholder Agreement dated July 16, 2004 by and between the Registrant and Thermo Electron Corporation (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 20, 2004).

5.1†	Opinion of Stradling Yocca Carlson & Rauth, Professional Corporation.

10.1	Lease Agreement dated March 27, 1991, as amended, pertaining to premises located in Irvine, California (incorporated by reference to Exhibit 10.1 of the Registrant’s Annual Report on Form 10-K for the year ended July 31, 1992).

10.2	First Amendment to Lease dated January 31, 2002, between the Registrant and IRP Muller Associates, LLC pertaining to premises located in Irvine, California (incorporated by reference to Exhibit 10.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.3	Second Amendment to Lease dated September 28, 2004, between the Registrant and BCSD Properties, L.P. pertaining to premises located in Irvine, California (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2004).

10.4	Lease Agreement dated November 1, 2000, between the Registrant and Arden Realty Limited Partnership pertaining to premises located in Santa Ana, California (incorporated by reference to Exhibit 10.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).

10.5	First Amendment to Lease dated May 23, 2001, between the Registrant and Arden Realty Limited Partnership pertaining to premises located in Santa Ana, California (incorporated by reference to Exhibit 10.4 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.6	Second Amendment to Lease dated November 5, 2003, between the Registrant and Arden Realty Limited Partnership pertaining to premises located in Santa Ana, California (incorporated by reference to Exhibit 10.5 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.7	1992 Stock Incentive Plan (incorporated by reference to exhibit in the Registrant’s 1992 Proxy Statement).

10.8	1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).

Exhibit Number	Description of Exhibit
10.9	Amendment to 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-3, No. 333-40878, filed with the Securities and Exchange Commission on July 6, 2000).

10.10	2001 Stock Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed on April 27, 2001).

10.11	Form of Nonqualified Stock Option Agreement under the 2001 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.9 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).

10.12	Form of Incentive Stock Option Agreement under the 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).

10.13	Form of Restricted Stock Agreement under Registrant’s 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2004).

10.14	Form of Nonqualified Stock Option Agreement between the Registrant and each of the former optionholders of Micro Robotics Systems, Inc. (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8, File No. 333-86268, filed with the Securities and Exchange Commission on April 15, 2002).

10.15	Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 18, 2003).

10.16	Form of Severance Compensation Agreement between the Registrant and certain of its executive officers (incorporated by reference to Exhibit 10.14 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.17	Severance Compensation Agreement dated as of January 1, 2004, between the Registrant and Robert G. Deuster, Chairman and Chief Executive Officer (incorporated by reference to Exhibit 10.15 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.18	Severance Compensation Agreement dated as of January 1, 2004, between the Registrant and Robert J. Phillippy, President and Chief Operating Officer (incorporated by reference to Exhibit 10.16 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.19	Form of Offer Letter dated July 16, 2004, executed by the Registrant and certain of its executive officers in connection with the Registrant’s acquisition of Spectra-Physics, Inc. (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2004).

10.20	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

10.21	Business Loan Agreement dated September 25, 2002, by and between the Registrant and Bank of America, N.A. (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

10.22	Promissory Note dated September 25, 2002, payable by the Registrant to Bank of America, N.A. (incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

10.23	Commercial Pledge Agreement dated September 25, 2002, by and between the Registrant and Bank of America, N.A. (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

Exhibit Number	Description of Exhibit
10.24	Amendment No. 1 to Loan Documents dated August 21, 2003, between the Registrant and Bank of America, N.A. (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

10.25	Amendment No. 2 to Loan Documents dated October 27, 2003, between the Registrant and Bank of America, N.A. (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

10.26	Amendment No. 3 to Loan Documents dated November 30, 2004, between the Registrant and Bank of America, N.A. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2004).

10.27	Subordinated Promissory Note dated July 16, 2004 payable by the Registrant to Thermo Electron Corporation (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 20, 2004).

21.1	Subsidiaries of Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended January 1, 2005).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3†	Consent of Stradling Yocca Carlson & Rauth, Professional Corporation (included in Exhibit 5.1).

24.1†	Power of Attorney (see page II-7 to Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 30, 2005).

†	Previously filed with Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 30, 2005.